PROSPECTUS

Filed pursuant to Rule 424(b)(4)

Registration No. 333-237507

1,766,700 Shares
Common Stock

Harbor Custom Development, Inc.

This is a firm commitment initial public offering of shares of common stock of Harbor Custom Development, Inc. Prior to this offering, there has been no public market for our common stock. The initial public offering price is $6.00 per share.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “HCDI.”

In addition, we have registered an aggregate of 535,765 shares of our common stock for resale by certain selling stockholders by means of the Selling Stockholder Prospectus. While the selling stockholder has expressed an intent not to sell the shares of common stock registered pursuant to the Selling Stockholder Prospectus concurrently with the initial public offering, sales of the shares of our common stock registered in this prospectus and the Selling Stockholder Prospectus may result in two offerings taking place concurrently which might affect price, demand, and liquidity of our common stock.

We are an “emerging growth company” under the federal securities laws and have elected to comply with certain reduced public company reporting requirements. (See “Prospectus Summary—Implications of Being an Emerging Growth Company.”)

Investing in our common stock is involves a high degree of risk. (See “Risk Factors” beginning on page 8.)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total (2)
Initial public offering price	$6.00	$10,600,200
Underwriting discounts and commissions(1)	$0.42	$742,014
Proceeds to us, before expenses	$5.58	$9,858,186

(1)	Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 1.0% of the initial public offering price (excluding proceeds received from exercise of the underwriters’ over-allotment option) payable to the representative of the underwriters in this offering. (See “Underwriting.”)
(2)	Assumes no exercise of the underwriters’ over-allotment option to purchase shares of our common stock we granted to the underwriters described below.

We have agreed to issue to the representative of the underwriters warrants to purchase up to an aggregate of 88,335 shares of our common stock, with an exercise price equal to $7.50. The representative’s warrants will be exercisable for a four-year period beginning on the date that is one-year from the effective date of this offering. (See “Underwriting.”)

We have granted a 45-day option to the underwriters to purchase up to 265,005 additional shares of common stock solely to cover over-allotments, if any.

The underwriters expect to deliver the shares to purchasers on or about September 1, 2020.

Sole Book-Running Manager

ThinkEquity

a division of Fordham Financial Management, Inc.

Co-Manager

Aegis Capital Corp.

The date of this prospectus is August 28, 2020

HARBOR
Custom Development, Inc

Seattle & Tacoma Area Home Builder

Our team is dedicated to building top quality homes in communities which offer buyers new home plans that fit their family size and lifestyle. Through innovative outdoor living design, embracing new technologies and teamwork, Harbor Custom Homes is committed to building style that benefits our customers, employees and residential communities.

Where We Build

Allyn | Bainbridge Island | Bremerton | Central Kitsap | Gig Harbor

SOLD OUT!

Battle Point
Bainbridge Island, WA
Price Range: $1,800,000 - $3,900,000
SQFT Range: 4,500 - 5,600
Bainbridge Island School District
VISIT COMMUNITY →

COMING SOON!

Lakeland Village
Allyn, WA
North Mason School District
VISIT COMMUNITY →

SOLD OUT!

New Brooklyn
Bainbridge Island, WA
Bainbridge Island School District
VISIT COMMUNITY →

Port Washington Park
Bremerton, WA
Price Range: $539,950 - $550,000
SQFT Range: 2,057 - 2,593
Bremerton School District
VISIT COMMUNITY →

Shoreline
Poulsbo
Suquamish
Bangor
Silverdale
Seattle
Burien
Vashon
SEA
Des Moines
Grapeview
Artondale
Federal Way
Tacoma
University Place
Fife
Edgewood

Soundview Estates - Phases 1 & 2 Finished Lots
Bremerton, WA

Soundview Estates - Phase 3 Site Work - Bremerton, WA

Port Washington Park - View Homes, Bremerton, WA

Battle Point - Waterfront Home - Bainbridge Island, WA

Saylor View Estates - Finished & Sold Homes
Gig Harbor, WA

Valley View Estates - Finished & Sold Homes
Kitsap County, WA

Battle Point - Kitchen - Bainbridge Island, WA

Saylor View Estates - Great Room - Gig Harbor, WA

ABOUT THIS PROSPECTUS

As used in this prospectus, unless the context otherwise requires or indicates, references to “the Company,” “we,” “our,” “ourselves,” and “us” refer to Harbor Custom Development, Inc. and its subsidiaries and affiliates, formerly known as Harbor Custom Homes, Inc., and including our predecessor, Harbor Custom Homes, LLC; and references to “Harbor LLC” or “our predecessor” refer to Harbor Custom Homes, LLC and (except for financial statement information, except as otherwise noted) its predecessors and affiliates.

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. Neither we nor the underwriter have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different, or inconsistent information, you should not rely on it. We and the underwriter take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The selling stockholder is offering to sell and seeking offers to buy our common stock only in jurisdictions where offers and sales are permitted. We and the underwriter are not making an offer of these securities in any state, country, or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common stock. Our business, financial condition, results of operations and cash flows may have changed since the date of the applicable document.

This prospectus describes the specific details regarding this offering and the terms and conditions of our common stock being offered hereby and the risks of investing in our common stock. For additional information, please see the section entitled “Where You Can Find More Information.”

You should not interpret the contents of this prospectus or any free writing prospectus to be legal, tax advice, business, or financial advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial, and other issues that you should consider before investing in our common stock.

Unless otherwise stated, all information in this prospectus assumes that the underwriters have not exercised their option to purchase additional shares of common stock.

i

MARKET AND INDUSTRY DATA

This prospectus includes industry and trade association data, forecasts, and information that we have prepared based, in part, upon data, forecasts, and information obtained from independent trade associations, industry publications and surveys, government agencies, and other independent information publicly available to us. Statements as to our market position are based on market data currently available to us. Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Although we believe these sources are reliable, we have not independently verified the information obtained from these sources. Some data is also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources.

We believe our internal research is reliable, even though such research has not been verified by any independent sources. While we are not aware of any misstatements regarding our industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

In addition, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus. Trademarks used in this prospectus are the property of their respective owners, although for presentational convenience we may not use the ® or the ™ symbols to identify such trademarks. In addition, certain market and industry data has been obtained from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but that the accuracy and completeness of the information are not guaranteed. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

ii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, including, in particular, the “Risk Factors” section of this prospectus.

Our Company

We are a real estate development company involved in all aspects of the land development cycle including, land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. We have active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, and Allyn in the state of Washington. Our business strategy is focused on the acquisition of land to develop property for the construction and sale of residential lots, home communities, and multi-family properties within a 30 to 60-minute commute to the Seattle metro employment corridor and our planned entry into other similar markets in the United States.

Our product and service portfolios provide value by offering highly coveted developed residential properties to public national builders and providing affordable new homes to single family buyers through an on-demand supply of commuter oriented single-family lots with flexible and customizable contemporary home plans. In addition, our ability to acquire and develop single and multi-family rental properties that can be held by us or sold to regional and national companies further strengthens our product offering. With over $5,000,000 worth of heavy equipment, our development infrastructure division can efficiently create a diverse range of residential communities and improved lots in a cost-effective manner. The equipment is primarily used for land clearing, public and private road improvements, installation of wet utilities such as sewer, water, and storm sewer lines in addition to construction of dry utilities lines for power, gas, phone, and cable service providers.  We believe that the wide variety of lots, home plans, and finishing options coupled with a historic low inventory of residential and multi-family housing in our principal geographic area and our targeted areas for expansion provide us with a balanced portfolio and an opportunity to increase our overall market share. For the year ended December 31, 2019, our total revenues were $30,953,500 and for the six months ended June 30, 2020, our revenues were $18,270,800 and our back log of fully executed contracts for the sale of developed residential lots and single-family homes was approximately $20,599,700.

As of the date of this prospectus, we owned and controlled five Western Washington residential communities containing over 350 lots in various stages of development. We seek to maximize our return on capital and reduce our risk exposure associated with holding land inventories by developing projects both for our single and multi-family lot inventory and for the sale of permitted or developed lots to regional and national builders. To further reduce our exposure, we focus on projects with targeted life cycles of approximately 24 to 36 months from the beginning of construction of the first home to close out of the community.

In February 2020, we entered into an agreement with Olympic Views, LLC (“Olympic”) for the purchase of 98 residential lots in Bremerton, Washington for $3,430,000 (the “Olympic Acquisition”). The closing of the Olympic Acquisition is contingent upon the completion of this offering and we intend to use a portion of the proceeds to pay the purchase price. Sterling Griffin, our Chief Executive Officer and President, owns 50% of Olympic, and as a result, Mr. Griffin has an interest in the purchase price for the Olympic Acquisition being paid.

The core of our business plan is to acquire and develop land strategically, based on our understanding of population growth patterns, entitlement restrictions, and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. We believe that these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth.

1

As part of our operational strategy, we plan to develop or acquire technology platforms that will provide for both the efficient sourcing of subcontractors and suppliers and increase the distribution and sale of our single and multi-family residential lots and home product inventory across all mediums.

Our business strategy is focused on land acquisition for single and multi-family residential development, including: entitlements, construction, marketing, sale, and management of residential housing in Western Washington’s Puget Sound region with a plan to expand into other similarly situated commuter markets in the United States. In addition, our ability to offer permitted and developed lots to third parties differentiates us from our competition and provides us with a source of revenue that is not tied to home sales.

Our strategy is driven by the following: (i) to provide superior quality and homeowner experience and service; (ii) expansion into new and complementary markets; (iii) adherence to our core operating principles to drive consistent long-term performance; and (iv) focus on efficient operations.

We have been operating in Western Washington’s Puget Sound region since our founding in 2014.

Summary Risk Factors

An investment in the shares of our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under “Risk Factors” in this prospectus before investing in our common stock.

●	Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

●	Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

●	If homebuyers are not able to obtain suitable financing, our results of operations may decline.

●	Difficulty in obtaining sufficient capital could result in an inability to acquire land for our developments or increased costs and delays in the completion of development projects.

●	Our operating performance is subject to risks associated with the real estate industry.

●	Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.

●	We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements available to emerging growth companies, our common stock may be less attractive to investors.

●	There is currently no public market for shares of our common stock. If and when we achieve listing on an exchange, our common stock prices may be volatile and could decline substantially following this offering.

●	The extent to which the COVID-19 pandemic impacts our results and operations will depend on future developments that are highly uncertain and cannot be predicted.

2

Corporate Information

We were formed as a Washington limited liability company in February 2014, and we converted into a Washington corporation pursuant to the Washington Business Corporation Act (the “WBCA”) effective October 1, 2018. We changed our name from Harbor Custom Homes, Inc. to Harbor Custom Development, Inc. on August 1, 2019. We own the registered trademark of “Harbor Custom Homes” in the United States.

Our principal executive offices are located at 11505 Burnham Dr. Suite 301, Gig Harbor, Washington 98332. Our main telephone number is (253) 649-0636. Our website is www.harborcustomdev.com. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include, among other matters:

●	an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

●	an exemption from the auditor attestation requirement in the assessment of the emerging growth company’s internal control over financial reporting;

●	an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

●	reduced disclosure about the emerging growth company’s executive compensation arrangements; and

●	no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.07 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700,000,000 as of the end of the second quarter of that fiscal year.

Reverse Stock Split

Our board of directors and shareholders approved a 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020. The reverse split combined each 2.22 shares of our outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share. All references to common stock, options to purchase common stock, restricted stock, share data, per share data, and related information, as applicable have been adjusted in this prospectus to reflect the split of our common stock as if it had occurred at the beginning of the earliest period presented.

3

THE OFFERING

Common stock offered by us	1,766,700 shares.

Common stock to be outstanding after this offering	5,363,043 shares.

Over-allotment option

We have granted the underwriters the option to purchase up to an additional 265,005 shares of our common stock at the initial offering price, less any underwriting discounts and commissions, to cover over-allotments, if any, for a period of 45 days from the date of this prospectus.

Use of proceeds

We expect to receive net proceeds from this offering of approximately $8,908,186, or approximately $10,386,914 if the underwriters exercise in full their over-allotment option to purchase up to 265,005 additional shares of our common stock, after deducting the underwriting discounts and commissions and the estimated offering expenses of approximately $950,000 payable by us. We intend to use the net proceeds from this offering for land acquisition and development, debt reduction, director’s and officer’s insurance, and working capital. (See “Use of Proceeds.”)

Dividend policy	We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. (See “Dividend Policy.”)

Controlled Company

Upon completion of this offering (assuming the underwriters do not exercise the over-allotment option in full), our founder, Chief Executive Officer, President, and Chairman of our board of directors, will control more than 50% of the voting power of our outstanding common stock. As a result, we would be a “controlled company” within the meaning of the listing rules of The Nasdaq Stock Market LLC, or the Nasdaq rules. Under these standards, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance standards. (See “Management.”)

Risk factors	Investing in our common stock involves a high degree of risk. (See “Risk Factors.”)

Stock exchange symbol	Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “HCDI.”

Except as otherwise indicated, all information in this prospectus is based on 3,596,343 shares outstanding as of the date of this prospectus, and:

●	reflects a 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020;
●

includes 82,826 shares of our common stock issued to Olympic as a result of the conversion of debt owed to Olympic in the amount of $496,956 into shares of our common stock at a per share value equal to the public offering price per share in this offering of $6.00, which conversion occurred immediately following the determination of the actual public offering price per share of the common stock to be sold in this offering;

●	assumes no exercise of the underwriter’s over-allotment option to purchase up to an additional 265,005 shares of our common stock;
●	Excludes 88,335 shares of our common stock issuable upon the exercise of the warrants to be issued to the representative of the underwriters upon closing of this offering;
●

excludes 675,676 shares of our common stock reserved for future issuance in connection with awards under our 2018 Incentive and Nonstatutory Stock Option Plan (our “2018 Equity Incentive Plan”) (pursuant to which we have issued to our employees, officers, and directors options exercisable for 262,172 shares of common stock as of the date of this prospectus); and

●	excludes 22,524 shares of our common stock issuable upon the exercise of outstanding warrants.

(See “Description of Capital Stock.”)

4

SUMMARY FINANCIAL DATA

The following sets forth a summary of our selected historical consolidated financial data for the periods and as of the dates indicated. You should read this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and the related notes included elsewhere in this prospectus. The summary selected historical consolidated financial data as of and for the years ended December 31, 2019 and 2018 are derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The summary selected historical consolidated financial data as of and for the six months ended June 30, 2020 and 2019, have been derived from our unaudited historical consolidated financial statements, which are included elsewhere in this prospectus, and which have been rounded to the nearest hundred unless otherwise noted.

	Six Months Ended June 30,		Year Ended December 31,
				(As restated)
	2020	2019	2019	2018
	(unaudited)		(audited)
Consolidated Statements of Operations Data:
Revenue	$18,270,800	$10,954,100	$30,953,500	$5,730,300
Cost of Sales	17,264,200	10,179,900	27,645,100	4,936,700
Gross profit	1,006,600	774,200	3,308,400	793,600
Selling and general administrative	2,311,700	1,824,900	3,466,800	2,765,900
Operating loss	(1,305,100)	(1,050,700)	(158,400)	(1,972,300)
Other income (expense)	(92,800)	(12,700)	(279,200)	1,131,200
Loss before taxes	(1,397,900)	(1,063,400)	(437,600)	(841,100)
Income tax benefit (expense)	(10,100)	-	634,600	(517,800)
Net income (loss)	$(1,408,000)	$(1,063,400)	$197,000	$(1,358,900)
Income (loss) attributable to common shareholders	$(1,183,100)	$(1,114,600)	$235,600	$(1,390,400)
Basic and diluted earnings (loss) per share	$(0.34)	$(0.32)	$0.07	$(0.40)

5

	As of June 30, 2020
	Actual	As Adjusted for the Offering	Pro Forma As Adjusted(1)
Selected Balance Sheet Data (end of period):
Cash	$332,800	$9,240,986	$8,178,986
Real Estate	27,903,000	27,903,000	27,903,000
Total assets	35,124,900	44,033,086	42,971,086
Total debt	31,912,900	31,470,900	30,408,900
Total liabilities	37,756,700	37,259,700	36,197,700
Total equity (deficit)	(2,631,800)	6,773,386	6,773,386

	Six Months Ended June 30,		Years Ended December 31,
	(unaudited)			(As Restated)
	2020	2019	2019	2018
Other Financial Data:
EBITDA(2)	$(244,300)	$(267,300)	$1,513,900	$129,600

(1)	Pro forma as adjusted reflects the use of a $1,062,000 reduction of high interest rate debt out of offering proceeds. (See “Use of Proceeds” for details on debt reduction.)

(2)	EBITDA represents net income attributable to us before interest, taxes, depreciation, and amortization. We believe that the presentation of EBITDA included in this prospectus provides useful information to investors with which to analyze our operating trends and performance. In addition, we believe that EBITDA is frequently used by securities analysts, investors, and other interested parties in their evaluation of companies, many of which present EBITDA measures when reporting their results. EBITDA is not a measurement of financial performance under United States generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income as a measure of performance or to net cash flows provided by (used in) operations as a measure of liquidity.

6

A reconciliation of net income to EBITDA for the periods presented is as follows:

	Six Months Ended June 30,		Year Ended December 31,
				(As Restated)
	2020	2019	2019	2018
	(unaudited)		(audited)
Net loss	$(1,408,000)	$(1,063,400)	$197,000	$(1,358,900)
Income tax expense (benefit)	10,100	-	(634,600)	517,800
Interest amortized to cost of homes closing(1)	648,800	523,800	1,012,100	643,000
Interest expense	90,300	85,100	358,300	117,700
Depreciation and amortization	414,500	187,200	581,100	210,000

EBITDA	(244,300)	(267,300)	1,513,900	129,600

(1)	Interest previously capitalized on real estate construction loans that is expensed as part of cost of goods sold when lot/home is sold.

In addition, other companies may define EBITDA differently and, as a result, our measures of EBITDA may not be directly comparable to EBITDA of other companies. Furthermore, EBITDA has limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

●	EBITDA does not reflect our cash expenditures, future requirements for capital expenditures, or contractual commitments;

●	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

●	EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our outstanding debt;

●	EBITDA does not reflect any provisions for income taxes, which may vary significantly from period to period;

●	Non-cash compensation is, and will remain, a key element of our overall long-term incentive compensation package, although we exclude it as an expense when evaluating ongoing operating performance for a particular period;

●	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements; and

●	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

7

RISK FACTORS

An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected, in which case the trading price of our common stock could decline significantly, and you could lose all or part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled “Cautionary Note Concerning Forward-Looking Statements.”

Risks Related to Our Business

Adverse changes in general economic conditions could reduce the demand for homes and, as a result, could have a material adverse effect on us.

The residential homebuilding industry is cyclical and is highly sensitive to changes in local and general economic conditions that are outside our control, including:

●	the availability of financing for acquisitions;

●	the availability of construction and permanent mortgages;

●	the supply of developable land in our markets;

●	consumer confidence and income generally and the confidence and income of potential homebuyers in particular;

●	levels of employment, job and personal income growth, and household debt-to-income levels;

●	the availability of financing for homebuyers;

●	private and federal mortgage financing programs and federal, state, and local regulation of lending practices;

●	short- and long-term interest rates;

●	federal and state income tax provisions, including provisions for the deduction of mortgage interest payments;

●	real estate taxes;

●	inflation;

●	the ability of existing homeowners to sell their existing homes at prices that are acceptable to them;

8

●	housing demand from population growth and demographic changes (including immigration levels and trends in urban and suburban migration);

●	the supply of new or existing homes and other housing alternatives, such as apartments and other residential rental property; and

●	U.S. and global financial system and credit markets, including stock market and credit market volatility.

Economic conditions in the U.S. housing market continue to be characterized by levels of uncertainty. Since early 2006, the U.S. housing market has been negatively impacted by declining consumer confidence, restrictive mortgage standards, and large supplies of foreclosures, resales, and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, increases in the rate of inflation, and uncertainty in the U.S. economy, these conditions have contributed to decreased demand for housing, declining sales prices, and increasing pricing pressure. In the event that these economic and business trends continue or decline further, we could experience declines in the market value of our inventory and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

The health of the residential homebuilding industry may also be significantly affected by “shadow inventory” levels. “Shadow inventory” refers to the number of homes with a mortgage that are in some form of distress but that have not yet been listed for sale. Shadow inventory can occur when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. They may choose to do so because of regulations and foreclosure moratoriums, because of the additional costs and resources required to process and sell foreclosed properties, or because they want to avoid depressing housing prices further by putting many distressed properties up for sale at the same time. A significant shadow inventory in our markets could, were it to be released into our markets, adversely impact home prices and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

In addition, an important segment of our customer base consists of first-time and second-time move-up buyers, who often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to buyers to compete for sales that may result in reduced margins.

Our long-term growth depends upon our ability to successfully identify and acquire desirable land parcels for residential build-out.

Our future growth depends upon our ability to successfully identify and acquire attractive land parcels for development of our single-family homes at reasonable prices and with terms that meet our underwriting criteria. Our ability to acquire land parcels for new single-family homes may be adversely affected by changes in the general availability of land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning, and other market conditions. If the supply of land parcels appropriate for development of single-family homes is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels under option contracts. To the extent that we are unable to purchase land parcels timely or enter into new contracts for the purchase of land parcels at reasonable prices, our home sales revenue and results of operations could be negatively impacted.

9

Our geographic concentration could materially and adversely affect us if the homebuilding industry in our current markets should decline.

Our business strategy is focused on the design, construction, and sale of single-family homes in Western Washington’s Puget Sound region. We plan to expand into the commuter communities serving other regions in the United States following high-technology job growth. Such markets may include Portland, Oregon and Denver, Colorado. Because our operations are concentrated in these areas, a prolonged economic downturn in one or more of these areas, particularly within Western Washington, Oregon, or Colorado, could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations, and a disproportionately greater impact on us than other homebuilders with more diversified operations. For the fiscal years ended December 31, 2018 and 2019, we generated all of our revenues from our real estate inventory in Washington.

Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us.

In the United States, the unemployment rate was 10.2% as of the end of July 2020, according to the U.S. Bureau of Labor Statistics (the “BLS”). However, due to the recent COVID-19 pandemic, the unemployment rate is expected to rise at a level that is uncertain at this time. People who are not employed, are underemployed, or are concerned about the loss of their jobs are less likely to purchase new homes, may be forced to try to sell the homes they own, and may face difficulties in making required mortgage payments. Therefore, any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us both by reducing demand for the homes we build and by increasing the supply of homes for sale.

If homebuyers are not able to obtain suitable financing, our results of operations may decline.

A substantial majority of our homebuyers finance their home purchases through lenders that provide mortgage financing. The availability of mortgage credit remains constrained in the United States, due in part to lower mortgage valuations on properties, various regulatory changes, and lower risk appetite by lenders, with many lenders requiring increased levels of financial qualification, lending lower multiples of income, and requiring greater deposits. First-time homebuyers are generally more affected by the availability of financing than other potential homebuyers. These buyers are an important source of our demand. A limited availability of home mortgage financing may adversely affect the volume of our home sales and the sales prices we achieve in the United States.

10

During the recent past, the mortgage lending industry in the United States has experienced significant instability, beginning with increased defaults on subprime loans and other nonconforming loans and compounded by expectations of increasing interest payment requirements and further defaults. This in turn resulted in a decline in the market value of many mortgage loans and related securities. In response, lenders, regulators, and others questioned the adequacy of lending standards and other credit requirements for several loan products and programs offered in recent years. Credit requirements have tightened, and investor demand for mortgage loans and mortgage-backed securities has declined. The deterioration in credit quality during the downturn had caused almost all lenders to stop offering subprime mortgages and most other loan products that were not eligible for sale to the Federal National Mortgage Association (“Fannie Mae”) or Federal Home Loan Mortgage Corporation (“Freddie Mac”), or loans that did not conform to Fannie Mae, Freddie Mac, the Federal Housing Administration (the “FHA”) or the Veterans Administration (the “VA”) requirements. Fewer loan products, tighter loan qualifications and a reduced willingness of lenders to make loans may continue to make it more difficult for certain buyers to finance the purchase of our homes. These factors may reduce the pool of qualified homebuyers and make it more difficult to sell to first-time and move-up buyers who have historically made up a substantial part of our customers. Reductions in demand adversely affected our business and financial results during the downturn, and the duration and severity of some of their effects remain uncertain. The liquidity provided by Fannie Mae and Freddie Mac to the mortgage industry has been very important to the housing market. These entities have required substantial injections of capital from the federal government and may require additional government support in the future. Several federal government officials have proposed changing the nature of the relationship between Fannie Mae and Freddie Mac and the federal government and even nationalizing or eliminating these entities entirely. If Fannie Mae and Freddie Mac were dissolved or if the federal government determined to stop providing liquidity support to the mortgage market, there would be a reduction in the availability of the financing provided by these institutions. Any such reduction would likely have an adverse effect on interest rates, mortgage availability, and our sales of new homes. The FHA insures mortgage loans that generally have lower loan payment requirements and qualification standards compared to conventional guidelines, and as a result, continue to be a particularly important source for financing the sale of our homes. In recent years, lenders have taken a more conservative view of FHA guidelines causing significant tightening of borrower eligibility for approval. Availability of condominium financing and minimum credit score benchmarks have reduced opportunity for those purchasers. In the near future, further restrictions are expected on FHA-insured loans, including limitations on seller-paid closing costs and concessions. This or any other restriction may negatively affect the availability or affordability of FHA financing, which could adversely affect our potential homebuyers’ ability to secure adequate financing and, accordingly, our ability to sell homes in the United States. In addition, changes in federal, state, and local regulatory and fiscal policies aimed at aiding the home buying market (including a repeal of the home mortgage interest tax deduction) may also negatively affect potential homebuyers’ ability to purchase homes.

In January 2013, the Consumer Financial Protection Bureau (the “CFPB”) issued a final rule, effective January 10, 2014, to implement laws requiring mortgage lenders to consider the ability of consumers to repay home loans before extending them credit and imposing minimum qualifications for mortgage borrowers. Also, in January 2013, the CFPB sought comments on related proposed rules that could modify the rules for certain narrowly defined categories of lending programs. These regulations could make it more difficult for some potential buyers to finance home purchases.

Decreases in the availability of credit and increases in the cost of credit adversely affect the ability of homebuyers to obtain or service mortgage debt. Even if potential homebuyers do not themselves need mortgage financing, where potential homebuyers must sell their existing homes in order to buy a new home, increases in mortgage costs, lack of availability of mortgages, and/or regulatory changes could prevent the buyers of potential homebuyers’ existing homes from obtaining a mortgage, which would result in our potential customers’ inability to buy a new home. Similar risks apply to those buyers who are awaiting delivery of their homes and are currently in backlog. The success of homebuilders depends on the ability of potential homebuyers to obtain mortgages for the purchase of homes. If our customers (or potential buyers of our customers’ existing homes) cannot obtain suitable financing, our sales and results of operations could be adversely affected, the price of our common stock may decline, and you could lose a portion of your investment.

11

Interest rate increases or changes in federal lending programs or other regulations could lower demand for our homes, which could materially and adversely affect us.

Most of the purchasers of our homes finance their acquisitions with mortgage financing. Rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, higher down payment requirements, or increased monthly mortgage costs may lead to reduced demand for our homes and mortgage loans. Increased interest rates can also hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. Any of these factors could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including consumer interest rates for such loans, could be adversely affected by a curtailment or cessation of the federal government’s mortgage-related programs or policies. The FHA may continue to impose stricter loan qualification standards, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, and/or limit the number of mortgages it insures. Due to growing federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA, and the VA at present levels, or it may revise significantly the federal government’s participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA- and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, any limitations, restrictions, or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations. Furthermore, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act was signed into law. This legislation provides for a number of new requirements relating to residential mortgages and mortgage lending practices, many of which are to be developed further by implementing rules. These include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk, and remedies for borrowers in foreclosure proceedings. The effect of such provisions on lending institutions will depend on the rules that are ultimately enacted. However, these requirements, as and when implemented, are expected to reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could result in a decline of our home sales, which could materially and adversely affect us.

12

Recent tax law changes that increase the after-tax costs of owning a home could prevent potential customers from buying our homes and adversely affect our business or financial results.

Significant expenses of owning a home, including mortgage interest and real estate taxes, have historically been deductible expenses for an individual’s U.S. federal, and in some cases, state income taxes, subject to various limitations under current tax law and policy. The “Tax Cuts and Jobs Act” which was signed into law in December 2017 includes provisions which impose significant limitations with respect to these income tax deductions. For instance, the annual deduction for real estate taxes and state local income taxes (or sales in lieu of income taxes) is now generally limited to $10,000. Furthermore, through the end of 2025, the deduction for mortgage interest is generally only available with respect to the first $750,000 of a new mortgage and there is no longer a federal deduction for interest on home equity loans. If the U.S. federal government or a state government further changes its income tax laws to further eliminate or substantially limit these income tax deductions, the after-tax cost of owning a new home would further increase for many of our potential customers. The resulting loss or reduction of these homeowner tax deductions that have historically been available has and could further reduce the perceived affordability of homeownership, and therefore the demand for and sales price of new homes, including ours. In addition, increases in property tax rates or fees on developers by local governmental authorities, as experienced in response to reduced federal and state funding or to fund local initiatives, such as funding schools or road improvements, or increases in insurance premiums can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes, and can have an adverse impact on our business and financial results.

Increases in taxes could prevent potential customers from buying our homes and adversely affect our business or financial results.

Increases in property tax rates by local governmental authorities, as experienced in response to reduced federal and state funding, can adversely affect the ability of potential customers to obtain financing or their desire to purchase new homes. Fees imposed on developers to fund schools, open spaces, road improvements and/or provide low and moderate income housing, could increase our costs, and have an adverse effect on our operations. In addition, increases in sales taxes could adversely affect our potential customers who may consider those costs in determining whether to make a new home purchase and decide, as a result, not to purchase one of our homes.

Changes to the population growth rates in certain of the markets in which we operate or plan to operate could affect the demand for homes in these regions.

Slower rates of population growth or population declines in Washington, or other key markets in the United States we plan to enter, especially as compared to the high population growth rates in prior years, could affect the demand for housing, causing home prices in these markets to fall, and adversely affect our plans for growth, business, financial condition, and operating results.

Difficulty in obtaining sufficient capital could result in our inability to acquire land for our developments or increased costs and delays in the completion of development projects.

The homebuilding industry is capital-intensive and requires significant up-front expenditures to acquire land parcels and begin development. If internally generated funds are not sufficient, we may seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings. The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and the lending community may require increased amounts of equity to be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land for our housing developments and/or to develop the housing. Additionally, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees. Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays and any such delay could result in cost increases. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

13

We face potentially substantial risk with respect to our land and lot inventory arising from significant changes in economic or market conditions.

We intend to acquire land parcels for replacement and expansion of land inventory within our current and any new markets. The risks inherent in purchasing and developing land parcels increase as consumer demand for housing decreases. As a result, we may buy and develop land parcels on which homes cannot be profitably built and sold. The market value of land parcels, building lots, and housing inventories can fluctuate significantly as a result of changing market conditions, and the measures we employ to manage inventory risk may not be adequate to insulate our operations from a severe drop in inventory values. When market conditions are such that land values are not appreciating, previously entered into option agreements may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. In addition, inventory carrying costs can be significant and can result in losses in a poorly performing project or market. In the event of significant changes in economic or market conditions, we may have to sell homes at significantly lower margins or at a loss, if we are able to sell them at all.

If we are unable to develop our communities successfully or within expected timeframes, our results of operations could be adversely affected.

Before a community generates any revenues, time and material expenditures are required to acquire land, obtain development approvals, and construct significant portions of project infrastructure, amenities, model homes, and sales facilities. A decline in our ability to develop and market our communities successfully and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business and results of operations and on our ability to service our debt and meet our working capital requirements.

Adverse weather and geological conditions may increase costs, cause project delays, and reduce consumer demand for housing, all of which could materially and adversely affect us.

As a homebuilder, we are subject to numerous risks, many of which are beyond our management’s control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes, and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or materials, which could delay project completion and cause increases in the prices for labor or materials, thereby affecting our sales and profitability. For example, we plan to expand in Colorado, a market which has historically experienced seasonal wildfires, mudslides, and soil subsidence. In addition to directly damaging our projects, wildfires, mudslides, or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

14

There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes, and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, financial condition, and results of operations.

Natural disasters or impacts of a pandemic, such as the recent outbreak of the COVID-19 virus, may negatively impact our financial results.

The recent outbreak in China of the Coronavirus Disease 2019, or COVID-19, which has been declared by the World Health Organization to be a “public health emergency of international concern,” has spread across the globe and is impacting worldwide economic activity. A public health epidemic, including COVID-19, poses the risk that we or our employees, subcontractors, suppliers, and other partners may be prevented from conducting business activities for an indefinite period of time, including due to shutdowns that are requested and/or mandated by governmental authorities. Our primary market and headquarters are located in the state of Washington, where COVID-19 has already been identified.

On March 25, 2020, the Governor of Washington suspended all residential and commercial construction in the State of Washington. On April 24, 2020, the Governor of Washington lifted the moratorium on construction of single-family low-risk construction, subject to certain requirements. The counties in Washington vary in “Phases” from Phase 1 to 3. As of August 11, 2020, all of our projects are located in counties under a Phase 2 or Phase 3 plan. Under Phases 2 and 3, all new construction is allowed, so long as job sites follow state-mandated health and safety plans. We have had to update certain protocols in order to follow all state and local health and safety requirements, including a comprehensive COVID-19 exposure control, mitigation, and recovery plan, a job hazard analysis, including a list of engineering controls and proper Personal Protective Equipment for all jobsite activities that qualify as medium to high risk as defined by the Washington State Department of Labor and Industries. Our employees have undergone extensive training on the aforementioned safety protocols, and our third-party contractors have been informed of applicable law and standards as well. However, the state and local health and safety requirements may change at any time and result in additional cost and expenses to us. Further, the Governor of Washington could roll back the counties we operate in to Phase 1 at any time, where only construction related to prevention of spoilage and those related to public safety and critical infrastructure are allowed, which will impact our timelines and operations. As of the date of this prospectus, we have experienced one supply-chain issue as a result of COVID-19, which was a delay in cabinet deliveries as a result of outbreaks in its cabinet manufacturing facilities.

We are continuing to monitor and assess the effects of the COVID-19 outbreak on our commercial operations, including any potential impact on our revenue in 2020. We may experience impacts from quarantines, market downturns and changes in consumer behavior related to pandemic fears and impacts on our workforce if the virus becomes widespread in any of our markets. We have had employees work remotely for two to four weeks as a result of being sick. Though they did not test positive for COVID-19, we have taken extra precautions and allowed them to work remotely. As of the date of this prospectus, none of our employees are working remotely. However, this may change if there are any other developments, from state and local law, or on a case by case basis. If the COVID-19 pandemic becomes more pronounced in our markets, or if a more significant natural disaster or pandemic were to occur in the future, our operations in areas impacted by such events could experience an adverse financial impact due to market changes. The extent to which the COVID-19 outbreak impacts our results and operations will depend on future developments that are highly uncertain and cannot be predicted, including the ultimate geographic spread of COVID-19, the severity of the virus, the duration of the outbreak, the length of travel restrictions, business closures imposed by the governments of impacted countries, states, and municipalities, and any new information or that may emerge concerning the severity of the virus and the actions to contain its impact.

If we do not qualify for retention or forgiveness of the Paycheck Protection Program loan, our financial condition may be adversely affected.

On April 11, 2020, we entered into a loan agreement with Timberland Bank as the lender under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the United States Small Business Administration (the “SBA”), and subsequently received a loan in the principal amount of $582,800 (the “PPP Loan”) to help sustain our employee payroll costs, rent, and utilities due to the impact of the recent COVID-19 pandemic. We made good faith certifications of our necessity for the PPP Loan, and believe that we are in full compliance with the terms and conditions outlined in the CARES Act. However, as a consequence of post-PPP Loan rulemaking by the SBA, shifting regulatory guidance, and/or other factors, we may be required to return the PPP Loan before its expected maturity date. In addition, we hope to obtain forgiveness of all or a portion of the PPP Loan, as allowed under the CARES Act. As there is still substantial uncertainty about PPP forgiveness qualifications, we make no representations that we will qualify for forgiveness of all or part of the PPP Loan. Due to the incomplete and changing regulations around the PPP, new pronouncements may also change our current compliance status under the law and any potential allowable forgiveness of the PPP Loan amount.

Failure to recruit, retain, and develop highly skilled, competent personnel may have a material adverse effect on our standards of service.

Key employees, including management team members, are fundamental to our ability to obtain, generate, and manage opportunities. Key employees working in the homebuilding and construction industries are highly sought after. Failure to attract and retain such personnel or to ensure that their experience and knowledge is not lost when they leave the business through retirement, redundancy, or otherwise may adversely affect the standards of our service and may have an adverse impact on our business, financial conditions, and operating results. In addition, we do not maintain key person insurance in respect of any member of our senior management team. The loss of any of our management members or key personnel could adversely impact our business, financial condition, and operating results. (See “—Risks Related to Our Organization and Structure—We depend on key personnel,” and “Management.”)

Failure to find suitable subcontractors may have a material adverse effect on our standards of service.

Substantially all of our construction work is done by third-party subcontractors with us acting as the general contractor. Accordingly, the timing and quality of our construction depend on the availability and skill of our subcontractors. The difficult operating environment over the last seven years in the United States has resulted in the failure of some subcontractors’ businesses and may result in further failures. In addition, reduced levels of homebuilding in the United States have led to some skilled tradesmen leaving the industry to take jobs in other sectors. We do not have long-term contractual commitments with any subcontractors, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations.

In the future, certain of the subcontractors engaged by us may be represented by labor unions or subject to collective bargaining arrangements. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain our subcontractors. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

15

Our reliance on contractors can expose us to various liability risks.

We rely on contractors in order to perform the construction of our homes, and in many cases, to select and obtain raw materials. We are exposed to various risks as a result of our reliance on these contractors and their respective subcontractors and suppliers, including the possibility of defects in our homes due to improper practices or materials used by contractors, which may require us to comply with our warranty obligations and/or bring a claim under an insurance policy. For example, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. When we discover these issues, we repair the homes in accordance with our new home warranty and as required by law. We establish warranty and other reserves for the homes we sell based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can, in some instances, be subject to fines or other penalties, and our reputation may be injured.

In addition, several other homebuilders have received inquiries from regulatory agencies concerning whether homebuilders using contractors are deemed to be employers of the employees of such contractors under certain circumstances. Although contractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies reclassify the employees of contractors as employees of homebuilders, homebuilders using contractors could be responsible for wage, hour, and other employment-related liabilities of their contractors, which could adversely affect our results of operations.

If we experience shortages in labor supply, increased labor costs, or labor disruptions, there could be delays or increased costs in developing our communities or building homes which could adversely affect our operating results.

We require a qualified labor force to develop our communities. Access to qualified labor may be affected by circumstances beyond our control, including:

●	work stoppages resulting from labor disputes;
●	shortages of qualified trades people, such as carpenters, roofers, electricians, and plumbers, especially in our key markets;
●	changes in laws relating to union organizing activity;
●	changes in immigration laws and trends in labor force migration; and
●	increases in subcontractor and professional services costs.

Any of these circumstances could give rise to delays in the start or completion of, or could increase the cost of, developing one or more of our communities and building homes. We may not be able to recover these increased costs by raising our home prices because the price for each home is typically set months prior to its delivery pursuant to sales contracts with our homebuyers. In such circumstances, our operating results could be adversely affected. Additionally, market and competitive forces may also limit our ability to raise the sales prices of our homes.

16

Government regulations and legal challenges may delay the start or completion of our communities, increase our expenses, or limit our homebuilding or other activities, which could have a negative impact on our results of operations.

The approval of numerous governmental authorities must be obtained in connection with our development activities, and these governmental authorities often have broad discretion in exercising their approval authority. We incur substantial costs related to compliance with legal and regulatory requirements. Any increase in legal and regulatory requirements may cause us to incur substantial additional costs, or in some cases cause us to determine that the property is not feasible for development. Various local, state, and federal statutes, ordinances, rules, and regulations concerning building, health and safety, environment, zoning, sales, and similar matters apply to and/or affect the housing industry.

Municipalities may restrict or place moratoriums on the availability of utilities, such as water and sewer taps. If municipalities in which we operate take such actions, it could have an adverse effect on our business by causing delays, increasing our costs, or limiting our ability to operate in those municipalities.

We may become subject to various state and local “slow growth” or “no growth” initiatives and other ballot measures that could negatively impact the availability of land and building opportunities within those localities.

Governmental regulation affects not only construction activities but also sales activities, mortgage lending activities, and other dealings with consumers. In addition, it is possible that some form of expanded energy efficiency legislation may be passed by the U.S. Congress or federal agencies and certain state and local legislatures, which may, despite being phased in over time, significantly increase our costs of building homes and the sale price to our buyers, and adversely affect our sales volumes. We may be required to apply for additional approvals or modify our existing approvals because of changes in local circumstances or applicable law. Further, we may experience delays and increased expenses as a result of legal challenges to our proposed communities, whether brought by governmental authorities or private parties.

An inability to obtain additional performance, payment, and completion surety bonds and letters of credit could limit our future growth.

We are often required to provide performance, payment, and completion surety bonds or letters of credit to secure the completion of our construction contracts, development agreements, and other arrangements. We have obtained facilities to provide the required volume of performance, payment, and completion surety bonds and letters of credit for our expected growth in the medium term; however, unexpected growth may require additional facilities. We may also be required to renew or amend our existing facilities. Our ability to obtain additional performance, payment, and completion surety bonds and letters of credit primarily depends on our credit rating, capitalization, working capital, past performance, management expertise, and certain external factors, including the capacity of the markets for such bonds. Performance, payment, and completion surety bond and letter of credit providers consider these factors in addition to our performance and claims record and provider-specific underwriting standards, which may change from time to time.

If our performance record or our providers’ requirements or policies change, if we cannot obtain the necessary consent from our lenders, or if the market’s capacity to provide performance, payment, and completion bonds or letters of credit is not sufficient for any unexpected growth and we are unable to renew or amend our existing facilities on favorable terms or at all, we could be unable to obtain additional performance, payment, and completion surety bonds or letters of credit from other sources when required, which could have a material adverse effect on our business, financial condition, and results of operations.

17

A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

Building sites are inherently dangerous and operating in the homebuilding industry poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the number of projects we work on, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to win new business, which in turn could have a material adverse effect on our business, financial condition, and operating results.

We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes, and delay completion of our projects.

We are subject to a variety of local, state, and federal statutes, rules, and regulations concerning land use and the protection of health and the environment, including those governing discharge of pollutants to water and air, including asbestos, the handling of hazardous materials, and the cleanup of contaminated sites. We may be liable for the costs of removal, investigation, or remediation of hazardous or toxic substances located on, under, or in a property currently or formerly owned, leased, or occupied by us, whether or not we caused or knew of the pollution. The costs of any required removal, investigation, or remediation of such substances or the costs of defending against environmental claims may be substantial. The presence of such substances, or the failure to remediate such substances properly, may also adversely affect our ability to sell the land or to borrow using the land as security. Projects may be located on land that may have been contaminated by previous use. Although we are not aware of any projects requiring material remediation activities by us as a result of historical contamination, no assurances can be given that material claims or liabilities relating to such developments will not arise in the future.

The particular impact and requirements of environmental laws that apply to any given community vary greatly according to the community site, the site’s environmental conditions, and the present and former use of the site. We expect that increasingly stringent requirements may be imposed on homebuilders in the future. Environmental laws may result in delays, cause us to implement time consuming and expensive compliance programs and prohibit or severely restrict development in certain environmentally sensitive regions or areas, such as wetlands. We also may not identify all of these concerns during any pre-development review of project sites. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials, such as lumber. Furthermore, we could incur substantial costs, including cleanup costs, fines, penalties, and other sanctions and damages from third-party claims for property damage or personal injury, as a result of our failure to comply with, or liabilities under, applicable environmental laws and regulations. In addition, we are subject to third-party challenges, such as by environmental groups, under environmental laws and regulations to the permits and other approvals required for our projects and operations. These matters could adversely affect our business, financial condition, and operating results.

18

We may be liable for claims for damages as a result of the use of hazardous materials.

As a homebuilding business with a wide variety of historic homebuilding and construction activities, we could be liable for future claims for damages as a result of the past or present use of hazardous materials, including building materials which in the future become known or are suspected to be hazardous. Any such claims may adversely affect our business, financial condition, and operating results. Insurance coverage for such claims may be limited or non-existent.

Our properties may contain or develop harmful mold, which could lead to liability for adverse health effects and costs of remediating the problem.

Litigation and concern about indoor exposure to certain types of toxic molds have been increasing as the public becomes increasingly aware that exposure to mold can cause a variety of health effects and symptoms, including allergic reactions. Toxic molds can be found almost anywhere; they can grow on virtually any organic substance, as long as moisture and oxygen are present. There are molds that can grow on wood, paper, carpet, foods, and insulation. When excessive moisture accumulates in buildings or on building materials, mold growth will often occur, particularly if the moisture problem remains undiscovered or unaddressed. It is impossible to eliminate all mold and mold spores in the indoor environment. If mold or other airborne contaminants exist or appear at our properties, we may have to undertake a costly remediation program to contain or remove the contaminants or increase indoor ventilation. If indoor air quality were impaired, we could be liable to our homebuyers or others for property damage or personal injury.

We may not be able to compete effectively against competitors in the real estate development industry, especially in the new markets we plan to enter.

Competition in the residential real estate development industry is intense, and there are relatively low barriers to entry into our business. Developers compete for, among other things, home buying customers, desirable land parcels, financing, raw materials, and skilled labor. Increased competition could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion, or lead to pricing pressures on our homes that may adversely impact our margins and revenues. We compete with large national and regional homebuilding companies and with smaller local homebuilders for land, financing, raw materials, and skilled management and labor resources. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products. Furthermore, a number of our primary competitors are significantly larger, have a longer operating history and may have greater resources or lower cost of capital than us; accordingly, they may be able to compete more effectively in one or more of the markets in which we operate. Many of these competitors also have longstanding relationships with subcontractors and suppliers in the markets in which we operate. As we expand our operations into other areas of the United States, we face new competition from many established homebuilders in those markets, and we will not have the benefit of the extensive relationships and strong reputations with subcontractors, suppliers, and homebuyers that we enjoy in our Washington markets. We also compete with the resale, or “previously owned,” home market, which has increased significantly due to the large number of homes that have been foreclosed on or could be foreclosed on due to any future economic downturn, and with available rental housing. If we are unable to successfully compete, our business, prospects, liquidity, financial condition, and results of operations could be materially and adversely affected.

19

Raw materials and building supply shortages and price fluctuations could delay or increase the cost of home construction and adversely affect our operating results.

The homebuilding industry has, from time to time, experienced raw material shortages and been adversely affected by volatility in global commodity prices. In particular, shortages and fluctuations in the price of concrete, drywall, lumber, or other important raw materials could result in delays in the start or completion of, or increase the cost of, developing one or more of our residential communities.

In addition, the cost of petroleum products, which are used both to deliver our materials and to transport workers to our job sites, fluctuates and may be subject to increased volatility as a result of geopolitical events or accidents such as the Deepwater Horizon accident in the Gulf of Mexico. Changes in such costs could also result in higher prices for any product utilizing petrochemicals. These cost increases may have an adverse effect on our operating margin and results of operations and may result in a decline in the price of our common stock. Furthermore, any such cost increase may adversely affect the regional economies in which we operate and reduce demand for our homes.

Homebuilding is subject to product liability and warranty claims arising in the ordinary course of business that can be significant.

As a homebuilder, we are subject to home warranty and construction defect claims arising in the ordinary course of business. There can be no assurance that any developments we undertake will be free from defects once completed. Construction defects may occur on projects and developments and may arise during a significant period of time after completion. Defects arising on a development attributable to us may lead to significant contractual or other liabilities.

As a consequence, we maintain products and completed operations excess liability insurance, obtain indemnities and certificates of insurance from subcontractors generally covering claims related to damages resulting from faulty workmanship and materials, and create warranty and other reserves for the homes we sell based on historical experience in our markets and our judgment of the risks associated with the types of homes built. Although we actively monitor our insurance reserves and coverage, because of the uncertainties inherent to these matters, we cannot provide assurance that our insurance coverage, our subcontractor arrangements, and our reserves will be adequate to address all of our warranty and construction defect claims in the future. In addition, contractual indemnities can be difficult to enforce. We may also be responsible for applicable self-insured retentions, and some types of claims may not be covered by insurance or may exceed applicable coverage limits. Additionally, the coverage offered by and the availability of products and completed operations excess liability insurance for construction defects is currently limited and costly. This coverage may be further restricted or become more costly in the future.

Unexpected expenditures attributable to defects or previously unknown sub-surface conditions arising on a development project may have a material adverse effect on our business, financial condition, and operating results. In addition, severe or widespread incidents of defects giving rise to unexpected levels of expenditure, to the extent not covered by insurance or redress against subcontractors, may adversely affect our business, financial condition, and operating results.

20

We may suffer uninsured losses or suffer material losses in excess of insurance limits.

We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. In addition, we could be liable to repair damage or meet liabilities caused by uninsured risks. We may be liable for any debt or other financial obligations related to affected property. Material losses or liabilities in excess of insurance proceeds may occur in the future.

In the United States, the coverage offered and the availability of general liability insurance for construction defects is currently limited and is costly. As a result, an increasing number of our subcontractors in the United States may be unable to obtain insurance. If we cannot effectively recover construction defect liabilities and costs of defense from our subcontractors or their insurers, or if we have self-insured liabilities, we may suffer losses. Coverage may be further restricted and become even more costly. Such circumstances could adversely affect our business, financial condition, and operating results.

Our operating performance is subject to risks associated with the real estate industry.

Real estate investments are subject to various risks and fluctuations and cycles in value and demand, many of which are beyond our control. Certain events may decrease cash available for operations, as well as the value of our real estate assets. These events include, but are not limited to:

●	adverse changes in financial conditions of buyers and sellers of properties, particularly residential homes, and land suitable for development of residential homes;

●	adverse changes in international, national, or local economic and demographic conditions;

●	competition from other real estate investors with significant capital, including other real estate operating companies, developers, and institutional investment funds;

●	reductions in the level of demand for and increases in the supply of land suitable for development;

●	fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms or at all;

●	unanticipated increases in expenses, including, without limitation, insurance costs, development costs, real estate assessments, and other taxes and costs of compliance with laws, regulations, and governmental policies; and

●	changes in enforcement of laws, regulations, and governmental policies, including, without limitation, health, safety, environmental, zoning and tax laws, governmental fiscal policies, and the Americans with Disabilities Act of 1990.

21

In addition, periods of economic slowdown or recession, rising interest rates or declining demand for real estate, or the public perception that any of these events may occur, could result in a general decline in the purchase of homes or an increased incidence of home order cancellations. If we cannot successfully implement our business strategy, our business, prospects, liquidity, financial condition, and results of operations will be adversely affected.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties for reasonable prices in response to changing economic, financial, and investment conditions may be limited, and we may be forced to hold non-income producing properties for extended periods of time.

Real estate investments are relatively difficult to sell quickly. As a result, our ability to promptly sell one or more properties in response to changing economic, financial, and investment conditions is limited, and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price or on the terms that we set or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

If the market value of our land inventory decreases, our results of operations could be adversely affected by impairments and write-downs.

The market value of our land and housing inventories depends on market conditions. We acquire land for expansion into new markets and for replacement of land inventory and expansion within our current markets. There is an inherent risk that the value of the land owned by us may decline after purchase. The valuation of property is inherently subjective and based on the individual characteristics of each property. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably.

In addition, our deposits for lots controlled under option or similar contracts may be put at risk. Factors, such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation, and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations, subject land valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our inventory, our profitability may be adversely affected, and we may not be able to recover our costs when we develop real estate projects.

Due to economic conditions in the United States in recent years, including increased amounts of home and land inventory that entered certain U.S. markets from foreclosure sales or short sales, the market value of our land and home inventory was negatively impacted. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. Material write-downs and impairments in the value of our inventory may be required, and we may in the future sell land or homes at a loss, which could adversely affect our results of operations and financial condition.

22

Inflation could adversely affect our business and financial results.

Inflation could adversely affect us by increasing the costs of land, materials, and labor needed to operate our business. In the event of an increase in inflation, we may seek to increase the sales prices of homes in order to maintain satisfactory margins. However, an oversupply of homes relative to demand and home prices being set several months before homes are delivered may make any such increase difficult or impossible. In addition, inflation is often accompanied by higher interest rates, which historically have had a negative impact on housing demand. In such an environment, we may not be able to raise home prices sufficiently to keep up with the rate of inflation and our margins could decrease. Moreover, the cost of capital increases as a result of inflation and the purchasing power of our cash resources declines. Current or future efforts by the government to stimulate the economy may increase the risk of significant inflation and its adverse impact on our business or financial results.

Our quarterly operating results may fluctuate because of the seasonal nature of our business and other factors.

Our quarterly operating results generally fluctuate by season. Historically, we have entered into a larger percentage of contracts for the sale of our homes during the spring and summer months. Weather-related problems, typically in the fall, late winter, and early spring, may delay starts or closings and increase costs and thus reduce profitability. Seasonal natural disasters such as floods and fires could cause delays in the completion of, or increase the cost of, developing one or more of our communities, causing an adverse effect on our sales and revenues.

In many cases, we may not be able to recapture increased costs by raising prices. In addition, deliveries may be staggered over different periods of the year and may be concentrated in particular quarters. Our quarterly operating results may fluctuate because of these factors.

We will become subject to financial reporting and other requirements as a public company for which our accounting and other management systems and resources may not be adequately prepared.

As a public company with listed equity securities, we will need to comply with new laws, regulations, and requirements, including the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), related regulations of the U.S. Securities and Exchange Commission (the “SEC”) and requirements of the, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an “emerging growth company,” as defined in the JOBS Act, and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemptions, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

23

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700,000,000 as of the end of the second quarter of that fiscal year.

These reporting and other obligations will place significant demands on our management, administrative, operational, and accounting resources and will cause us to incur significant expenses. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

We also expect that being a public company and these rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and operating results.

As a result of becoming a public company, we will be obligated to develop and maintain proper and effective internal control over financial reporting. We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of our fiscal year 2020. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting.

24

We are in the very early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404 of the Sarbanes-Oxley Act. We may not be able to complete our evaluation, testing, and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our common stock to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal control and procedures on a quarterly basis. However, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we continue to take advantage of the exemptions contained in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed, or operating. Our remediation efforts may not enable us to avoid a material weakness in the future. To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

We will incur increased costs as a result of being a public company.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. In addition, rules implemented by the SEC and Nasdaq require changes in corporate governance practices of public companies. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We will also incur additional costs associated with our public company reporting requirements. We expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified people to serve on our board of directors, particularly to serve on our audit committee and compensation committee, or as executive officers.

Acts of war or terrorism may seriously harm our business.

Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power, or acts of terrorism may cause disruption to the U.S. economy or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes and adversely impact our business, prospects, liquidity, financial condition, and results of operations.

25

Negative publicity may affect our business performance and could affect our stock price.

Unfavorable media related to our industry, company, brands, marketing, personnel, operations, business performance, or prospects may affect our stock price and the performance of our business, regardless of its accuracy or inaccuracy. Our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. Adverse publicity or negative commentary on social media outlets, such as blogs, websites, or newsletters, could hurt operating results, as consumers might avoid brands that receive bad press or negative reviews. Negative publicity may result in a decrease in operating results that could lead to a decline in the price of our common stock and cause you to lose all or a portion of your investment.

Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing sites.

We own and purchase a large number of sites each year and are therefore dependent on our ability to process a very large number of transactions (which include, among other things, evaluating the site purchase, designing the layout of the development, sourcing materials and subcontractors, and managing contractual commitments) efficiently and accurately. Errors by employees, failure to comply with regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, inabilities to obtain desired approvals and entitlements, cost overruns, equipment failures, natural disasters, or the failure of external systems, including those of our suppliers or counterparties, could result in operational losses that could adversely affect our business, financial condition, and operating results and our relationships with our customers.

Poor relations with the residents of our communities could negatively impact sales, which could cause our revenues or results of operations to decline.

Residents of communities we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their communities. Efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents and subsequent actions by these residents could adversely affect sales or our reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our community development plans which could adversely affect our results of operations.

Tariffs may negatively impact our business.

A prolonged trade war with China could affect sales to entry level home buyers. Increased building material costs create corresponding increases in the sales price of new homes and could affect some first-time home buyers’ ability to participate in the residential marketplace.

Our trademarks and trade names may be infringed, misappropriated, or challenged by others.

We believe our brand name is important to our business. We seek to protect our trademarks, trade names and other intellectual property by exercising our rights under applicable trademark and copyright laws. If we were to fail to successfully protect our intellectual property rights for any reason, it could have an adverse effect on our business, results of operations and financial condition. Any damage to our reputation could have an adverse effect on our business, results of operations and financial condition.

Risks Related to Conflicts of Interest

As a result of Sterling Griffin’s relationship with us, conflicts of interest may arise with respect to any transactions involving or with Sterling Griffin, or his affiliates, and their interests may not be aligned with yours.

Sterling Griffin, our Chief Executive Officer, President, and Chairman of our board of directors, beneficially owns 2,767,783 shares of our common stock (including 67,568 options to purchase common stock and 82,826 shares of common stock held by Olympic, an entity controlled by Mr. Sterling, following the conversion of approximately $496,956 of outstanding indebtedness we owe to Olympic into shares of our common stock at a per share value equal to the public offering price per share in this offering of $6.00, which conversion occurred immediately following the determination of the actual public offering price per share of the common stock to be sold in this offering), which will represent 51.0% of our common stock outstanding immediately after this offering, or 48.6% if the underwriters exercise in full their over-allotment option to purchase additional shares of our common stock in this offering, and assuming Mr. Griffin exercises all of his options to purchase common stock. For so long as Mr. Griffin continues to beneficially own a significant stake in us, he will have significant influence over the power to:

●	elect our directors and exercise overall control over us;

26

●	agree to sell or otherwise transfer a controlling stake in us; and

●	determine the outcome of substantially all actions requiring the majority approval of our shareholders, including transactions with related parties, corporate reorganizations, mergers, acquisitions, and dispositions of assets.

Mr. Griffin’s interests as a controlling shareholder and executive officer, and the interests of our Company may not be fully aligned and in some cases may directly conflict with your interests as an investor in our common stock. In addition, Mr. Griffin’s voting control as the majority shareholder of our Company, and our Chief Executive Officer and President will effectively limit your ability to influence certain matters that are presented to our shareholders for a vote and may discourage potential future investors in our Company from making a significant equity investment in us, or could discourage transactions involving a change in control, including transactions in which you as a holder of shares of our common stock might otherwise receive a premium for your shares over the then-current market price.

In addition, we may pursue and enter into transactions with third parties in which Mr. Griffin may have material financial and other interests, including as a result of his equity ownership in such third parties or his ability to exercise control or significant influence over shareholder voting or management of such third parties, that present actual or perceived conflicts of interest that could provide Mr. Griffin with certain financial and other benefits from the transaction that are not shared by our stockholders in general. Even if Mr. Griffin were to recuse himself from the actions of our board of directors in connection with the board’s consideration and vote on such transactions in which Mr. Griffin may have financial or other interests that conflict with those of our shareholders in general, Mr. Griffin could still exert significant influence over the board process and vote in such transactions and any shareholder vote thereon as a result of being the controlling shareholder, a senior executive officer and board member of our company, thereby effectively causing us to effect transactions and take other action that may provide financial and other benefits to Mr. Griffin that are not shared equally by all of our shareholders.

For example, we have entered into an employment agreement with Mr. Griffin, our Chief Executive Officer and President, in his capacity as an officer, pursuant to which he is required to devote substantially full-time attention to our affairs. (See “Executive and Director Compensation—Employment Agreements.”) This employment agreement was not negotiated on an arm’s-length basis. We may choose not to enforce, or to enforce less vigorously, our rights under this employment agreement because of our desire to maintain our ongoing relationship with Mr. Griffin.

In addition, in February 2020, we entered into definitive agreements in connection with the Olympic Acquisition, pursuant to which we agreed to purchase 98 residential lots in Bremerton, Washington that are currently owned by Olympic. We intend to use $3,430,000 of the net proceeds of this offering, representing approximately 26% of such net proceeds, to pay the entire cash purchase price the 98 residential lots we are purchasing from Olympic in of the Olympic Acquisition, the closing of which is contingent upon completion of this offering. As a controlling shareholder, senior executive officer and director of our Company, both before and immediately following the completion of this offering, and is a senior executive officer and director and 50% equity holder of Olympic, Mr. Griffin controls the parties on both sides of the Olympic Acquisition and, therefore, he has significant conflicts of interest in this transaction because he will derive financial and other benefits as a result of his ownership and management control of both purchaser and seller of these residential lots in the Olympic Acquisition, including a financial interest in the $3,430,000 cash purchase price we will pay Olympic for these residential lots, which we are paying utilizing a substantial portion of the net proceeds of this offering. While we will own the residential lots upon completion of the Olympic Acquisition, there can be no assurances that the value of these residential lots will not fall significantly relative to their current value in the future and therefore be worth much less than the purchase price we paid for them, however, unlike other stockholders of our company, Mr. Griffin, by virtue of his 50% ownership interest in Olympic, would retain a material financial interest in at least half of the $3,430,000 we paid to Olympic in exchange for the properties by virtue of his 50% equity ownership of Olympic.

Risks Related to Financing and Indebtedness

We expect to use leverage in executing our business strategy, which may adversely affect the return on our assets.

We may incur a substantial amount of debt in the future. Our existing indebtedness is recourse to us, and we anticipate that future indebtedness will likewise be recourse. As of the date of this prospectus, we had $31,544,000 of debt outstanding, bearing interest at the rates of 3.58% to 40% depending on the type of loan. Our board of directors will consider a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. Our governing corporate documents do not contain a limitation on the amount of debt we may incur, and our board of directors may change our target debt levels at any time without the approval of our shareholders.

27

Incurring a substantial amount of debt could have important consequences for our business, including:

●	making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

●	increasing our vulnerability to adverse economic or industry conditions;

●	limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

●	requiring a substantial portion of our cash flows from operations and the proceeds from this offering for the payment of interest on our debt and reducing our ability to use our cash flows and the proceeds from this offering to fund working capital, capital expenditures, acquisitions, and general corporate requirements;

●	limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

●	placing us at a competitive disadvantage to less leveraged competitors.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our credit facilities or otherwise in an amount sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. In addition, we may incur additional indebtedness in order to finance our operations or to repay existing indebtedness. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity, financing, or reducing or delaying capital expenditures, strategic acquisitions, investments, and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would be advantageous to our shareholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

We will require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

The expansion and development of our business may require significant capital, which we may be unable to obtain, to fund our capital expenditures and operating expenses, including working capital needs. In accordance with our growth strategy, following this offering, we expect to opportunistically raise additional debt capital to help fund the growth of our business, subject to market and other conditions, but such debt capital may not be available to us on a timely basis at reasonable rates or at all.

In the future, we may fail to generate sufficient cash flow from the sales of our homes and land to meet our cash requirements. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels, or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we may require additional financing sooner than anticipated or we may have to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

28

To a large extent, our cash flow generation ability is subject to general economic, financial, competitive, legislative, and regulatory factors, and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. As a result, we may need to refinance all or a portion of our debt, on or before its maturity, or obtain additional equity or debt financing. We cannot assure you that we will be able to do so on favorable terms, if at all. Any inability to generate sufficient cash flow, refinance our debt, or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business.

Access to financing sources may not be available on favorable terms, or at all, especially in light of current market conditions, which could adversely affect our ability to maximize our returns.

Our existing indebtedness is recourse to us, and we anticipate that future real estate acquisitions may also contain indebtedness that could be recourse to us. In the event we need to seek third-party sources of financing, we will depend, in part, on:

●	general market conditions;

●	the market’s perception of our growth potential;

●	with respect to acquisition and/or development financing, the market’s perception of the value of the land parcels to be acquired and/or developed;

●	our current and expected future earnings;

●	our cash flow; and

●	the market price per share of our common stock.

Recently, domestic financial markets have experienced unusual volatility, uncertainty, and a tightening of liquidity in both the investment grade debt and equity capital markets. Credit spreads for major sources of capital widened significantly during the U.S. credit crisis as investors demanded a higher risk premium. Given the current volatility and weakness in the capital and credit markets, potential lenders may be unwilling or unable to provide us with financing that is attractive to us or may charge us prohibitively high fees in order to obtain financing. Consequently, there is greater uncertainty regarding our ability to access the credit market in order to attract financing on reasonable terms. Investment returns on our assets and our ability to make acquisitions could be adversely affected by our inability to secure additional financing on reasonable terms, if at all.

Depending on market conditions at the relevant time, we may have to rely more heavily on additional equity financings or on less efficient forms of debt financing that require a larger portion of our cash flow from operations, thereby reducing funds available for our operations, future business opportunities, and other purposes. We may not have access to such equity or debt capital on favorable terms at the desired times, or at all.

29

Our future financing arrangements likely will contain restrictive covenants relating to our operations.

The financing arrangements we enter into in the future likely will contain, covenants (financial and otherwise) affecting our ability to incur additional debt, make certain investments, reduce liquidity below certain levels, make distributions to our shareholders, and otherwise affect our operating policies. The restrictions contained in such financing arrangements could also limit our ability to plan for or react to market conditions, meet capital needs, make acquisitions, or otherwise restrict our activities or business plans.

Failing to satisfy covenants in our future debt agreements may result in default.

If we fail to meet or satisfy any restrictive covenants in our future debt agreements, we would be in default under those agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral, or enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on several of our debt agreements or any single significant debt agreement, it could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

Secured indebtedness exposes us to the possibility of foreclosure on our ownership interests in our land parcels.

Incurring mortgage and other secured indebtedness increases our risk of loss of our ownership interests in our land parcels or other assets because defaults thereunder, and the inability to refinance such indebtedness, may result in foreclosure action initiated by lenders. (See “Management’s Discussion and Analysis of Financial Condition and Results of Operation—Material Indebtedness.”)

Interest expense on debt we may incur may limit our cash available to fund our growth strategies.

We plan to obtain one or more lines of credit to fund land acquisition, infrastructure development, and home building. We will be required to pay interest on amounts drawn down from any lines of credit at market rates which may include floating rates of interest. All interest rates require debt servicing costs and floating rate debt will increase debt servicing costs and could reduce funds available for operations, future business opportunities, or other purposes. If we need to repay debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Risks Related to Our Organization and Structure

We depend on key personnel.

Our success depends to a significant degree upon the contributions of certain key personnel including, but not limited to, Sterling Griffin, our Chief Executive Officer, President, and Chairman of our board of directors, who would be difficult to replace. Although we have entered into an employment agreement with Mr. Griffin, in his capacity as an officer, there is no guarantee that he will remain employed with us. If any of our key personnel were to cease employment with us, our operating results could suffer. Further, the process of attracting and retaining suitable replacements for key personnel whose services we may lose would result in transition costs and would divert the attention of other members of our senior management from our existing operations. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, financial condition, and results of operations. Further, such a loss could be negatively perceived in the capital markets. We have not obtained and do not expect to obtain key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

30

We may not be able to successfully operate our business.

We have only been conducting operations since 2014. We cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team as past performance may not be indicative of our future results.

Termination of the employment agreement with our Chief Executive Officer and President could be costly and prevent a change in control of the Company.

The employment agreement we have entered into with Sterling Griffin, our Chief Executive Officer and President, in his capacity as an officer, provides that if his employment with us terminates under certain circumstances, we may be required to pay him significant amounts of severance compensation, thereby making it costly to terminate his employment. Furthermore, these provisions could delay or prevent a transaction or a change in control of the Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our shareholders, which could adversely affect the market price of our common stock. (See “Executive Officer and Director Compensation—Employment Agreements with our Named Executive Officers—Employment Agreement with Sterling Griffin.”)

Our corporate organizational documents and provisions of state law to which we are subject contain certain provisions that could have an anti-takeover effect and may delay, make more difficult, or prevent an attempted acquisition that you may favor or an attempted replacement of our board of directors or management.

Our governing documents have anti-takeover effects and may delay, discourage, or prevent an attempted acquisition or change of control or a replacement of our incumbent board of directors or management. Our governing documents include provisions that:

●	empower our board of directors, without stockholder approval, to issue our preferred stock, the terms of which, including voting power, are to be set by our board of directors;

●	eliminate cumulative voting in elections of directors;

●	permit our board of directors to alter, amend, or repeal our Bylaws or to adopt new Bylaws;

●	prior to going public, require the request of holders of at least 25% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting and after going public, require the request of holders of at least 51% of the outstanding shares of our capital stock entitled to vote at a meeting to call a special shareholders’ meeting;

●	require shareholders that wish to bring business before annual meetings of shareholders, or to nominate candidates for election as directors at our annual meeting of shareholders, to provide timely notice of their intent in writing;

31

●	require that certain business combination transactions with a significant stockholder be approved by holders of 66 2/3% of the shares held by persons other than the significant stockholder; and

●	enable our board of directors to increase, between annual meetings, the number of persons serving as directors and to fill the vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

In addition, certain provisions of Washington law, including a provision which restricts certain business combinations between a Washington corporation and certain affiliated shareholders, may delay, discourage, or prevent an attempted acquisition or change in control.

Furthermore, our Bylaws provide that a state court located within the state of Washington (or, if no state court located within the state of Washington has jurisdiction, the United States District Court for the Western District of Washington) will be the exclusive forum for: (a) any actual or purported derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty by any of our directors or officers; (c) any action asserting a claim against us or our directors or officers arising pursuant to the WBCA, our Articles of Incorporation, or our Bylaws; or (d) any action asserting a claim against us or our officers or directors that is governed by the internal affairs doctrine. By becoming a stockholder of our Company, you will be deemed to have notice of and have consented to the provisions of our Bylaws related to choose of forum. The choice of forum provision in our Bylaws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us. Alternatively, if a court were to find the choice of forum provision contained in our Bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition, and earnings. (See “Description of Capital Stock—Certain Provisions of Washington Law and of our Articles of Incorporation and Bylaws.”)

We may be a “controlled company” within the meaning of Nasdaq corporate governance standards and, as a result, would qualify for, and would rely on, exemptions from certain corporate governance requirements. You would not have the same protections afforded to shareholders of companies that are subject to such requirements.

Upon the completion of this offering (assuming the underwriters do not exercise the over-allotment option in full), Sterling Griffin, our founder, Chief Executive Officer, President, and Chairman of our board of directors, will continue to control a majority of the voting power of our common stock. (See “Principal Stockholders.”) As a result, we would be a “controlled company” within the meaning of the Nasdaq rules. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements of Nasdaq, including (1) the requirement that a majority of the board of directors consist of independent directors, (2) the requirement that we have a nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (3) the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Following this offering, we intend to rely on some or all of these exemptions. Accordingly, you would not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. If the underwriters do fully exercise their over-allotment option in full, Mr. Griffin will beneficially own only 48.0% of the shares of our common stock, and we will not be a “controlled company” and will be subject to the requirements listed above.

32

Concentrating voting control will limit or preclude our shareholders’ ability to influence corporate matters, including the election of directors, any merger, consolidation, or other major corporate transaction requiring stockholder approval, which may negatively impact your liquidity and/or your gain on your investment.

As of the date of this prospectus, Sterling Griffin, our founder, Chief Executive Officer, President, and Chairman of our board of directors, owned approximately 75.1% of our outstanding shares of common stock. Following the completion of this offering, Mr. Griffin is expected to own approximately 50.4% of our outstanding shares of common stock (which includes his beneficial interests in Olympic), or approximately 48.0% if the underwriters exercise in full their over-allotment option. As a result, Mr. Griffin may be able to control any vote of our shareholders which may be required for the foreseeable future and may negatively impact your investment.

We may change our operational policies, investment guidelines, and business and growth strategies without stockholder consent which may subject us to different and more significant risks in the future.

Our board of directors determines our operational policies, investment guidelines, and business and growth strategies. Our board of directors may make changes to, or approve transactions that deviate from, those policies, guidelines, and strategies without a vote of, or notice to, our shareholders. This could result in us conducting operational matters, making investments, or pursuing different business or growth strategies than those contemplated in this prospectus. Under any of these circumstances, we may expose ourselves to different and more significant risks in the future, which could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

We are an “emerging growth company” and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies, and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier.

In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the extended transition period and, as a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates. In choosing to take advantage of the extended transition period, we may later decide otherwise (i.e., “opt in” by complying with the financial accounting standard effective dates applicable to non-emerging growth companies), so long as it complies with the requirements in Sections 107(b)(2) and (3) of the JOBS Act, which is irrevocable.

33

We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

Changes in accounting rules, assumptions, and/or judgments could materially and adversely affect us.

Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, financial condition, and results of operations.

We may face substantial damages or be enjoined from pursuing important activities as a result of existing or future litigation, arbitration, or other claims.

In our homebuilding activities, we are exposed to potentially significant litigation, including breach of contract, contractual disputes, and disputes relating to defective title, property misdescription or construction defects, including use of defective materials. Although we have established warranty, claim, and litigation reserves that we believe are adequate, due to the uncertainty inherent in litigation, legal proceedings may result in the award of substantial damages against us beyond our reserves. Furthermore, plaintiffs may in certain of these legal proceedings seek class action status with potential class sizes that vary from case to case. Class action lawsuits can be costly to defend, and if we were to lose any certified class action suit, it could result in substantial liability for us. In addition, we are subject to potential lawsuits, arbitration proceedings, and other claims in connection with our business.

With respect to certain general liability exposures, including construction defect and product liability claims, interpretation of underlying current and future trends, assessment of claims, and the related liability and reserve estimation process require us to exercise significant judgment due to the complex nature of these exposures, with each exposure often exhibiting unique circumstances. Furthermore, once claims are asserted for construction defects, it is difficult to determine the extent to which the assertion of these claims will expand geographically. As a result, our insurance policies may not be available or adequate to cover any liability for damages, the cost of repairs, and/or the expense of litigation surrounding current claims, and future claims may arise out of events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors. Should such a situation arise, it may have a material adverse effect on our business, financial condition, and operating results.

34

Any joint venture investments that we make could be adversely affected by our lack of sole decision-making authority, our reliance on co-ventures’ financial conditions, and disputes between us and our co-ventures.

We may co-invest in the future with third parties through partnerships, joint ventures, or other entities, acquiring non-controlling interests in or sharing responsibility for managing the affairs of a land acquisition and/or a development. In this event, we would not be in a position to exercise sole decision-making authority regarding the acquisition and/or development, and our investment may be illiquid due to our lack of control. Investments in partnerships, joint ventures, or other entities may, under certain circumstances, involve risks not present were a third party not involved, including the possibility that partners or co-ventures might become bankrupt, fail to fund their share of required capital contributions, make poor business decisions, or block or delay necessary decisions. Partners or co-venturers may have economic or other business interests or goals which are inconsistent with our business interests or goals, and may be in a position to take actions contrary to our policies or objectives. Such investments may also have the potential risk of impasses on decisions, such as a sale, because neither we nor the partner or co-venturer would have full control over the partnership or joint venture. Disputes between us and partners or co-venturers may result in litigation or arbitration that would increase our expenses and prevent our officers and/or directors from focusing their time and effort on our business. In addition, we may in certain circumstances be liable for the actions of our third-party partners or co-venturers.

An information systems interruption or breach in security could adversely affect us.

We rely on fully integrated accounting, financial, and operational management information systems to conduct our operations. Any disruption in these systems could adversely affect our ability to conduct our business. Furthermore, any security breach of information systems or data could result in a violation of applicable privacy and other laws, significant legal and financial exposure, damage to our reputation, and a loss of confidence in our security measures, which could harm our business.

Risks Related to this Offering and Ownership of our Common Stock

There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering, and our common stock prices may be volatile and could decline substantially following this offering.

There is currently no public market for the shares of our common stock. Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “HCDI.” Although shares of our common stock are listed on Nasdaq, an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

●	the likelihood that an active trading market for shares of our common stock will develop or be sustained;

●	the liquidity of any such market;

●	the ability of our shareholders to sell their shares of common stock; or

●	the price that our shareholders may obtain for their common stock.

35

If an active market for our common stock does not develop or is not maintained, the market price of our common stock may decline, and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates, and market conditions in general could have a significant impact on the future market price of our common stock.

Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

●	actual or anticipated variations in our quarterly operating results;

●	changes in market valuations of similar companies;

●	adverse market reaction to the level of our indebtedness;

●	additions or departures of key personnel;

●	actions by shareholders;

●	speculation in the press or investment community;

●	general market, economic, and political conditions, including an economic slowdown or dislocation in the global credit markets;

●	our operating performance and the performance of other similar companies;

●	changes in accounting principles; and

●	passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Prior to this offering, there has been no market for our common stock. The offering price per share of our common stock offered by this prospectus was negotiated between us and the underwriters. Factors considered in determining the price of our common stock include:

●	the history and prospects of companies whose principal business is the design, construction, and sale of single-family homes;

●	prior offerings of those companies;

●	our prospects for acquiring land parcels for development at attractive values;

●	our capital structure;

●	an assessment of our management and its experience in acquiring land parcels and designing, constructing, and selling homes;

36

●	general conditions of the securities markets at the time of this offering; and

●	other factors we deemed relevant.

The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

If you purchase common stock in this offering, you will experience immediate dilution.

The offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding upon the completion of this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $(4.84) in the pro forma as adjusted net tangible book value per share of our common stock of $6.00. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the per share net tangible book value of our assets.

If securities analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our common stock could decline.

The trading market for our common stock could be influenced by any research and reports that securities or industry analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no securities or industry analysts commence coverage of us, the trading price for our common stock would be negatively impacted. In the event securities or industry analysts cover us and one or more of these analysts downgrade our common stock or publish inaccurate or unfavorable research about our business, our common stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, demand for our common stock could decrease, which could cause our common stock price and trading volume to decline.

We currently do not intend to pay dividends on our common stock.

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them, or at all for an indefinite period of time, except as permitted under the Securities Act and the applicable securities laws of any other jurisdiction.

We have broad discretion to use the proceeds from this offering, and our investment of those proceeds may not yield a favorable return.

Our management has broad discretion to use the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the market value of our common stock to decline.

37

Future sales of our common stock, other securities convertible into our common stock, or preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by Sterling Griffin or another large stockholder, or the perception that such sales could occur, may adversely affect the market price of our common stock.

In addition, in connection with this offering, subject to certain exceptions, each of our officers and directors and the majority of our shareholders has entered into a lock-up agreement that restricts the direct or indirect sale of shares of our common stock beneficially held by such person for 180 days after the date of this prospectus without the prior written consent of the representatives of the underwriters. In addition, such persons have agreed not to directly or indirectly sell, offer to sell, grant any option or otherwise transfer or dispose of shares of our common stock for 180 days after the date of this prospectus; provided, however, that such restrictions shall not apply with respect to any of our shareholders (other than our officers, directors, or employees) for the sale of shares of common stock acquired by them in the open market after the completion of this offering. We have agreed not to waive or otherwise modify that agreement without the prior written consent of the representatives of the underwriters. The representatives of the underwriters may, at any time, release, or authorize us to release, as the case may be, all or a portion of our common stock subject to the foregoing lock-up provisions. If the restrictions under the lock-up provisions of the lock-up agreements entered into in connection with this offering are waived, shares of our common stock may become available for sale into the market, subject to applicable law, which could reduce the market price for our common stock.

In addition, subsequent to the effectiveness of the registration statement of which this prospectus forms a part, and subject to the lock-up provisions of the lock-up agreements entered into in connection with this offering, we intend to file a registration statement on Form S-8 to register the 675,676 shares of our common stock that may be issued under our 2018 Equity Incentive Plan.

Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing shareholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to pay dividends or make liquidating distributions to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing, or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in us.

We are registering shares of common stock to a certain stockholder concurrently with the primary offering and while this stockholder has expressed an intent not to sell stock concurrently with the primary offering, if it did do so, such sales might affect the price, demand, and liquidity of our common stock.

We are registering shares of common stock of a certain security holder concurrently with the primary offering which includes the potential resale by that certain selling stockholder of an aggregate amount of up to 535,765 shares of our common stock. Sales by this selling stockholder may reduce the price of our common stock, demand for the shares sold in the offering and, as a result, the liquidity of your investment.

Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our common stock.

Because of our holdings in United States real property interests, we believe we are a “United States real property holding corporation” (“USRPHC”) for United States federal income tax purposes. As a USRPHC, our stock may be treated as a United States real property interest (“USRPI”), gains from the sale of which by non-U.S. holders would be subject to U.S. income tax and reporting obligations pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), as described under “Certain Material Federal Income Tax Considerations—Taxation of Non-U.S. Holders—Sales or Other Taxable Dispositions of Shares of Our Common Stock.” Our common stock will not be treated as a USRPI if it is regularly traded on an established securities market, except in the case of a non-U.S. holder that actually or constructively holds more than 10% of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If our stock is treated as a USRPI, a non-U.S. holder would be subject to regular United States federal income tax with respect to any gain on such stock in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. A non-U.S. holder also would be required to file a U.S. federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to U.S. federal income tax. Non-U.S. holders should consult their tax advisors concerning the consequences of disposing of shares of our common stock.

38

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income, and capital spending. Our forward-looking statements are generally accompanied by words such as “estimate,” “project,” “predict,” “believe,” “expect,” “intend,” “anticipate,” “potential,” “plan,” “goal” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance, or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

●	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates, and inflation;

●	continued or increased downturn in the homebuilding industry;

●	changes in assumptions used to make industry forecasts;

●	continued volatility and uncertainty in the credit markets and broader financial markets;

●	our future operating results and financial condition;

●	our business operations;

●	changes in our business and investment strategy;

●	availability of land to acquire and our ability to acquire such land on favorable terms or at all;

●	availability, terms, and deployment of capital;

●	continued or increased disruption in the availability of mortgage financing or the number of foreclosures in the market;

●	shortages of or increased prices for labor, land, or raw materials used in housing construction;

●	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

●	the cost and availability of insurance and surety bonds;

39

●	changes in, or the failure or inability to comply with, governmental laws and regulations;

●	the timing of receipt of regulatory approvals and the opening of projects;

●	the degree and nature of our competition;

●	our leverage and debt service obligations;

●	general volatility of the capital markets and the lack of a public market for shares of our common stock;

●	availability of qualified personnel and our ability to retain our key personnel;

●	our financial performance;

●	our expectations regarding the period during which we qualify as an emerging growth company under the JOBS Act;

●	our expected use of the proceeds from this offering; and

●	additional factors discussed under the sections captioned “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

These forward-looking statements reflect our management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this prospectus and are subject to risks and uncertainties. We discuss many of these risks in greater detail under “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these uncertainties, you should not place undue reliance on these forward-looking statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

The forward-looking statements made in this prospectus relate only to events as of the date on which such statements are made. We undertake no obligation to update any forward-looking statements after the date of this prospectus or to conform such statements to actual results or revised expectations, except as required by law.

40

USE OF PROCEEDS

We expect to receive net proceeds from this offering of approximately $8,908,186, after deducting the underwriting discounts and commissions and the estimated offering expenses of approximately $950,000 payable by us.

We intend to use the net proceeds from this offering primarily for the acquisition and development of land, debt reduction, director and officer’s insurance, and working capital each as further described below.

The underwriters have an option to purchase up to 265,005 additional shares of our common stock at the offering price less the underwriting discounts and commissions within 45 days after the date of this prospectus to cover over-allotments, if any, made by the underwriters to investors from whom orders were solicited prior to the date of this prospectus. Exercise of this option in full would result in additional net proceeds to us of approximately $1,478,728. All of such additional net proceeds would be used for land acquisition and development.

	Amount	Percentage
Net proceeds to us(1)	$8,908,186

Use of proceeds:
Land acquisition and development	$2,800,000	31.4%
Purchase of land from Olympic Views, LLC	$3,430,000	38.5%
Director and Officer’s insurance	$1,550,000	17.4%
Debt reduction	$1,062,000	11.9%
Working capital	$66,186	0.8%
Total	8,908,186	100%

(1)	Reflects estimated offering expenses, underwriting discounts, and commissions payable by us and assumes no exercise of the underwriters’ option to purchase additional shares of our common stock.

Land Acquisition and Development – We intend to use a portion of the proceeds from this offering to acquire property and expand our Western Washington footprint followed by targeted expansion of our operations in other markets, which may include Portland, Oregon; Denver, Colorado; and along the I-95 corridor in Georgia and South Carolina, including Myrtle Beach and Hilton Head.

Olympic Acquisition – We intend to use $3,430,000, representing approximately 38.5% of the net proceeds of this offering, to pay the entire cash purchase price of the 98 residential lots we are purchasing from Olympic in the Olympic Acquisition, the closing of which is contingent upon completion of this offering. Sterling Griffin, our Chief Executive Officer and President, exercises 50% voting power and control over Olympic (the other 50% of which is owned by a shareholder of the Company, Reed Kelly), and as a result, Mr. Griffin has a direct interest in the use of proceeds from this transaction as payment of the Olympic lot purchase price.

Director and Officer’s Insurance– We intend to use $1,550,000 to pay the first year’s premium of an insurance policy covering all of our officers and directors for various potential liabilities.

Debt Reduction – We intend to use a portion of the proceeds of this offering to pay off a loan from Kautilya Capital, LLC with a principal amount of $1,062,000, which bears interest at 15% annually, interest paid monthly, with a maturity date of October 5, 2020.

Working Capital – We have strategically acquired property around Bremerton and Silverdale, the primary population centers in Kitsap County, Washington, and expect to use a portion of the proceeds of this offering to fund the development of these properties and related expenses in order to meet our immediate revenue targets for 2020 and 2021. Pending these uses, we intend to invest the net proceeds from this offering in a variety of capital preservation investments, including short-term, interest-bearing investment grade securities, money market accounts, certificates of deposit, and direct or guaranteed obligations of the U.S. government.

41

CAPITALIZATION

The following table sets forth our capitalization as of the date of this prospectus:

●	on an actual basis; and
●

as adjusted to give effect to the sale of our common stock in this offering, at a price of $6.00 per share, after the payment of the underwriting discounts and commissions and the estimated offering-related expenses payable by us, and as adjusted reflects the use of a $1,062,000 reduction of high interest rate debt out of offering proceeds.

This table should be read in conjunction with the sections captioned “Use of Proceeds,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical financial statements and related notes thereto included elsewhere in this prospectus.

	(Presented in Thousands of Dollars)
	Actual	Pro Forma As Adjusted(1)

Cash	333	8,179
Debt	31,913	30,409
Stockholders’ equity (deficit):
Common stock, no par value, 50,000,000 shares authorized, 3,513,517 outstanding	671	10,076
Preferred stock, no par value, 10,000,000 shares authorized, none outstanding	-	-
Additional paid-in capital	120	120
Accumulated deficit	(2,137)	(3,423)
Total shareholders’ equity (deficit)	(2,632)	6,773
Total capitalization	(2,632)	6,773

(1)

If the underwriters’ option to purchase additional shares is exercised in full, the pro forma as adjusted amount of each of cash and cash equivalents, additional paid-in capital, total shareholders’ equity, and total capitalization would increase by approximately $1,478,728, after deducting the estimated underwriting discounts and commissions, and we would have shares of our common stock and no shares of our preferred stock issued and outstanding, pro forma as adjusted. Pro forma as adjusted also reflects the use of a $1,062,000 reduction of high interest rate debt out of offering proceeds.

The outstanding share information in the table above is based on 3,513,517, shares of our common stock outstanding as of the date of this prospectus, and:

●	reflects 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020;

●

excludes 82,826 shares of our common stock that issued to Olympic as a result of the conversion of debt owed to Olympic in the amount of $496,956 into shares of our common stock at a per share value equal to the public offering price per share in this offering of $6.00, which conversion occurred immediately following the determination of the actual public offering price per share of the common stock to be sold in this offering;

●	assumes no exercise of the underwriter’s over-allotment option to purchase up to an additional 265,005 shares of our common stock;

●	excludes up to 88,335 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued to the representative of the underwriters at the closing of this offering;

●

excludes 675,676 shares of our common stock reserved for future issuance in connection with awards under our 2018 Equity Incentive Plan (pursuant to which we have issued to our employees, officers, and directors options exercisable for 262,172 shares of common stock as of the date of this prospectus); and

●	excludes 22,524 shares of our common stock issuable upon the exercise of outstanding warrants.

(See “Description of Capital Stock.”)

42

DILUTION

If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock in this offering and the net tangible book value per share of common stock upon completion of this offering.

Net tangible book value per common share represents the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Our net tangible book value as of June 30, 2020 was $(2,793,300) or $(0.80) per share of common stock, based upon 3,513,517 shares of common stock.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of shares of our common stock by us at the initial public offering price of $6.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our net tangible book value as of June 30, 2020 would have been approximately $6,114,886, or approximately $1.16 per share of common stock.

This represents an immediate increase in net tangible book value of $2.75 per share to existing common shareholders, and an immediate dilution of $(4.84) per share to investors participating in this offering.

The following table illustrates this dilution on a per share basis:

Initial offering price per share of common stock	$6.00
Pro forma net tangible book value per share as of June 30, 2020	$(0.80)
Increase in pro forma net tangible book value per share after this offering	$1.95
Pro forma as adjusted net tangible book value per share after this offering	$1.16
Dilution in net tangible book value per share to new investors(1)	$(4.84)

(1)	Dilution is determined by subtracting net tangible book value per common share after giving effect to this offering from the initial public offering price paid by a new investor.

43

The following table summarizes, as of the date of this prospectus, the differences between our existing shareholders and new investors with respect to the number of shares of our common stock purchased from us, the total consideration paid and the average price per share paid.

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing shareholders	3,596,343	67%	$1,167,856	10%	$0.33
New investors	1,766,700	33%	$10,600,200	90%	$6.00
Total	5,363,043	100%	$11,768,056	100%	$2.20

If the underwriters exercise their over-allotment option to purchase additional shares of our common stock in full, our existing shareholders would own 63.9% and our new investors would own 36.1% of the total number of shares of our common stock outstanding following this offering.

The outstanding share information in the table above is based on 3,596,343 shares of our common stock outstanding as of the date of this prospectus, and:

●	reflects 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020;
●

includes 82,826 shares of our common stock issued to Olympic as a result of the conversion of debt owed to Olympic in the amount of $496,956 into shares of our common stock at a per share value equal to the public offering price per share in this offering of $6.00, which conversion occurred immediately following the determination of the actual public offering price per share of the common stock to be sold in this offering;

●	assumes no exercise of the underwriter’s over-allotment option to purchase up to an additional 265,005 shares of our common stock;
●	excludes 88,335 shares of our common stock issuable upon the exercise of the Representative’s Warrants to be issued to the representative of the underwriters upon closing of this offering;
●	excludes 675,676 shares of our common stock reserved for future issuance in connection with awards under our 2018 Equity Incentive Plan (pursuant to which we have issued to our employees, officers, and directors options to purchase 262,172 shares of common stock as of the date of this prospectus); and
●	excludes 22,524 shares of our common stock issuable upon the exercise of outstanding warrants.

(See “Description of Capital Stock.”)

44

DIVIDEND POLICY

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its sole discretion. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. (See “Risk Factors—Risks Related to this Offering and Ownership of our Common Stock—We currently do not intend to pay dividends on our common stock.”)

45

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following in conjunction with the sections of this prospectus entitled “Risk Factors,” “Cautionary Note Concerning Forward-Looking Statements,” and “Our Business” and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview and Outlook

We are a real estate development company engaged in all aspects of the land development cycle, including land acquisition and development, entitlements, and the acquisition, development, construction, marketing, sale, and management of various residential projects in Western Washington’s Puget Sound region, including Gig Harbor, Bremerton, Silverdale, Bainbridge Island, Allyn, and Belfair.

We believe we are transforming the operational development of construction of single-family home communities. Utilizing a strategic business plan to provide a diverse range of construction services, we have a product and services portfolio that can fully satisfy the needs for 90% of our targeted new home buyers. Our product and service portfolios provide value by offering highly coveted developed residential properties to public national builders and providing affordable new homes to single family buyers through an on-demand supply of commuter oriented single-family lots with flexible and customizable contemporary home plans.

With over $5,000,000 worth of heavy equipment, our development infrastructure division is able to efficiently create a diverse range of residential communities and improved lots in a cost-effective manner. As of the date of this prospectus, we owned and controlled five Western Washington residential communities containing over 350 lots in various stages of development.

During the quarter ended March 31, 2020 the U.S. economy was impacted by the COVID-19 outbreak. Sales of single-family homes slowed nationally primarily as a result of the reduction in inventory. The Puget Sound Region saw significant inventory reductions which resulted in rising home prices in most counties.

During the year ended December 31, 2019, the housing market continued to show signs of improvement driven by rising consumer confidence, historically high housing affordability metrics, and reduced home inventory levels. The Puget Sound region of Washington State and most U.S. markets have shown significant indicators of a sustainable housing recovery.

Basis of Presentation

Our consolidated financial statements include our accounts and the accounts of our wholly owned subsidiaries and have been prepared in accordance with GAAP as contained within the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”).

Results of Operations

During the six months ended June 30, 2020, we generated $18,270,800 in revenue, $(1,397,900) in pre-tax net loss, and $(1,408,000) in net loss. During the same period in 2019, we generated $10,954,100 in revenue, $(1,063,400) in pre-tax net loss, and $(1,063,400) in net loss.

During the year ended December 31, 2019, we generated $30,953,500 in revenue, $(437,600) in pre-tax net loss, and $197,000 in net income. During the same period in 2018, we generated $5,730,300 in revenue, $(841,100) in pre-tax net loss, and $(1,358,900) in net loss.

Material Indebtedness

As of June 30, 2020, we had real estate loans (excluding debt discount) of $27,728,200, equipment loans of $3,449,100 and finance leases of $341,200. As of December 31, 2019, we had real estate loans of $24,474,000, equipment loans of $3,476,800 and finance leases of $520,700. The increase is due to construction loans on new lots under development and purchasing more construction equipment to increase our capacity to develop lots as quickly as possible. All construction loans are secured by related property and equipment loans by the related equipment. (See footnotes 5, 6, 9, and 10 to the audited financial statements for terms and interest rates.)

As of December 31, 2019, we had real estate loans (excluding debt discount) of $24,474,000, equipment loans of $3,476,800 and finance leases of $520,700. As of December 31, 2018, we had real estate loans of $18,828,500, equipment loans of $997,400 and finance leases of $705,600. The increase is due to construction loans on new lots under development and purchasing more construction equipment to increase our capacity to develop lots as quickly as possible. All construction loans are secured by related property and equipment loans by the related equipment. (See footnotes 7, 8, 11, and 12 to the audited financial statements for terms and interest rates.)

46

Revenues

We currently generate revenue from the following sources: (1) sales of single-family homes, (2) sales of developed lots and other real estate investments, and (3) sale and transport of raw materials to third parties. We recognize revenue on both the sale of homes and land when title to and possession of the property have been transferred to the buyer. Revenue from the sale and/or transport of raw materials is recognized at the time the service is performed.

Our revenues increased 67% in the first six months of 2020 over the same period in 2019 as a result of increased home sales. Total units sold in the six months ended June 30, 2019 were 21 and 36 in the six months ended June 30, 2020.

Our revenues increased from 2018 to 2019. This is because our sales in 2018 were from smaller developments with fewer units. We were focused on building the infrastructure on two residential subdivisions, including Settler’s Field, a 50-unit subdivision, which was not completed in 2018 and thus there were no sales; and Valley View Estates, a 51 lot subdivision, which was completed in and had one sale in the fourth quarter of 2018. In 2019, 39 units in total were sold in the Settler’s Field and Valley View Estates projects, as well as the sale of 61 finished lots to a national builder.

Real Estate and Cost of Sales

Inventories include the cost of land acquisition, land development, and home construction costs, including interest, real estate taxes, and certain direct and indirect overhead costs related to development and construction. For those communities for which construction and development activities have been idled, applicable interest and real estate taxes are expensed as incurred. Cost of sales for homes closed includes the specific construction costs of each home and all applicable land acquisition, land development and related costs (both incurred and estimated to be incurred) allocated to each residential lot based upon the total number of homes expected to be closed in each community.

Operating Expenses

Operating expense represent salaries and benefits, internal and external commissions, property taxes, advertising and marketing, a management fee, rent and lease expense, depreciation, and other administrative items, and are recorded in the period incurred.

Other Income (Expense)

Other income (expense) consists of interest expense, income from the equity method investments, and income from the sale of timber cleared from lots.

The historical financial data presented below are not necessarily indicative of the results to be expected for any future period.

47

Consolidated Financial Data

(dollars rounded to nearest hundred except for share and per share data)	Six Months Ended June 30		Years Ended December 31
	(unaudited)	(unaudited)		(As Restated)
	2020	2019	2019	2018

Consolidated Statement of Operations:
Revenues	$18,270,800	$10,954,100	$30,953,500	$5,730,300
Cost of sales	17,264,200	10,179,900	27,645,100	4,936,700
Gross margin	1,006,600	774,200	3,308,400	793,600
Operating Expenses	2,311,700	1,824,900	3,466,800	2,765,900

Loss from Operations	(1,305,100)	(1,050,700)	(158,400)	(1,972,300)
Other income (expense)	(92,800)	(12,700)	(279,200)	1,131,200
Loss before income tax	(1,397,900)	(1,063,400)	(437,600)	(841,100)
Income tax benefit (expense)	(10,100)	-	634,600	(517,800)
Net income (loss)	(1,408,000)	(1,063,400)	197,000	(1,358,900)
Income (loss) attributable to the non-controlling interest	(224,900)	51,200	(38,600)	31,500
Income (loss) attributable to common shareholders	$(1,183,100)	$(1,114,600)	$235,600	$(1,390,400)

Basic and diluted earnings (loss) per share	$(0.34)	$(0.32)	$0.07	$(0.40)
Pro-forma basic and diluted earnings per share(1)	$(0.34)	$(0.32)	$0.07	$(0.40)
Balance Sheet Data (end of period):
Cash and cash equivalents	$332,800	$320,500	$430,000	$220,900
Real Estate	27,903,000	21,298,400	25,278,200	18,449,900
Total assets	35,124,900	24,575,500	32,213,800	21,266,200
Total debt	31,912,900	25,898,400	29,587,000	20,531,500
Total liabilities	37,756,700	26,910,900	33,438,700	21,850,300
Equity	(2,631,800)	(2,335,100)	(1,224,900)	(584,100)

Gross Margin

In the following tables, we calculate our gross margins.

	Six Months Ended June 30,				Year Ended December 31,
	(unaudited) 2020%		(unaudited) 2019%		2019	%	(As Restated) 2018%
Revenues	$18,270,800	100	$10,954,100	100	$30,953,500	100	$5,730,300	100
Cost of Sales	17,264,200	94.5	10,179,900	92.9	27,645,100	89.3	4,936,700	86.2

Gross Margin	1,006,600	5.5	774,200	7.1	3,308,400	10.7	793,600	13.8

Our gross margin percentage decreased to 5.5% for the six months ended June 30, 2020 as compared to 7.1% the six months ended June 30, 2019. Our significant components of cost of sales are land and land development, direct vertical costs of construction and interest and other indirect costs. Our decrease in gross margin from the six months ended June 30, 2020 to 2019 were the results of the final three homes in the Saylor View development which had low margins. Each project has margins unique to the subdivision based on the cost of the land, development cost, and product type sold.

Our gross margin percentage decreased to 10.7% for the year ended December 31, 2019 as compared to 13.8% the year ended December 31, 2018. Our significant components of cost of sales are land and land development, direct vertical costs of construction and interest and other indirect costs. Excluding interest on cost of sales, our gross margin percentage was 14.0% for the year ended December 31, 2019, compared to 25.0% for the year ended December 31, 2018. We believe this information is meaningful as it isolates the impact that indebtedness has on gross margin and permits investors to make better comparisons with our competitors who adjust gross margins in a similar fashion.  Our decrease in gross margins from 2019 to 2018 was a result of Settler’s Field and Valley View Estates, our two principal subdivisions, generating slightly lower margins than the few homes that were sold in 2018. Each project has margins unique to the subdivision based on the cost of the land, development cost, and product type sold.

48

Cost of Sales

Cost of sales increased $7,084,300, or 70%, to $17,264,200 for the six months ended June 30, 2020, from $10,179,900 for the six months ended June 30, 2019. The increase in cost of sales was primarily attributable to a 67% increase in the average number of properties sold, compared to the six months ended June 30, 2019.

Cost of sales increased $22,708,400, or 459%, to $27,645,100 for the year ended December 31, 2019, from $4,936,700 for the year ended December 31, 2018. The increase in cost of sales was primarily attributable to a 1,050% increase in the average number of properties sold, compared to the year ended December 31, 2018.

Operating Expenses

Operating expenses increased $486,800 or 27%, to $2,311,700 during the six months ended June 30, 2020, from $1,824,900 for the six months ended June 30, 2019. The increase was primarily attributable to growth in support staff and professional fees.

Operating expenses increased $700,900 or 25%, to $3,466,800 during the year ended December 31, 2019, from $2,765,900 for the year ended December 31, 2018. The increase was primarily attributable to growth in support staff and facilities relating to the increase in revenue.

Other Income (Expense)

Other income (expense) increased by $80,100 to $92,700 for the six months ended June 30, 2020 as compared to $12,700 during the six months ended June 30, 2019. For the six months ended June 30, 2020, other income (expenses) consisted of ($90,200) in interest expense incurred on our financing arrangements. We had a loss on the sale of equipment of ($15,500). In addition, we recorded $13,000 of other income. For the six months ended June 30, 2019, other income consisted of ($85,100) in interest expense incurred on our finance arrangements. In addition, we recorded $72,400 of timber sales.

Other income (expense) decreased by $1,410,400 to $(279,200) for the year ended December 31, 2019, from income of $1,131,200 for the year ended December 31, 2018. The decrease was driven by an increase in expenses of $240,600 from interest on construction equipment and the reduction of $1,229,700 in income relating to a one-time sale of a minority interest in Bay Vista Apartments, LLC.

49

Income Before Tax Expense

As a result of the foregoing factors, loss before income tax benefit (expense) increased by $334,500 or 31%, for the six months ended June 30, 2020 to $(1,397,900) from $(1,063,400) for the six months ended June 30, 2019.

As a result of the foregoing factors, loss before income tax benefit (expense) decreased by $403,500 or 48%, for the year ended December 31, 2019 to $(437,600) from $(841,100) for the year ended December 31, 2018.

Income Tax Benefit (Expense)

Income tax provision increased $10,100 to $10,100 for the six months ended June 30, 2020 from $- for the six months ended June 30, 2019. Our income tax expense for the six months ended June 30, 2020 is reflective of our estimated annual tax rate of 21% due to the expected to be realized from net operating losses and change in temporary timing difference between book and tax income over the six months ended June 30, 2019.

Our income tax benefit for the year ended December 31, 2019 is reflective of our estimated annual tax rate of 21% due to the benefit expected to be realized from net operating losses. In 2018, we were a C corporation for two months (after conversion from a limited liability company in October 2018). Income tax benefit (provision) increased $1,152,400 or 223% to $634,600 for the year ended December 31 from ($517,800) for the year ended December 31, 2018.

Net Income (loss)

As a result of the foregoing factors, net loss increased by $344,600, or 32%, for the six months ended June 30, 2020 to ($1,408,000) from ($1,063,400) for the same period in 2019.

Net income increased by $1,555,900, or 115%, for the year ended December 31, 2019 to $197,000 from $(1,358,900) for the same period in 2018. On October 1, 2018, we converted into a corporation from a limited liability company, at which time we became a taxable entity. As such, our net loss for the years ended December 31, 2019 and 2018, respectively were increased due to the above factors.

Liquidity and Capital Resources

Overview

Our principal uses of capital were operating expenses, land purchases, land development, home construction, and the payment of routine liabilities. We used funds generated by operations and available borrowings to meet our short-term working capital requirements. We remain focused on generating increasingly positive margins in our homebuilding operations and acquiring desirable land positions in order to maintain a strong balance sheet and keep us poised for growth.

We employ both debt and equity as part of our ongoing financing strategy to provide us with the financial flexibility to access capital on the best terms available. In that regard, we employ prudent leverage levels to finance the acquisition and development of our lots and construction of our homes. Our existing indebtedness is recourse to us, and we anticipate that future indebtedness will likewise be recourse.

Our management considers a number of factors when evaluating our level of indebtedness and when making decisions regarding the incurrence of new indebtedness, including the purchase price of assets to be acquired with debt financing, the estimated market value of our assets, and the ability of particular assets, and the Company as a whole, to generate cash flow to cover the expected debt service. As a means of sustaining our long-term financial health and limiting our exposure to unforeseen dislocations in the debt and financing markets, we currently expect to remain conservatively capitalized. However, our governing documents do not contain a limitation on the amount of debt we may incur, and our board of directors may change our target debt levels at any time without the approval of our shareholders.

The terms of construction loans are one year and range in interest rates from 6% to 40%. The terms of equipment loans are one to five years and range in interest rates from 3.58% to 14.41%.

We intend to finance future acquisitions and developments with the most advantageous source of capital available to us at the time of the transaction, which may include a combination of common and preferred equity, secured and unsecured corporate level debt, property level debt and mortgage financing and other public, private or bank debt.

50

Cash Flows

Operating Activities

Cash used in operations for the six months ended June 30, 2020 and 2019 are funds spent on developing real estate properties which are mostly in the early stages. However, due to the long-term nature of the process of getting these properties ready for sale, we are currently spending more on properties than we are generating in revenue. This is resulting in significant outflows of cash from operations.

For the six months ended June 30, 2019, net cash used in operating activities of $1,998,500, resulting from a net loss of $1,063,400 and an increase of $190,700 resulting from non-cash expenses. Non-cash items consisted primarily of depreciation and amortization expense of $187,200. The decrease in cash resulting from changes in working capital consisted primarily of a $2,632,500 increase in real estate work in process and decrease in accrued expense of $1,494,200.

For the six months ended June 30, 2020, net cash used in operating activities of $2,901,100 resulting from a net loss of $1,408,000 and $431,100 in non-cash items. Non-cash items consisted primarily of depreciation and amortization expense of $414,500. The decrease in cash resulting from changes in working capital consisted primarily of a $2,124,400 increase in real estate work in process, $1,301,900 decrease in deferred taxes, and decrease in accrued expense and prepaid expenses of $319,200.

Cash used in operations for the years ended December 31, 2019 and 2018 are funds spent on developing real estate properties which are mostly in the early stages. However, due to the long-term nature of the process of getting these properties ready for sale, we are currently spending more on properties than we are generating in revenue. This is resulting in significant outflows of cash from operations.

For the year ended December 31, 2018, net cash used in operating activities of $8,278,000 resulting from a net loss of $1,358,900, a decrease of $907,700 resulting from non-cash expenses. Non-cash expenses consisted of depreciation expense of $210,000, $1,229,700 of income from equity method investments and $112,000 for shares issued for services. In addition, we had net cash outflows from the change in real estate of $7,166,900 and cash inflows from the changes in deferred income taxes of $463,000 and accounts payable and accrued expenses of $449,400.

For the year ended December 31, 2019, net cash used in operating activities of $3,184,900 resulting from a net income of $197,000, $588,200 in non-cash items and a $3,970,100 net cash outflow from changes in working capital. Non-cash items consisted primarily of depreciation and amortization expense of $581,100. The decrease in cash resulting from changes in working capital consisted primarily of a $6,089,900 increase in real estate work in process and increase in accrued expense of $2,969,400.

Investing Activities

Net cash used in investing activities was $21,600 for the six months ended June 30, 2019 and $176,400 for the six months ended June 30, 2020 provided by investing activities. In the six months ended June 30, 2019, there was $21,600 in purchase of equipment. In the six months ended June 30, 2020 there was $145,400 cash provided by investing activities for the sale of equipment and $321,800 was used for the purchase of property and equipment.

For the years ended December 31, 2018 and 2019, net cash provided by investing activities was $1,107,600 for 2018 and $402,800 for 2019 used in investing activities respectively. In 2018, there was $1,664,000 in proceeds from equity method investments, and the purchase of $513,000 in equipment. The 2019 cash used in investing activities was for the purchase of property and equipment.

51

Financing Activities

For the six months ended June 30, 2019, net cash provided by financing activities was $2,119,700. In the six months ended June 30, 2019 cash provided by investing activities resulted from proceeds from a related party construction loan of $7,086,300 and repayment of non-related party construction loans of $3,522,100.

For the six months ended June 30, 2020, net cash provided by financing activities was $2,980,300. In the six months ended June 30, 2020, there was $7,904,400 in proceeds from construction loans and repayment of related party construction loans of $5,200,800.

For the year ended December 31, 2019, net cash provided by financing activities was $3,796,800, of which $6,196,200 was from construction loans, repayment of equipment loans of $444,900, repayment of financing leases of $185,100 and distributions of $488,400.

For the year ended December 31, 2018, net cash provided by financing activities was $6,573,900, of which $7,637,100 was from construction loans, repayment of equipment loans of $201,600, repayment of financing lease of $170,400, capital contributions of $58,100 and distributions of $749,300.

Off-Balance Sheet Arrangements and Contractual Obligations

In the ordinary course of business, we enter into land purchase contracts in order to procure lots for the construction of our homes. We are subject to customary obligations associated with entering into contracts for the purchase of land and improved lots. These purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements, including obtaining applicable property and development entitlements.

Contractual Obligations Table

The following table summarizes our future estimated cash payments under existing contractual obligations, including interest payments on long-term debt, as of June 30, 2020, including estimated cash payments due by period.

	Payments Due by Period (rounded to the nearest hundred)
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	4-5 Years	After 5 Years
Construction loans (excluding debt discount)	$27,728,200	$27,728,200	-	-	-
Equipment loans	3,449,100	866,400	2,367,100	215,600
Finance Leases	341,200	170,800	170,400	-	-
Operating leases	$970,100	$142,500	$728,400	$99,200	-

Total	$32,488,600	$28,907,900	$3,265,900	$314,800	-

52

Inflation

Our homebuilding operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material, and construction costs. In addition, inflation can lead to higher mortgage rates, which can significantly affect the affordability of mortgage financing to homebuyers. While we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

Nature of Operations

Our principal business activity involves acquiring raw land and developed lots for the purpose of building and selling single family and multifamily dwellings in the Puget Sound region of Washington State. We utilize our heavy equipment resources to develop lots for the creation of inventory for our residential construction arm and to provide development infrastructure construction on a contract basis to other home builders. Single family construction and infrastructure construction contracts vary but are typically less than one year.

Effective October 1, 2018, we converted from a Washington Limited Liability Company (S-corporation) to a Washington Profit Corporation (C-corporation).

On August 1, 2019, we changed our name from Harbor Custom Homes, Inc. to Harbor Custom Development, Inc.

Principles of Consolidation

The consolidated financial statements include all accounts of our subsidiaries as of the reporting period ending dates as follows (all entities are formed as Washington LLCs):

Names	Dates of Formation	Attributable Interest
		6/30/20	12/31/19	6/30/19
Saylor View Estates, LLC	March 30, 2014	51%	51%	51%
Harbor Excavation, LLC*	July 3,2017	N/A	N/A	90%
Harbor Materials, LLC	July 5, 2018	100%	100%	100%
Belfair Apartments, LLC	December 3, 2019	100%	100%	100%

* Harbor Excavation, LLC was voluntarily dissolved with the State of Washington as of June 14, 2019.

All intercompany transactions and balances have been eliminated in consolidation.

As of June 30, 2020, and December 31, 2019, the aggregate non-controlling interest was $(1,285,500) and $(1,060,600)

Basis of Presentation

The unaudited financial information furnished herein reflects all adjustments, consisting solely of normal recurring items, which in the opinion of management are necessary to fairly state our financial position and the results of our operations for the periods presented. and should be read in conjunction with our audited financial statements and notes thereto for the years ended December 31, 2019 and 2018 included herein. The condensed consolidated balance sheet at December 31, 2019 was derived from the audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the interim periods presented are not necessarily indicative of results for the year ending December 31, 2020.

53

Our board of directors and shareholders approved a 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020. The reverse split combined each 2.22 shares of our outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share. All references to common stock, options to purchase common stock, restricted stock, share data, per share data, and related information, as applicable have been adjusted in the financial statements to reflect the split of our common stock as if it had occurred at the beginning of the earliest period presented.

All numbers in these financial statements are rounded to the nearest $100.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary, from the estimates that were used.

Stock-Based Compensation

Effective November 19, 2018, our Board of Directors and Stockholders approved and adopted the 2018 Incentive and Non-Statutory Stock Option Plan (the “2018 Plan”). The 2018 Plan allows the Administrator (as defined in the 2018 Plan), currently the Board of Directors, to determine the issuance of incentive stock options, non-qualified stock options and restricted stock to eligible employees and outside directors and consultants. We have reserved 675,676 shares of common stock for issuance under the 2018 Plan.

We account for stock-based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) which establishes financial accounting and reporting standards for stock-based employee compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument.

We recognize all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

Stock-based compensation expenses are included in selling, general and administrative expenses in the consolidated statement of operations.

For the six months ended June 30, 2020 and 2019 when computing fair value of share-based payments, we have considered the following variables:

	June 30, 2020	June 30, 2019
Risk-free interest rate	1.46%	N/A
Exercise Price	$2.22	N/A
Expected life of grants	5.64 years	N/A
Expected volatility of underlying stock	32.39%	N/A
Dividends	0%	N/A

For the years ended December 31, 2019 and 2018, when computing fair value of share-based payments, we considered the following variables:

	December 31, 2019	December 31, 2018
Risk-free interest rate	1.56-1.84%	2.46-2.59%
Exercise Price	$0.40	$0.40-0.44
Expected life of grants	5.0-6.53 years	2.50-6.51 years
Expected volatility of underlying stock	31.75-32.89%	26.9-31.49%
Dividends	0%	0%

54

The expected option term is computed using the “simplified” method as permitted under the provisions of ASC 718-10-S99. We use the simplified method to calculate expected term of share options and similar instruments as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The share price as of the grant date was determined by an independent third party 409(a) valuation. Expected volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock does not have sufficient historical trading activity. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

Earnings (Loss) Per Share

Earnings (loss) per share (“EPS”) is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to Section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net income (loss) attributable to common stockholders per common share.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Numerator:
Net loss attributable to common stockholders	$(431,100)	$(318,900)	(1,183,100)	$(1,114,600)
Effect of dilutive securities:	-	-	-	-

Diluted net loss	$(431,100)	$(318,900)	(1,183,100)	$(1,114,600)

Denominator:
Weighted average common shares outstanding - basic	3,513,517	3,513,517	3,513,517	3,513,517
Dilutive securities (a):
Options	-	-	-	-
Warrants	-	-	-	-

Weighted average common shares outstanding and assumed	3,513,517	3,513,517	3,513,517	3,513,517
conversion – diluted

Basic net loss per common share	$(0.12)	$(0.09)	(0.34)	$(0.32)

Diluted net loss per common share	$(0.12)	$(0.09)	(0.34)	$(0.32)

(a) - Anti-dilutive securities excluded:	152,032	75,076	152,032	75,076

	December 31, 2019	December 31, 2018

Numerator:
Net income (loss) attributable to common stockholders	$235,600	$(1,390,400)
Effect of dilutive securities:	—	—

Diluted net income (loss)	$235,600	$(1,390,400)

Denominator:
Weighted average common shares outstanding - basic	3,513,517	3,513,517
Dilutive securities (a):
Options	-	-
Warrants	-	-

Weighted average common shares outstanding and assumed conversion – diluted	3,513,517	3,513,517

Basic net income (loss) per common share	$0.07	$(0.40)

Diluted net loss per common share	$0.07	$(0.40)

(a) - Anti-dilutive securities excluded:	139,742	0

55

Fair Value of Financial Instruments

For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of short-term financial instruments approximates the fair value due to the relatively short period to maturity for these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of June 30, 2020 and December 31, 2019.

Accounts Receivable

Accounts receivable are reported at the amount we expect to collect from outstanding balances. We provide an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information, and existing economic conditions. We determine if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. The allowance for doubtful accounts were $0 and $11,300 as of June 30, 2020 and December 31, 2019.

Property and Equipment and Depreciation

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after considering their respective estimated residual values) over the estimated useful lives:

Construction Equipment	10 years
Leasehold improvements	The lesser of 10 years or the remaining life of the lease
Furniture and Fixtures	5 years
Computers	3 years
Vehicles	10 years

56

Real Estate Assets

Real estate assets are recorded at cost, except when real estate assets are acquired that meet the definition of a business combination in accordance with Financial Accounting Standards Board (“FASB”) ASC 805, “Business Combinations,” which acquired assets are recorded at fair value. Interest, property taxes, insurance and other incremental costs (including salaries) directly related to a project are capitalized during construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

We capitalized interest from related party borrowings of $323,300 and $169,200 for the three months ended June 30, 2020 and 2019, respectively. We capitalized interest from related party borrowings of $636,400 and $260,200 for the six months ended June 30, 2020 and 2019, respectively. We capitalized interest from third-party borrowings of $657,900 and $351,500 for the three months ended June 30, 2020 and 2019, respectively. We capitalized interest from third-party borrowings of $1,051,000 and $838,700 for the six months ended June 30, 2020 and 2019, respectively.

A property is classified as “held for sale” when all of the following criteria for a plan of sale have been met:

(1) Management, having the authority to approve the action, commits to a plan to sell the property;

(2) The property is available for immediate sale in its present condition, subject only to terms that are usual and customary;

(3) An active program to locate a buyer and other actions required to complete the plan to sell, have been initiated;

(4) The sale of the property is probable and is expected to be completed within one year of the property being under a contract to be sold;

(5) The property is being actively marketed for sale at a price that is reasonable in relation to its current fair value; and

(6) Actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

When all of these criteria have been met, the property is classified as “held for sale.”

In addition to our annual assessment of potential triggering events in accordance with ASC 360, we apply a fair value-based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

As of June 30, 2020, and December 31, 2019, there was no impairment recognized for any of the projects.

Revenue and Cost Recognition

Accounting Standards codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contract to provide goods or services to customers.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised good or services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods or services. The provision of ASC 606 includes a five-step process by which we determine revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which we expect to be entitled in exchange for those goods or services.

ASC 606 requires us to apply the following steps: (1) identify the contract with the customers; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, we satisfy the performance obligations.

57

A detailed breakdown of the five-step process for the revenue recognition of Real Estate Revenue is as follows:

1. Identify the contract with a customer

We have signed agreements with home buyers to purchase a lot with a completed house.

2. Identify the performance obligations in the contract

Performance obligations include delivering a developed lot with a completed house to the customer, which meets certain specifications outlined in the contract.

3. Determine the transaction price

The transaction price is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

4. Allocation of the transaction price to performance obligations in the contract

Each lot with a completed house is a separate performance obligation, for which the specific price in the contract is allocated.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

We recognize revenue when title is transferred. We do not have any further performance obligation once title is transferred.

A detailed breakdown of the five-step process for the revenue recognition of Construction Materials sold to or received from contractors is as follows:

1. Identify the contract with a customer

There are no signed contracts. Each transaction is verbally agreed to with the customer.

2. Identify the performance obligations in the contract

To deliver or receive materials from customers and based on the verbal agreement reached.

3. Determine the transaction price

We have a set price list for receiving approved fill materials to recycle or provide customers with a combination of said materials.

4. Allocation of the transaction price to performance obligations in the contract

There is only one performance obligation, which is to pick up or deliver the materials. The entire transaction price is therefore allocated to the performance obligation.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

The performance obligation is fulfilled, and revenue recognized when the materials have been received or delivered by us.

Revenues for Real Estate and Construction Materials

Revenues from contracts with customers are summarized by product category as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Real Estate	$8,016,400	$6,625,300	$17,921,000	$10,869,200
Construction Materials	313,400	62,300	349,800	84,800
Total Revenue	$8,329,800	$6,687,600	$18,270,800	$10,954,000

For the years ended December 31, 2019 and 2018, revenues from contracts with customers are summarized by product category as follows:

	December 31, 2019	As restated December 31, 2018
Real Estate	$30,683,400	$5,290,000
Construction Materials	270,100	440,300
Total Revenue	$30,953,500	$5,730,300

Contract Asset and Contract Liabilities

Based on our real estate contracts, when a certified closing statement is received, our performance obligations have been satisfied, at which point the payment is unconditional. Accordingly, our contracts do not give rise to contract assets or liabilities under ASC 606. There are no accounts receivable relating to these contracts as amounts are fully paid at closing of the property.

Based on our Construction Material sales activity, net trade accounts receivables are generated and were $11,800 and $52,000 as of December 31,2019 and 2018, respectively.

58

Cost of Sales

Land acquisitions costs are allocated to each lot based on the size of the lot comparing to the total size of all lots in a project. Development cost and capitalized interest are allocated to lots sold based on the area method.

Costs relating to the handling of recycled construction materials and converting items into usable construction materials for resale are charged to cost of sales as incurred.

Advertising

Costs for designing, producing, and communicating advertising are expensed as incurred. Advertising expense for the three months ended June 30, 2020 and 2019 were $1,000 and $930, respectively. Advertising expense for the six months ended June 30, 2020 and 2019 were $8,500 and $1,600, respectively.

Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, we adopted ASC 842 using the modified retrospective approach and recognized a right of use (“ROU”) asset and liability in the condensed consolidated balance sheet in the amount of $474,200 related to the operating lease for office and warehouse space.

As part of the adoption we elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed us to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

59

We recognize a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. There are no uncertain tax positions as of June 30, 2020 and December 31, 2019.

Recent Accounting Pronouncements

On February 25, 2016, the FASB released Accounting Standards Update No. 2016-02, Leases (Topic 842) (the “Update”). This ASU requires an entity to recognize a right-of-use asset (“ROU”) and lease liability for all leases with terms of more than 12 months. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for us on January 1, 2019, with early adoption permitted. The adoption has been reflected in ROU asset and liability on the Balance Sheet.

On December 18, 2019, the FASB released Accounting Standards Update No. 2019-12, Income taxes (Topic 740) (the “Standard”). The FASB issued this update as part of its initiative to reduce complexity in accounting standards. The Standard is effective for fiscal years beginning after December 15, 2020. We are currently evaluating the effect of this Standard.

Impairment of Long-Lived Assets

We review long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of undiscounted estimates future cash flow expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. As of June 30, 2020, and December 31, 2019, there were no impairment losses recognized for long-lived assets.

Seasonality

Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in the spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new community openings and other market factors. Since it typically takes four to six months to construct a new home, we deliver more homes in the second half of the year as spring and summer home orders convert to home deliveries. Because of this seasonality, home starts, construction costs, and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home deliveries occurs during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies.” These provisions include:

●	a requirement to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;
●	an exemption to provide less than five years of selected financial data in an initial public offering registration statement;
●	an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company’s internal control over financial reporting;
●	an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and
●	an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of this election, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests.

We would cease to be an “emerging growth company” upon the earliest of: (i) the end of the fiscal year following the fifth anniversary of this offering, (ii) the first fiscal year after our annual gross revenues are $1.0 billion or more, (iii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities or (iv) as of the end of any fiscal year in which the market value of our common stock held by non-affiliates exceeded $700,000,000 as of the end of the second quarter of that fiscal year.

60

OUR BUSINESS

Our Company

We are a real estate development company involved in all aspects of the land development cycle including, land acquisition, entitlements, construction of project infrastructure, home building, marketing, sales, and management of various residential projects in Western Washington’s Puget Sound region. We have active or recently sold out residential communities in Gig Harbor, Bremerton, Silverdale, Bainbridge Island, Belfair, and Allyn, Washington. Our business strategy is focused on the acquisition of land to develop property for the construction and sale of residential lots, home communities, and multi-family properties within a 30 to 60-minute commute to the Seattle metro employment corridor and our planned entry into other similar markets elsewhere in the United States.

Our product and service portfolios provide value by offering developed residential properties to large real estate developers and providing affordable new homes to single family buyers through an on-demand supply of commuter oriented single-family lots with flexible and customizable contemporary home plans. In addition, our ability to acquire and develop single and multi-family rental properties that can either be held by us or sold to regional and national companies further strengthens our product offering. With over $5,000,000 in heavy equipment, our development infrastructure division is able to efficiently create a diverse range of residential communities and improved lots in a cost-effective manner. We believe that the wide variety of lots, home plans, and finishing options coupled with a historic low inventory of residential and multi-family housing in our principal geographic area and our targeted areas for expansion provide us with a diverse product portfolio and an opportunity to increase our overall market share.

Since 2015, we have grown quickly, doubling revenues in our first three years of business. During 2018, we focused resources on the development of three residential subdivisions. For the year ended December 31, 2019, our total revenues were $30,953,500 and our back log of fully executed contracts for the sale of developed residential lots and single-family homes was approximately $14,850,000.

We utilize heavy equipment to develop raw land and through this process to create residential subdivisions. The equipment is primarily used for land clearing, public and private road improvements, installation of wet utilities such as sewer, water, and storm sewer lines in addition to construction of dry utilities lines for power, gas, phone, and cable service providers.

As of the date of this prospectus, we owned and controlled six Western Washington residential communities containing over 350 lots in various stages of development as follows:

Kitsap County, Washington

1.	Valley View Estates, a 51-lot subdivision
2.	Settler’s Field, a 50-lot subdivision
3.	Port Washington Park, a 36-lot subdivision
4.	Soundview Estates, a 240-lot subdivision

Mason County, Washington

5.	Belfair, 246-unit multi-family site
6.	Lakeland Village, 7 infill lots

All four residential communities in Kitsap County, Washington, and the Belfair multi-family sites and Lakeland Village infill lots in Mason County, Washington are 100% owned by us.

The four residential communities in Kitsap County, Washington are still in operation. The infill lots in Mason County, Washington are currently under construction and are anticipated to be completed in the third and fourth quarters of 2020.

Our recently completed projects include the sale of all ten Saylor View Estates lots in Pierce County, Washington, whereby the final two lots were sold in March 2020. We also sold the third and final home in the Battle Point development in Bainbridge Island, Washington in March 2018. In addition, we sold our second and final home in the New Brooklyn project in Bainbridge Island, Washington in the third quarter of 2019.

In February 2020, we entered into an agreement with Olympic for the purchase of 98 residential lots in Bremerton, Washington for $3,430,000. The closing of the Olympic Acquisition is contingent upon the completion of this offering and we intend to use a portion of the proceeds to pay the purchase price. Sterling Griffin, our Chief Executive Officer and President, owns 50% of Olympic, and as a result, Mr. Griffin has an interest in the purchase price for the Olympic Acquisition being paid.

We seek to maximize our return on capital and reduce our risk exposure associated with holding land inventories by developing projects both for our single-family and multi-family lot inventory and for the sale of permitted or developed lots to regional and national builders. To further reduce our exposure, we focus on projects with targeted life cycles of approximately 24 to 36 months from the beginning of construction of the first home to close out of the community.

The core of our business plan is to acquire and develop land strategically, based on our understanding of population growth patterns, entitlement restrictions, and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth.

61

As part of our operational strategy, we plan to develop or acquire technology platforms that will provide for both the efficient sourcing of subcontractors and suppliers and increase the distribution and sale of our residential and multi-family lots and home product inventory across all mediums.

We have been operating in Western Washington’s Puget Sound region since our founding in 2014. We were formed as a Washington limited liability company in February 2014, converted into a Washington corporation on October 1, 2018, and amended our name to Harbor Custom Development on August 1, 2019. We own the registered trademark of “Harbor Custom Homes” in the United States. Our principal executive offices are located at 11505 Burnham Dr. Suite 301, Gig Harbor, Washington 98332. Our main telephone number is (253) 649-0636. Our website is www.harborcustomdev.com. The information contained on, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Business Strategy and Competitive Strengths

Our business strategy is focused on land acquisition for single and multi-family residential development, including entitlements, construction, marketing, sale, and management of residential housing in Western Washington’s Puget Sound region with a plan to expand into other similarly situated commuter markets in the United States. In addition, our ability to offer permitted and developed lots to third parties differentiates us from our competition and provides us with a source of revenue that is not tied to home sales.

Home and Finished Lot Sales

We sold three homes in 2017 and four homes in 2018 and had no finished lot sales in either year. In 2019, we sold 46 homes and 61 finished lots. The 61 finished lots represented 24% of our 2019 revenue. We are a general contractor and supervise the construction of our homes utilizing subcontractors. Our subcontractors are licensed, bonded, and are typically paid for their completed work by the tenth day of the month for their invoices submitted by the 25th day of the previous month.

Our strategy is driven by the following:

Provide Superior Quality and Homeowner Experience and Service

Our core operating philosophy is to provide a positive, memorable experience to our homeowners through active engagement in the building process and provide our customers with customization options to suit their lifestyle needs, and enhancing communication, knowledge, and satisfaction. We engineer our homes for energy-efficiency, which is aimed at reducing the homeowner’s environmental impact and energy costs.

We seek to maximize customer satisfaction by offering affordable homes that are built with quality materials and craftsmanship, exhibit distinctive design and floor plans, emphasize energy efficiency, and are situated in premium locations. Our competitive edge in the selling process focuses on the home’s features, design, and available customizing options. We believe that our homes generally offer higher quality and more distinctive designs within a defined price range or category than those built by our competitors. Our goal is not just to build houses, but rather to create desirable communities through superior design and execution.

After a buyer finalizes the personalization process of selecting a lot, house plan, and interior finishes, our rapid construction process begins. We meet the needs of new home purchasers across multiple communities and price points by maintaining a substantial inventory of ready to build lots and designer home plans. Further, our business model enables buyers to overcome the significant inventory and pricing challenges in high growth metropolitan markets. We provide new home buyers the opportunity to purchase higher quality personalized homes at competitive pricing and in a rapid timeframe.

62

Expansion into New and Complementary Markets

We intend to explore expansion opportunities in other parts of the United States. Our strategy in this regard will be to expand first into similar market niches in areas where we perceive an ability to exploit a competitive advantage. The expansion may be affected through either organic growth or acquisitions of homebuilders operating in those new markets. We have initially identified the Portland, Oregon; Denver, Colorado; and along the I-95 corridor in Georgia and South Carolina, including Myrtle Beach and Hilton Head, markets as potential expansion opportunities because we view such areas as having unique demographic features, including higher than average anticipated growth in population and income. However, we will consider other areas in the U.S. that meet our criteria and provide significant growth opportunities.

Adherence to Our Core Operating Principles to Drive Consistent Long-Term Performance

We seek to maximize shareholder value over the long-term, and therefore operate our business to mitigate risks from market downturns and position ourselves to capitalize on real estate market upturns. This management approach includes the following elements:

●	leveraging our management team’s significant experience, extensive relationships, and strong reputation with local market participants to operate and grow our business;

●	balancing decentralized, local, day-to-day decision-making responsibility with centralized corporate oversight;

●	centralizing management approval of all land acquisitions and dispositions through an asset management committee that operates according to stringent underwriting requirements;

●	ensuring all team members understand the organization’s strategy and the goals of the business and have the tools to contribute to our success;

●	attracting and retaining top talent through a culture in which team members are encouraged to contribute to our success and are given the opportunity to recognize their full potential; and

●	maintaining a performance-based corporate culture committed to the highest standards of integrity, ethics, and professionalism.

Focus on Efficient Operations

In connection with all of our projects, we strive to control costs through a stringent budget plan. We start by preparing a detailed budget for all cost categories as part of our due diligence. We closely monitor the budget throughout the process by continuing to revisit and update the budget on an ongoing basis. Virtually all components of our homes are provided by subcontractors. Much effort is expended to assure that scopes of work are complete and inclusive. Contract variances and extras are closely scrutinized for appropriateness. At the sale and closing of each home in a project, we compare the estimated and final margin of that house with the most recent budget to determine any negative variances so that we can adjust in order to better control costs on future homes in the project. We believe our disciplined process of setting realistic budgets and expectations, monitoring, and evaluating them and making any necessary adjustments to correct deviations going forward enables us to prudently control our costs.

63

Our Markets

Our business strategy is focused on the acquisition of land for development purposes and the design, construction, and sale of residential lots and single-family homes in the rapidly growing Puget Sound region of Western Washington, with further expansion planned into other markets in United States.

The Western Washington Economy and Housing Market

The Puget Sound Region encompasses the Greater Seattle Metro area and enjoys one of the strongest economies in the nation. “Per capita gross domestic product adjusted for inflation, was nearly $81,000 in 2017. That compares with $61,000 in San Diego, $63,000 in Minneapolis-St. Paul and $45,000 in Phoenix Median Household income in King County was $83,571 in 2017, far above the National Average of $57,652,” reported in the Seattle Times on May 3, 2019 by Jon Talton. On March 3, 2020, the Commercial Bureau of Real Estate (CBRE) reported that, according to the U.S. Census Bureau, the City of Seattle added over 11,000 high-income renting households between 2012 and 2017. This 163% increase was the largest of any major city in the country over that five-year span.

On January 7, 2020, The News Tribune reports the findings of Atlas Van Lines newly released annual report showing, “Washington state was second only to Idaho with its percentage of inbound moves as compared to outbound ones…” and that “Washington state also made the list among Top 10 international origins and destinations.” “The inventory of single-family homes (excluding condos) is especially tight in several counties, notably Thurston (-54%), King (-41.4%), Pierce (-40%), Snohomish (-36.1%), and Kitsap (-34.3%),” NWMLS said in a news release accompanying the report. “This market is unlike any market I’ve seen in the South Sound over the past 40 years. Too many buyers chasing too few properties,” said Dick Beeson, principal managing broker at RE/MAX Northwest in Gig Harbor in the NWMLS release.

Ronald Brownstein, on Nov. 16, 2017, in The Atlantic reported, “thirty-one Fortune 500 companies now operate research and engineering hubs in Seattle, up from seven in 2010.” In 2019, the Puget Sound Business Journal reported that Seattle has the second most jobs that start out with a six-figure annual salary – including new graduates and people new to the workforce. Over the last decade, Seattle has added 220,000 jobs driven by industry giants like Boeing, Microsoft, and Amazon. Jon Talton in the Seattle Times (May 3, 2019), writes that the big three, Boeing, Microsoft, and Amazon, “employ 166,000 in well-paid, high skilled jobs.” In addition to the big three, other Fortune 500 companies founded and headquartered in the greater Seattle area are Starbucks, Nordstrom, Costco, Alaska Air Group, Expedia, Weyerhaeuser, Paccar, and smaller companies like Eddie Bauer, Zillow, REI, T-Mobile, and many more. Deena Zaidi in the Puget Sound Business Journal Demand (July 19, 2019) finds that, “As of January, the demand in Seattle for workers with tech related skills was 68,975 job openings. By June 2019, the open positions reached 107,398.” For the US News, Levi Pulkkinen (May 14, 2019) wrote, “Washington’s gross domestic product growth rate – 5.7 percent in 2019, the highest in the nation – is largely thanks to tech expansion, which has driven up real estate values.”

The significant industry and population growth in the Seattle Metro region over the last decade, coupled with low housing supply, has driven area real estate prices to unprecedented levels. For example, in 2017, the Seattle Metro Area grew by 157 residents per day and ended the year with 20% fewer homes on the market. As a result, it is no surprise that Standard & Poor’s Case-Shiller National Home Price Index showed Seattle home prices rose 12.7% from Nov. 2016 to Nov. 2017, outpacing the national average of 6.2%. Similarly, Zillow reported in 2018 that Seattle home values had gone up 17.0% over the past year. The continued flow of new job seekers in the Puget Sound Region has led to significant competition over a limited inventory of housing creating a textbook case of low supply and high demand in Western Washington. The mad scramble for affordable housing has priced many local buyers and new arrivals out of the Seattle marketplace to lower priced inventory in adjoining counties. For example, Tacoma, the main metropolitan city of Pierce County, was the hottest housing market in the country during the month of May. Reflecting on the trend, Paul Roberts in the Seattle Times (May 25, 2019) reports, the “median home in Tacoma was on the market just eight days — the shortest period of any U.S. metro” for 2019.

64

Rather than living in downtown Seattle or King County, new hires are increasingly locating in surrounding counties, i.e., Snohomish, Pierce, and Kitsap, because each are vastly more affordable to purchase a single-family home. United States Census Bureau data shows that among the nation’s more than 3,100 counties, the county south of Seattle, Pierce, and the county north of Seattle, Snohomish, respectively had the first and second largest net increases of people moving from another county within the U.S. in 2016. As a result, home prices are reflecting these job driven patterns of movement. In Tacoma, home appreciation rose 14.9% in the second quarter of 2018 compared to a year ago, according to a new report from the Federal Housing Finance Agency. The third-highest year-over-year increase among the 245 metro areas listed. Several other Pacific Northwest metro areas were in the top 10 for year-over-year home appreciation increases; the Bellingham Herald (Aug 24, 2018) reported Bremerton in fourth at 14.4%, Seattle in sixth at 13.7%, Bellingham was eighth at 13.1%, and Wenatchee ninth at 12.6%.

Correlation between Seattle Metro Area job, population, and home-price growth

Strategy Driven by Affordability Dilemma and Commuter-County Phenomenon

A Seattle Times business report in February 2018 found that the Seattle Metro Area housing market reached unprecedented highs, exceeding $700,000 for single family homes in King County and caused an increasing number of prospective buyers to look to neighboring Snohomish, Pierce, and Kitsap Counties in search of lower cost housing.

65

The decision for most new home buyers is simple. In exchange for commuting 30 to 60 minutes to work, they can save approximately 40% to 50% in housing costs for similar or often higher quality product in neighboring counties. For example, Kitsap buyers paid a median price of $344,500 in 2018 and the median closed home sale price for Pierce County was $355,000 and $470,000 for Snohomish.

Of these prime counties surrounding the Seattle Metropolitan Area and King County, Kitsap holds the greatest potential for real estate acquisition and development. Gene Balk (Dec. 23, 2018) in the Seattle Times found that recently released United States Census Bureau county-to-county migration data showed that “Kitsap County is – for the first time – a top 5 destination for folks leaving King County.” This translates to an estimated 2,261 people per year and “a 29 percent increase from the 2010 data release.”

66

Kitsap County:

Kitsap County is located directly west of Seattle on the Kitsap Peninsula, across Puget Sound. Kitsap County is the 6th largest County in Washington State, with a population of over 260,000. In 2018, a comprehensive assessment of the accessibility to designated outdoor spaces and activities at the county level ranked Kitsap County 5th in the U.S. Not only does Kitsap County have outdoor lifestyle in abundance, Kitsap County residents can easily access the high-tech job market in Seattle using high-speed passenger only ferries and/or conventional car ferries that serve the cities of Kingston, Bainbridge Island, Bremerton, and Port Orchard. The 220-seat, passenger-only fast ferry from Bremerton to Seattle, cuts commuting time in half to 30 minutes. A recent survey finds that the median rider age is 49 and holds a well-paid professional position. The Puget Sound Business Journal (Sep. 9, 2018) reports that many upscale commuters who bought new homes in Kitsap are staying put on weekends.

Seattle - Bremerton Conventional Ferry

Newly Established Seattle / Bremerton Fast Ferry

Land acquisition and single-family home construction in Kitsap County is a focal point for us because it currently represents the greatest untapped potential in Washington State. Sean Meyers (Sep 19, 2018) for the Puget Sound Business Journal reports, “spurred by a 30% uptick in employment since 2011, Kitsap County’s housing shortage has been particularly acute and developers are beginning to seize opportunities.” Like Seattle, Kitsap is starting to feel the pressures of low inventory compounded by population increases as reported by Arla Shephard Bull in the Kitsap Sun, March 15, 2019. As reported by the Puget Sound Business Journal on March 5, 2020, the combination of limited inventory and solid demand sent the median price of a single-family home in Kitsap County up 18.1% in February 2020 compared to February 2019, according to the Northwest Multiple Listing Service.

67

Kitsap County’s economy is bolstered by substantial military spending. The Puget Sound Naval Shipyard is the U.S. Navy’s largest on the West Coast, has over 40,000 full-time defense and civilian support jobs, receives $1.6 billion annually in direct expenditure by the Department of Defense, and generates a total economic impact of $6.1 billion for the county The Department of Navy recently announced its upgraded fiscal year 2019 budget, calling for 11 new ships and extension of the service lives for 11 more many of which will require retrofitting and maintenance in Kitsap County, along with high skilled jobs needed to accomplish those mandates.

The USS Nimitz, the largest aircraft carrier in the American fleet, is homeported in Bremerton and has a compliment of over 5,000 naval personnel. Due to increased military spending and in turn creation of more high-skilled jobs, Kitsap County has a significant need for single-family homes.

Kitsap Naval Shipyard, Bremerton WA

Unlike Seattle and King County, housing prices in Kitsap County have a much greater range of affordability. As of 2019, the average home selling price in Kitsap County was $355,000, almost 50% lower than King County’s $667,000 average. Kitsap is also comparatively less developed than King County, enabling acquisition of low-cost land for the development of single-family home communities. With low home inventory, high population increases, and low cost of land, we believe we are ideally positioned to serve the market by rapidly developing sub-divisions in multiple locations at price points that target the majority of new home buyers.

68

Our Products

We offer a wide range of developed single-family lots and high-quality homes in our markets, with luxury features that are customizable to the consumer. We strive to maintain appropriate consumer product and price level diversification. We target what we believe to be the most profitable consumer groups for each of our locations while attempting to diversify so that our land portfolio is not overly concentrated in any one group. Our ability to build at multiple price points enables us to adjust readily to changing consumer preferences and affordability. We generally market our homes to entry-level and first- and second time move-up buyers through targeted product offerings in each of the communities in which we operate. We determine the profile of buyers in a given development, and design neighborhoods and homes with the specific needs of those buyers in mind. We also use measures of market-specific supply and demand to determine which consumer groups will be the most profitable in a specific land location, and then target those groups.

Land Acquisition and Development Process

We execute an integrated business model to monetize land during four distinct stages of the development cycle. As a result, we mitigate risk by providing multiple exit points for our real estate assets.

●	Sale of Entitled Land – Property sold following the controlling jurisdiction’s approval of a permitted residential or other use.

●	Sale of Finished Lots - Property sold after infrastructure completed including all roads, sidewalks, and utilities.

●	Sale of Completed Building Product – Property sold following construction of a single - family home or apartment.

●	Conversion of Inventory to Rental Property – Homes or apartments constructed held for revenue generation and appreciation.

Our acquisition process generally includes the following steps to reduce development and market cycle risk:

●	review of the status of entitlements and other governmental processing, including title reviews;

●	complete due diligence on the land parcel prior to committing to the acquisition;

●	prepare detailed budgets for all cost categories;

●	complete environmental reviews and third-party market studies;

●	utilize options, if necessary; and

●	employ centralized control of approval over all acquisitions through a land committee process.

Before purchasing large land tracts, we also engage outside engineers and consultants to help review the proposed acquisition and design the homes and community planned to be located there.

69

Homebuilding, Marketing, and Sales Process

Our philosophy is to provide a positive, memorable experience to our homeowners by actively engaging them in the building process and by enhancing communication, knowledge, and satisfaction. We provide our customers with customization options to suit their lifestyle needs and have developed a number of home designs with features such as outdoor living spaces, one-story living and first floor master bedroom suites to appeal to universal design needs. We also engineer our homes for energy-efficiency, which is aimed at reducing impact on the environment and lowering energy costs to our homebuyers.

We sell our homes through independent real estate brokers. However, we may develop an in-house sales force which would work from sales offices located in model homes close to or in each community. Sales representatives and independent brokers assist potential buyers by providing them with basic floor plans, price information, development and construction timetables, tours of model homes and the selection of options. Our personnel, along with subcontracted marketing and design consultants, carefully design the exterior and interior of each home to coincide with the lifestyles of targeted homebuyers.

Our independent brokers advertise directly to potential homebuyers through the Internet and in newspapers and trade publications, as well as through marketing brochures and newsletters. After building out a sales team, we will assume all marketing responsibilities.

We may start construction of a home when a customer has selected a lot, chosen a floor plan, and received preliminary mortgage approval. However, construction may begin prior to that point in order to satisfy market demand for completed homes and to facilitate construction scheduling and/or cost savings. Homebuilding revenues are recognized when home sales are closed, and title and possession are transferred to the buyer.

Our sales contracts typically require an earnest money deposit. Buyers are generally required to pay an additional earnest deposit when they select options or upgrades for their homes. The amount of earnest money required varies between markets and communities, but typically averages 2.5% of the total purchase price of the home. Most of our sales contracts stipulate that when homebuyers cancel their contracts with us, following a stipulated period of time, we have the right to retain their earnest money and option deposits. Our sales contracts may also include contingencies that permit homebuyers to cancel and receive a partial refund of their deposits if they cannot obtain mortgage financing at prevailing or specified interest rates within a specified time period, or if they cannot sell an existing home. The length of time between the signing of a sales contract for a home and delivery of the home to the buyer may vary, depending on customer preferences, permit approval, and construction cycles.

Customer Relations, Quality Control, and Warranty Programs

We pay particular attention to the product design process and carefully consider quality and choice of materials in order to attempt to eliminate building deficiencies. The quality and workmanship of the subcontractors we employ are monitored and we make regular inspections and evaluations of our subcontractors to seek to ensure our standards are met.

We maintain quality control and customer service staff whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after sales customer service. Our quality and service initiatives include taking customers on a comprehensive tour of their home prior to closing.

70

Warranty Programs

We provide each homeowner with product warranties covering workmanship and materials for one year from the time of closing, and warranties covering structural systems for six years from the time of closing in connection with our general liability insurance policy. We believe our warranty program meets or exceeds terms customarily offered in the homebuilding industry. The subcontractors who perform most of the actual construction also provide to us customary warranties on workmanship.

Materials

When constructing residential housing we use various materials and components. It has typically taken us four to six months to construct a home, during which time materials are subject to price fluctuations. Such price fluctuations are caused by several factors, among them seasonal variation in availability, international trade disputes and resulting tariffs and increased demand for materials as a result of the improved housing market. The current trade dispute with China has the potential to increase our cost on certain materials such as quartz slabs for countertops, engineered hardwood used in residential flooring, and bulk framing lumber. The current COVID-19 pandemic may also impact our sourcing of materials and components from our suppliers.

Our material suppliers are sub-contractors that are licensed, bonded and insured. Each sub-contractor provides a bid for the work required and is awarded a contract based on price, reputation, and ability to meet our time frames.

Our material suppliers provide us credit terms for materials used in the construction of our homes. Our suppliers’ credit terms range from a 30 to 60-day payment cycle following their delivery or installation of a product or service.

COVID-19

On April 24, 2020, the Governor of Washington lifted the moratorium on construction of single-family low-risk construction that had been imposed on March 25, 2020. The Governor implemented several requirements builders must fulfill before construction can begin, including the creation of a COVID-19 safety plan, exposure response procedure plan, mandatory jobsite safety meetings, and other safety measures. We have implemented the requisite policies and procedures and have re-started most of our housing construction. The possibility still remains that the Governor could impose new or additional requirements or restrict or completely halt construction again depending on the development of the COVID-19 infection rate.

The construction re-start has alleviated much of our cash-flow and liquidity concerns, although some risk remains as some projects have fallen behind schedule during the previous construction moratorium. We may still be unable to access part of our expected construction draws from financing partners due to the approximately one-month long construction ban.

We have not, at this time, experienced any cancelled sales contracts, nor any material supply-chain issues related to COVID-19. As unemployment rises, the risk remains that the housing market will turn against our favor as people lose their jobs and homes go into foreclosure, leading to an increase in supply, and a decrease in demand. However, this risk is mitigated by record-low interest rates as well as a strong local economy bolstered by large companies such as Amazon, Facebook, Microsoft, and Google.

Seasonality

We experience seasonal variations in our quarterly operating results and capital requirements. Historically, new order activity is highest during the spring and summer months. As a result, we typically have more homes under construction, close more homes, and have greater revenues and operating income in the third and fourth quarters of our fiscal year. Historical results are not necessarily indicative of current or future homebuilding activities.

Governmental Regulation and Environmental Matters

We are subject to numerous local, state, federal, and other statutes, ordinances, rules, and regulations concerning zoning, development, building design, construction, and similar matters which impose restrictive zoning and density requirements in order to limit the number of homes that can eventually be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development, or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain communities due to building moratoriums or “slow-growth” or “no-growth” initiatives that could be implemented in the future. Local and state governments also have broad discretion regarding the imposition of development fees for projects in their jurisdiction. Projects for which we have received land use and development entitlements, or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety, and welfare issues, which can further delay these projects or prevent their development.

71

We are also subject to a variety of local, state, federal, and other statutes, ordinances, rules, and regulations concerning the environment. The particular environmental laws which apply to any given homebuilding site vary according to the site’s location, its environmental conditions, and the present and former uses of the site, as well as adjoining properties. Environmental laws and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. From time to time, the Environmental Protection Agency (the “EPA”) and similar federal or state agencies review homebuilders’ compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber.

Under various environmental laws, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate and clean up hazardous or toxic substances or petroleum product releases, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, in those cases where an endangered species is involved, environmental rules and regulations can result in the elimination of development in identified environmentally sensitive areas. To date, we have never had a significant environmental issue.

Competition and Market Factors

We face competition in the homebuilding industry, which is characterized by relatively low barriers to entry. Homebuilders compete for, among other things, home buying customers, desirable land parcels, financing, raw materials, and skilled labor. Increased competition may prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, hinder our market share expansion or lead to pricing pressures on our homes that may adversely impact our margins and revenues. Our competitors may independently develop land and construct housing units that are superior or substantially similar to our products and because they are or may be significantly larger, have a longer operating history and have greater resources or lower cost of capital than us, may be able to compete more effectively in one or more of the markets in which we operate or plan to operate. We also compete with other homebuilders that have longstanding relationships with subcontractors and suppliers in the markets in which we operate or plan to operate and we compete for sales with individual resales of existing homes and with available rental housing.

Employees

As of the date of this prospectus, we had 40 full-time employees. None of our employees are members of a labor union or covered by a collective bargaining agreement. One of our independent contractors employs union members.

Facilities

We lease our office space (Suites 301 - 303, 11505 Burnham Dr., Gig Harbor, Washington) under a lease initiated as of December 19, 2017 for a 60-month period from March 1, 2018 through February 28, 2023.

Legal Proceedings

We are not party to any legal proceedings the resolution of which we believe would have a material adverse effect on our business, prospects, financial condition, liquidity, or results of operation. However, we may from time to time after the date of this prospectus become subject to claims and litigation arising in the ordinary course of business. One or more unfavorable outcomes in any claim or litigation against us could have a material adverse effect for the period in which such claim or litigation is resolved. In addition, regardless of their merits or their ultimate outcomes, such matters are costly, divert management’s attention, and may materially adversely affect our reputation, even if resolved in our favor.

72

MANAGEMENT

Directors and Executive Officers

Our board of directors consists of four directors. If we are a controlled company, we will not be required to have a majority of our board of directors be independent. We currently have one independent director. Our directors will serve for one-year terms and until their successors are duly elected and qualified. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to each of our three directors will be elected by a plurality of the votes cast at that meeting.

Set forth below are the names, ages and positions of our directors and executive officers as of the date of this prospectus.

Name	Age	Position with the Company
Sterling Griffin	58	Chief Executive Officer, President, and Chairman of our Board of Directors
Richard Schmidtke	58	Chief Financial Officer, Secretary, and Director
Anita Fritz	68	Vice President
Robb Kenyon	54	Director
Larry Swets	46	Independent Director

Biographical Information

Directors and Executive Officers

The following is a summary of certain biographical information concerning our current directors and our executive officers.

Sterling Griffin. Our founder, Sterling Griffin, began his career at James S. Griffin Co. in January 1985 as a principal and Vice President of Marketing, where he focused on the syndication of apartment properties, raw land, and retirement home facilities in the Puget Sound region of Washington State. Beginning in June 1989, Mr. Griffin co-founded several businesses over a 12-year period, while actively self-employed as a real estate broker, investor, and developer. In January 2012, he became the Chief Operating Officer for Hudson Homes LLC, a Washington-based residential builder and developer focused on construction of upscale homes in Pierce and Kitsap Counties, where he was responsible for land acquisition, construction, marketing, and sales. In 2014, Mr. Griffin founded our Company. Mr. Griffin is a lifelong Washington resident who graduated from Colorado College with a BA in History in 1984. We believe that Mr. Griffin should serve as a member of our board of directors due to 35 years of real estate experience, which includes land acquisition, development, syndication, and sales, that makes him well qualified.

Richard Schmidtke, C.P.A. Richard Schmidtke is the founder of Schmidtke & Associates, PLLC, a full-service accounting company he founded in August 2008. Mr. Schmidtke has 30 years of public accounting experience. Mr. Schmidtke has played an essential role in the success of numerous businesses in a wide range of industries including, tax planning, real estate, retail, and manufacturing. As a native of Tacoma, Washington, Mr. Schmidtke has established strong relationships in the community. His past and current involvement includes Trustee and Board Member of Tacoma Goodwill Foundation, past president of the Tacoma Goodwill, Trustee of the Tacoma Art Museum, board member of the Tacoma Community Redevelopment Authority Board, and Tacoma Lawn and Tennis Club. Mr. Schmidtke graduated from the University of Washington with a BA in Economics. We believe that Mr. Schmidtke should serve as a member of our board of directors due to over 30 years of accounting experience that makes him well qualified.

73

Anita Fritz. Anita Fritz is Vice President of Harbor Custom Development, Inc., and has over 30 years of real estate construction and management experience. In May 1980, Ms. Fritz began her career in residential home building as a principal and co-owner of Steven L. Fritz Homes, Inc., along with her husband. Together, they designed and built many award winning, custom, high-end homes in Billings, Montana. In August 1997, Ms. Fritz and her family relocated to the Seattle area, where she continued her career in the industry with the MurrayFranklyn Company, as a builder liaison, helping clients with the purchase and design of their homes. In May 2004, she joined DR Horton, as a design specialist, managing both the Pierce and Thurston County Design Centers, and assisting over 1,000 homebuyers. In April 2013, Ms. Fritz was retained by Freestone, Inc., as a Project Manager, assisting the President in the successful launch of six plats comprising over 1,100 homes, where she worked on plan creation, all design aspects, managing sales contracts, and closings. Ms. Fritz’ 30 years of real estate construction and management experience makes her well qualified for the position of Vice President.

Robb Kenyon. Robb Kenyon is a member of our board of directors. Mr. Kenyon served as a Branch Manager and Partner at Seattle Mortgage Company from 1992 through 2004, and then again from 2010 through 2011, where he created, built, and maintained the largest branch in the 60-year history of Seattle Mortgage. He held various managerial positions at Bank of America Home Loans/Countrywide Home Loans from 2004 through 2010. Mr. Kenyon was the California Regional Director of the Home Loan Division of Sterling Savings from March 2011 through March 2012. He was the Director of Regional New Business Development for Cornerstone Home Lending from April 2012 through October 2013. Mr. Kenyon was the Director of Sales – Construction Loans for Builder’s Capital from October 2013 to November 2018. In December 2018, Mr. Kenyon joined as a partner with SoundEquity, a national real estate construction lender. He received his B.A. in Finance from Seattle University in 1987; graduated from the Aviation Officers Candidate School of the U.S. Navy in 1988; received a Certificate Degree in Construction Management from the University of Washington in 1995; and obtained the Certified New Home Sales Professional Designation from the National Association of Home Builders in 2004 and the Certified Mortgage Bankers Designation from the Mortgage Bankers Association in 2007. Mr. Kenyon is involved in several real estate industry organizations, including the Certified Mortgage Bankers Society, The Seattle Master Builders Association, and The New Home Council. We believe that Mr. Kenyon should serve as a member of our board of directors due to 30 years of financial and lending experience that makes him well qualified.

Larry Swets. Larry Swets is an Independent Director on our board of directors. Mr. Swets founded Itasca Financial LLC, an advisory and investment firm, in 2005 and has served as its managing member since inception. Mr. Swets is also the founder and President of Itasca Golf Managers, Inc., a management services and advisory firm focused on the real estate and hospitality industries. Mr. Swets has served as a director and the Chief Executive Officer of Itasca Capital Ltd. (TSXV: ICL) since June 2016. On June 2020, Mr. Swets began serving as interim Chief Executive Officer of 1347 Property Insurance Holdings, Inc. (Nasdaq: PIH). Previously, he served as the Chief Executive Officer of Kingsway Financial Services Inc. (NYSE: KFS) from July 2010 to September 2018, including as its President from July 2010 until March 2017. Prior to founding Itasca Financial LLC, Mr. Swets served as an insurance company executive and advisor, including the role of Director of Investments and Fixed Income Portfolio Manager for Kemper Insurance. Mr. Swets began his career in insurance as an intern in the Kemper Scholar program in 1994. Mr. Swets is also a member of the board of directors of 1347 Property Insurance Holdings, Inc., Limbach Holdings, Inc. (Nasdaq: LMB), Insurance Income Strategies Ltd., Alexian Brothers Foundation, and Unbounded Media Corporation. Previously, he served as a member of the board of directors of Kingsway Financial Services Inc. from September 2013 to December 2018, Atlas Financial Holdings, Inc. (Nasdaq: AFH) from December 2010 to January 2018, FMG Acquisition Corp. (Nasdaq: FMGQ) from May 2007 to September 2008, United Insurance Holdings Corp. from 2008 to March 2012, and Risk Enterprise Management Ltd. from November 2007 to May 2012. He is a member of the Young Presidents’ Organization. Mr. Swets earned a Master’s Degree in Finance from DePaul University in 1999 and a Bachelor’s Degree from Valparaiso University in 1997. He also holds the Chartered Financial Analyst (CFA) designation. We believe that Mr. Swets experience as a director for multiple public companies makes him well qualified to serve as an independent director with us.

Family Relationships

There are no family relationships between any of our directors or executive officers.

74

Board Composition

The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Our board of directors currently consists of four persons. After the completion of this offering, we expect our board of directors to remain the same, until the next election of directors by our shareholders.

Our board of directors believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee our management, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing us, a willingness to devote the necessary time to board duties, a commitment to representing our best interests and the best interests of our shareholders, and a dedication to enhancing shareholder value.

There were no board meetings held in 2019 and all material issues were approved by the unanimous written consent of the board of directors.

Director Independence

We may be a “controlled company” under the Nasdaq rules and are not required to have a majority of our board of directors consist of “independent directors,” as defined under the Nasdaq rules. If such rules change in the future or we no longer meet the definition of a controlled company under the current rules, we will adjust the composition of our board of directors and committees accordingly in order to comply with such rules.

Regardless of our status as a “controlled company” under the Nasdaq rules, we currently have one independent director on our board of directors. We use Nasdaq’s definition of “independence” to make this determination. Nasdaq provides that an “independent director” is a person other than an executive officer or employee of the company or any other individual having a relationship with which, in the opinion of the company’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;
●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exemptions, including, among other things, compensation for board or board committee service);
●	the director is a family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;
●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officer of the company served on the compensation committee of such other entity;
●	the director or a family member of the director is a partner in, controlling shareholder of, or an executive officer of an entity to which the company made, or from which the company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exemptions); or
●	the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

75

Under such definitions, our board of directors has undertaken a review of the independence of each director and will review the independence of any new directors based on information provided by each director concerning his background, employment, and affiliations, in order to make a determination of independence. Our board of directors has determined that there is one independent director on our board of directors.

Role of our Board of Directors in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, and at such time as supporting committees are formed such as the audit committee, the compensation committee, and the nominating and corporate governance committee, each will then support the board of directors by addressing risks specific to its respective areas of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Controlled Company

Upon completion of this offering (assuming the underwriters do not exercise their over-allotment option in full), Sterling Griffin, our founder, Chief Executive Officer, President, and Chairman of our board of directors will continue to control a majority of the voting power of our outstanding common stock. As a result, we would be a “controlled company” under the Nasdaq rules. As a controlled company, exemptions under the Nasdaq rules would exempt us from certain Nasdaq requirements, including the requirements:

●	that a majority of our board of directors consists of “independent directors,” as defined under the Nasdaq rules;
●	that the compensation of our executive officers be determined, or recommended to the board of directors for determination, by majority vote of the independent directors or by a compensation committee comprised solely of independent directors; and
●	that director nominees be selected, or recommended to the board of directors for selection, by majority vote of the independent directors or by a nomination committee comprised solely of independent directors.

As a controlled company that is choosing to take advantage of any or all of the exceptions under the corporate governance requirements, we would disclose in our annual meeting proxy statement (or our next annual report on SEC Form 10-K or equivalent) that we are a controlled company and the basis for that determination.

76

Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq rules. In the event that we cease to be a controlled company, we will be required to comply with these provisions within the transition periods specified in the Nasdaq rules.

In the event that the underwriters exercise their over-allotment option in full, we would not be a controlled company, and would be required to comply with the aforementioned requirements.

These exemptions do not modify the independence requirements for the composition of our audit committee under applicable Nasdaq rules and U.S. federal securities laws. We expect to satisfy the independence requirement for the composition of our audit committee as required under applicable Nasdaq rules and U.S. federal securities laws within the timeframe applicable to companies such as our Company that have recently completed an initial public offering. (See “—Committees of our Board of Directors.”)

Committees of our Board of Directors

As a controlled company, we would not be required to have a compensation committee or nominating committee. These exemptions do not modify the independent requirement for our audit committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and applicable Nasdaq corporate governance rules within the required timeframe. These rules require that our audit committee be composed of at least three members. At the effective date of the registration statement of which this prospectus forms a part, the audit committee must include one independent director. After 90 days from the effective date of the registration statement, the audit committee is required to be comprised of a majority of independent directors. After one year from the effective date of the registration statement, the audit committee must be exclusively independent directors. The audit committee will be composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement. In addition, we intend to certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication.

On the effective date of the registration statement of which this prospectus forms a part, our audit committee will be composed of Mr. Richard Schmidtke and Mr. Larry Swets. Our board of directors has affirmatively determined that Mr. Larry Swets meets the definition of “independent director” for purposes of serving on an Audit Committee under Rule 10A-3 and Nasdaq rules.

We have established a written charter for our audit committee, in which we set forth the duties of the audit committee to, among other matters, oversee (i) our financial reporting, auditing and internal control activities; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications and independence of our independent auditors; (v) the performance of our internal audit function and independent auditors; and (vi) our overall risk exposure and management. Duties of the audit committee shall also include:

●	annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

●	be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

●	review with the independent auditors the plans and results of the audit engagement;

●	evaluate the qualifications, performance, and independence of our independent auditors;

●	have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

●	review the adequacy of our internal accounting controls; and

●	meet at least quarterly with our executive officers, internal audit staff, and our independent auditors in separate executive sessions.

Following this offering, a copy of the code of the audit committee charter will be available on our website at www.harborcustomdev.com.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that will apply to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and agents and representatives, including consultants. Following this offering, a copy of the code of business conduct and ethics will be available on our website at www.harborcustomdev.com. We intend to disclose future amendments to such code, or any waivers of its requirements, applicable to any principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions or our directors on our website identified above. The inclusion of our website address in this prospectus does not include or incorporate by reference the information on our website into this prospectus.

Limitations on Liabilities and Indemnification of Directors and Officers

There are limitations of liability and indemnification and advancement rights applicable to our directors and officers. (See “Description of Capital Stock—Limitations on Liability and Indemnification of Directors and Officers.”)

Director Compensation

Our directors have compensation arrangements. (See “Executive and Director Compensation—Director Compensation.”)

77

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

Our named executive officers for fiscal years 2019 and 2018 were Sterling Griffin, Richard Schmidtke, and Anita Fritz. The following is a summary of the elements of our compensation arrangements paid to our named executive officers for fiscal years 2019 and 2018.

The following table summarizes information regarding the compensation for fiscal years 2019 and 2018 awarded to, earned by, or paid to Sterling Griffin, our Chief Executive Officer and President; Richard Schmidtke, our Chief Financial Officer and Secretary; and Anita Fritz, our Vice President.

Name and Principal Position	Year	Salary ($)		Stock Awards ($)		Option Awards ($)		All Other Compensation ($)		Total ($)
Sterling Griffin,	2019	244,500	(1)	–		–		146,951	(10)(9)(3)	391,451
Chief Executive Officer and President	2018	96,000		980,000	(4)	30,000	(5)	759,011	(2)(6)	1,865,011
Richard Schmidtke,	2019	31,975		–		–		–		31,975
Chief Financial Officer and Secretary	2018	20,766		38,500	(7)	–		–		59,266
Anita Fritz, Vice President	2019	76,307	(11)	–		6,480	(8)	4,228		87,015

(1)	Only took a partial amount of $244,500 of his $450,000 salary for this year, and has waived the outstanding balance. The remaining balance is not an ongoing obligation of the Company.

(2)	Reflects car payments of $15,053 and $9,958 of health insurance paid by the Company.

(3)	Reflects credit card cash back of $41,060.

(4)

On October 1, 2018, we issued 3,153,154 shares of common stock, to Sterling Griffin in exchange for his ownership interest in us when we were a limited liability company. Common stock is valued at $0.31 per share.

78

(5)	Options exercisable for 67,568 shares of our common stock at a price of $0.44 per share until December 31, 2023.

(6)	In 2018, we converted from a Washington limited liability company with an election to be taxed under the provisions of Subchapter S of the Internal Revenue Code to a Washington profit corporation, which is taxed as a C corporation at the entity level. The distributions here of $734,000 include funds for taxes payable in 2017 and funds paid from the LLC entities consolidated into our financial statements.

(7)

Includes a stock award of 33,784 shares of common stock as director compensation and a stock award of 90,090 shares of common stock for a consulting agreement as Chief Financial Officer. Common stock is valued at $0.31 per share.

(8)	Consists of options exercisable for 16,217 shares of our common stock at a price of $0.40 per share until August 31, 2029.

(9)	Reflects car payments of $7,166 and $19,325 of health insurance paid by the Company.

(10)	Reflects $116,790 in dividends paid to Sterling Griffin in 2019.

(11)	Ms. Fritz was hired on February 1, 2019. This amount reflects the pro-rated portion of Ms. Fritz’s annual salary.

Narrative to Summary Compensation Table

We believe that the primary goal of executive compensation is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. We have adopted compensation policies with respect to, among other things, setting base salaries, awarding bonuses, and making future grants of equity awards to our executive officers. Our compensation committee has designed a compensation program that rewards, among other things, favorable stockholder returns, stock appreciation, our competitive position within the homebuilding industry and each executive officer’s long-term career contributions to us.

The compensation incentives designed to further these goals take the form of annual cash compensation and equity awards, as well as long-term cash and/or equity incentives measured by company and/or individual performance targets to be established by our compensation committee. In addition, our compensation committee may determine to make equity-based awards to new executive officers in order to attract talented professionals to serve us.

Annual Base Salary. Base salary is designed to compensate our named executive officers at a fixed level of compensation that serves as a retention tool throughout the executive’s career. In determining base salaries, our compensation committee considers each executive’s role and responsibility, unique skills, future potential with us, salary levels for similar positions in our market and internal pay equity.

Option Plan. Certain executives, including Sterling Griffin and Anita Fritz, were issued options pursuant to the 2018 Equity Incentive Plan. We plan to offer option awards to executives, in the discretion of the board of directors, considering the executive’s role and other compensation.

79

Outstanding Equity Awards at Year End

The following table sets forth information regarding outstanding stock options held by our named executive officers as of December 31, 2019:

Name	Grant Date	Number of Securities Underlying Options	Vesting Commencement Date		Exercise Price per share	Expiration Date
Sterling Griffin, Chief Executive Officer and President	12/31/2018	67,568	1/1/2019	(1)	$0.44	12/31/2023
Richard Schmidtke, Chief Financial Officer and Secretary	-	-	-		-	-
Anita Fritz, Vice President	2/1/2019	16,217	9/1/2019	(2)	$0.40	8/31/2029

(1)	One hundred percent of the Shares subject to this option vested immediately upon granting of the option.
(2)	One thirty-sixth of the Shares subject to this option will vest each month, subject to Ms. Fritz continuing to be an employee of the Company.

Other Elements of Compensation

401(k) Plan. We offer to all of our employees, including executives a 401k safe harbor match, where 100% of contributions are matched on the first 3% of moneys contributed on a pre-tax basis from payroll; and a 50% match on the next 2% that is contributed on a pre-tax basis from payroll.

Health/Welfare Plans. We have a health care and vision plan available to all employees, including our executives, who become eligible after 60 days of employment.

PTO Plan. Executives, including Sterling Griffin and Anita Fritz, may take PTO at any time, at their own reasonable discretion.

Employment Agreements with our Named Executive Officers

Employment Agreement with Sterling Griffin

We have an employment agreement with Sterling Griffin as our Chief Executive Officer and President, effective January 1, 2019. This employment agreement is for a term of ten years with automatic one-year renewals unless either party gives notice of termination at least 30 days prior to the expiration of its initial term or any renewal term. Mr. Griffin is entitled to an annual salary of $420,000, discretionary bonuses in the discretion of the board of directors, 67,568 options pursuant to the 2018 Equity Incentive Plan, an automobile allowance in the discretion of the Board, and participation in all benefit plans, such as paid vacation and health insurance. In the event of our termination of Mr. Griffin without cause, Mr. Griffin is entitled to 26 weeks of his then salary as severance.

80

Consulting Agreement with Richard Schmidtke

On August 22, 2018, we entered into an agreement with Schmidtke & Associates, PLLC, which provides for Richard Schmidtke to serve as our interim Chief Financial Officer, Secretary, and provide other related advisory services. Under the terms of this agreement, Mr. Schmidtke is entitled to an hourly rate of $250 and reimbursement for reasonable out of pocket expenses. Mr. Schmidtke was issued 90,091 shares of our common stock for agreeing to serve as our Chief Financial Officer and Secretary. Mr. Schmidtke, and his firm, Schmidtke & Associates PLLC, are also entitled to indemnification for matters arising out of or in connection with the provision of their services to us.

Agreement with Anita Fritz

On August 16, 2018, we sent an offer of employment to Anita Fritz for the full-time position of Vice President with a salary of $85,000. On February 1, 2019, Ms. Fritz was issued 16,217 options pursuant to the 2018 Equity Incentive Plan. As of January 1, 2020, Ms. Fritz is entitled to a salary of $100,000, and participation in all benefit plans, such as paid vacation and health insurance.

Director Compensation

The following table sets forth information regarding the compensation earned for service on our board of directors. Richard Schmidtke and Robb Kenyon were each issued 33,784 shares of common stock in 2018, pursuant to each of their Director Agreements. Sterling Griffin, our Chief Executive Officer and President, did not receive any additional compensation for service as a director. Larry Swets was issued 33,784 option awards on February 7, 2020 and will be fully vested and exercisable one year thereafter. We will also reimburse all directors for their reasonable out of pocket expenses incurred in connection with the performance of their duties as directors, including without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. There have been no changes in board compensation since 2018.

Director Name	Stock Awards – Common Stock		Option Awards
Sterling Griffin(1)	-		-
Richard Schmidtke(1)	33,784	(2)	-
Robb Kenyon(1)	33,784	(2)	-
Larry Swets(1)	-		33,784	(3)

(1)	No cash compensation for position as director.
(2)	Shares are fully vested.
(3)	Options were issued on February 7, 2020 and will vest on February 7, 2021, exercisable for 33,784 shares of our common stock at a price of $2.22 per share until February 7, 2030.

We anticipate issuing stock options under our 2018 Equity Incentive Plan to current and new directors in the future to compensate them for their service.

2018 Equity Incentive Plan

On November 12, 2018, we adopted the 2018 Equity Incentive Plan which provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), to our employees and the employees of any subsidiary corporation, and for the grant of non-statutory stock options to non-employees, including directors and other service providers.

Authorized shares. A total of 675,676 shares of our common stock have been reserved for issuance pursuant to the exercise of options issued from the 2018 Equity Incentive Plan.

Plan administration. Our board of directors administers our 2018 Equity Incentive Plan.

81

Stock options. Stock options may be granted under our 2018 Equity Incentive Plan. The exercise price of options granted under our 2018 Equity Incentive Plan must at least be equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns more than 10% of the voting power of all classes of our outstanding stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of our 2018 Equity Incentive Plan, the administrator determines the other terms of options.

Options Granted. To date, pursuant to our 2018 Equity Incentive Plan, we have issued to our employees, officers, and directors 262,172 options to purchase shares of our common stock.

Non-transferability of awards. Unless the administrator provides otherwise, our 2018 Equity Incentive Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain adjustments. In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under our 2018 Equity Incentive Plan, the administrator will adjust the number and class of shares that may be delivered under our 2018 Equity Incentive Plan and/or the number, class and price of shares covered by each outstanding award and the numerical share limits set forth in our 2018 Equity Incentive Plan. In the event of our proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or change in control. Our 2018 Equity Incentive Plan provides that in the event of a merger or change in control, as defined under the 2018 Equity Incentive Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment, termination. The administrator has the authority to amend, suspend, or terminate the 2018 Equity Incentive Plan provided such action will not impair the existing rights of any participant. Our 2018 Equity Incentive Plan will automatically terminate in 2028, unless we terminate it sooner.

Rule 10b5-1 Sales Plan

Our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they would contract with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or officer when entering into the plan, without further direction from them. The director or executive officer may amend a Rule 10b5-1 plan in some circumstances and may terminate a plan at any time. Our directors and executive officers also may buy or sell additional shares outside a Rule 10b5-1 plan when they are not in possession of material nonpublic information subject to compliance with the terms of our policy on insider trading and communications with the public. Our directors and executive officers may not establish any such plan prior to the expiration of the lock-up agreements described under “Underwriting.”

82

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Notes Payable

On March 27, 2017, we entered into a construction loan with an investment company owned by a family member of Sterling Griffin, our Chief Executive Officer and President. The loan was $2,052,600 with an interest rate of 9% and a maturity date of March 27, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 as of June 30, 2020, December 31, 2019 and 2018, the interest expense was $0, $0 and $51,500 for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

On January 10, 2017, we entered into a construction loan with an investment company owned by a family member of Sterling Griffin, our Chief Executive Officer and President. The loan was $240,700 with an interest rate of 9% and a maturity date of January 10, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 as of June 30, 2020, December 31, 2019 and 2018. The interest expense was $0, $0 and $20,000 for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

On January 17, 2017, we entered into a construction loan with the owner of the non-controlled interest in Saylor View Estates, LLC, of which we own the other 51% interest. The loan was $145,000 with an interest rate of 12% and a maturity date of January 17, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 and $0 as of June 30, 2020, December 31, 2019 and 2018. The interest expense was $0, $0 and $1,400 for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

On April 18, 2017, we entered into a construction loan with an investment company owned by a family member of Sterling Griffin, our Chief Executive Officer and President. The loan was $113,400 with an interest rate of 9% and a maturity date of April 18, 2018. The loan was collateralized by deed of trust on land. The amount outstanding was $0 as of June 30, 2020, December 31, 2019 and 2018. The interest expense was $0, $0 and $5,500 for the six months ended June 30, 2020 and the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

On April 19, 2019, we entered into a construction loan with Olympic Views, LLC. Sterling Griffin, our Chief Executive Officer and President, owns 50% of the outstanding equity interests in Olympic Views, LLC. The other 50% is owned by Reed Kelly, one of our shareholders. The loan is $442,000 with an interest rate of 12% and a maturity date of April 19, 2020. The maturity date was extended to July 30,2020. The loan is collateralized by a deed of trust on land. The amount outstanding on the loan was $442,000 as of June 30, 2020 and December 31, 2019. The interest expense was $33,200 and $37,600 for the six months ended June 30, 2020 and the year ended December 31, 2019 respectively and was capitalized as part of Real Estate. On May 15, 2020, we entered into a debt conversion agreement with Olympic, whereby we agreed to cancel the loan and convert the outstanding obligation on the loan in the amount of $496,956 into 82,826 shares of our common stock, at the initial public offering price of $6.00 per share, which conversion occurred immediately following the determination of the actual public offering price per share of the common stock to be sold in this offering. The loan shall be deemed paid in full and any security will be released upon delivery of the certificates representing our common stock.

We entered into construction loans with Sound Equity, LLC of which a director and minority shareholder, is a partner. The loans originated between November 2018 and February 2020 all of which have a one-year maturity with interest rates ranging between 8% and 11%. As of June 30, 2020, December 31, 2019, and December 31, 2018, we incurred loan origination fees of $0, $771,700, and $0 respectively. These fees are recorded as debt discount and amortized over the life of the loan. The amortization is capitalized to real estate. As of June 30, 2020, December 31, 2019, and December 31, 2018, there were $108,100, $402,300, and $0 of remaining debt discounts, respectively. As of June 30, 2020, December 31, 2019, and December 31, 2018 the outstanding loan balances were $9,980,100, $14,935,100, and $1,656,200, respectively. We incurred interest expense of $603,200, $1,191,800, and $228,600 for the six months ended June 30, 2020, the years ended December 31, 2019 and 2018, respectively, which is capitalized to Real Estate.

Due to Related Party

We use a quarry to process waste materials from the completion of raw land into sellable/buildable lots. The quarry is located on land owned by SGRE, LLC which is 100% owned by our President. The materials produced by the quarry and sold by us to others are subject to a 25% commission payable to SGRE, LLC. At June 30, 2020 and December 31, 2019, the commission payable was $46,400 and $0, respectively. The commission expense for six months ended June 30, 2020 and 2019, respectively was $78,300 and $0. Additionally, we owed SGRE, LLC $1,100 and $8,100 at June 30, 2020 and December 31, 2019, respectively. These balances were due to SGRE customers incorrectly writing checks to Harbor Materials which were deposited by Harbor Materials, LLC. When the errors were discovered they were corrected, and the funds were remitted to SGRE from Harbor Materials, LLC. The balances carry no interest and are due on demand.

On February 14, 2020, we entered into a Vacant Land Purchase and Sale Agreement, with Olympic Views, LLC (“Olympic”), pursuant to which we agreed to purchase 98 residential lots in Bremerton, Washington, that are currently owned by Olympic (the “Olympic Acquisition”). We intend to use $3,430,000 of the net proceeds of this offering, representing approximately 26% of such net proceeds, to pay the entire cash purchase price of the 98 residential lots we are purchasing from Olympic in the Olympic Acquisition, the closing of which is contingent upon completion of this offering. Sterling Griffin, the controlling shareholder, Chief Executive Officer, and director of our Company, both before and immediately following the completion of this offering, is also a senior executive officer, director, and 50% equity holder of Olympic. As such, Mr. Griffin controls the parties on both sides of the Olympic Acquisition. As a result, Mr. Griffin will derive financial and other benefits as a result of his ownership and management control of both purchaser and seller of the Olympic Acquisition, including a financial interest of $3,430,000 cash purchase price we will pay Olympic for these residential lots, which we are paying utilizing a substantial portion of the net proceeds of this offering. The Olympic Acquisition was approved on January 27, 2020 by Robb Kenyon and Rich Schmidtke, two of our three board members at the time, with Mr. Griffin recusing himself.

Land Distribution to Sterling Griffin

In 2019, we transferred land and the related mining bond with a book value of $495,500 to an investment company owned by Sterling Griffin, our Chief Executive Officer and President. We received $0 in exchange for the property. This was accounted for as a transaction between entities under common control, and as such, the book value of $495,500 was recorded as a distribution to the owners in the statement of stockholders’ equity.

Sale to Owners

During 2018, we sold land with a book value of $1,277,000 to Olympic Views, LLC, an investment company owned 50% by Sterling Griffin, our Chief Executive Officer and President. The other 50% of Olympic is owned by Reed Kelly, one of our shareholders. We received $1,250,000 in exchange for the property. This was accounted as a transaction between entities under common control, and as such, no revenue or expense was recorded in our statement of operations and the difference between the sale price and the book value of $27,000 was recorded as a distribution in the statement of stockholders equity.

Policies and Procedures for Transactions with Related Persons

The above transactions made prior to 2019 were entered into by our predecessor, Harbor LLC, and were approved by Sterling Griffin, the Manager and sole Member of Harbor LLC at the time. All future related party transactions will be voted upon by the disinterested board of directors. At such time as the audit committee is enacted, the audit committee of the board of directors will be responsible for evaluating each related party transaction and making a recommendation to the disinterested members of the board of directors as to whether the transaction at issue is fair, reasonable and within our policy and whether it should be ratified and approved. The audit committee, in making its recommendation, will consider various factors, including the benefit of the transaction to us, the terms of the transaction and whether they are at arm’s-length and in the ordinary course of our business, the direct or indirect nature of the related person’s interest in the transaction, the size and expected term of the transaction and other facts and circumstances that bear on the materiality of the related party transaction under applicable law and listing standards. The audit committee will review, at least annually, a summary of our transactions with our directors and officers and with firms that employ our directors, as well as any other related person transactions.

83

PRINCIPAL STOCKHOLDERS

Immediately prior to the completion of this offering, there are 3,596,343 shares of our common stock outstanding as of the date of this prospectus. The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this offering by:

●	each of our directors;

●	each of our named executive officers;

●	all of our directors and executive officers as a group; and

●	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

The percentage ownership information after the offering assumes the issuance of shares of common stock in this offering, but does not assume the exercise of the underwriter’s over-allotment option.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options and warrants that are either immediately exercisable or exercisable on or before the date which is 60 days after the date of this prospectus. These shares are deemed to be outstanding and beneficially owned by the person holding those options and warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

	Amount and Nature of Beneficial Ownership
Name and Address of Beneficial Owner	Shares Owned Immediately Prior to this Offering		Percentage Immediately Prior to this Offering	Shares Owned Immediately After this Offering	Percentage Immediately After this Offering

Directors and Named Executive Officers:
Sterling Griffin, Chief Executive Officer, President, Director	2,767,783	(1)	77.0%	2,767,783	51.0%

Richard Schmidtke, CFO, Secretary, Director	123,874		3.4%	123,874	2.3%

Anita Fritz, Vice President	5,406	(2)	*	5,406	*

Robb Kenyon, Director	33,784		*	33,784	*

Larry Swets, Director	–		–	–	*
All directors and executive officers as a group (five persons)	2,930,847		79.9%	2,930,847	53.9%

5% or Greater Stockholder
Laurence O Elvins (3)	535,765		14.9%	535,765	9.9%

*Less than 1%.

(1)

Includes 2,617,389 shares of common stock, options to purchase 67,568 shares of our common stock exercisable within 60 days of the date of this prospectus and 82,826 shares of common stock owned by Olympic, an entity over which Mr. Griffin exercises 50% voting power and control, following the conversion of debt owed to Olympic in the amount of $496,956 into shares of our common stock at the public offering price of $6.00, which conversion occurred upon pricing of this offering.

(2)	Consists of options to purchase 5,406 shares of our common stock exercisable within 60 days of the date of this prospectus.
(3)	Consists of 535,765 shares of common stock owned by The Griffin Investment Trust. Laurence O Elvins is the Trustee of the foregoing trust and in such capacity has the right to vote and dispose of the securities held by such trust.

84

DESCRIPTION OF CAPITAL STOCK

General

We were formed as a Washington limited liability company in February 2014 and converted into a Washington corporation on October 1, 2018. We changed our name to Harbor Custom Development, Inc. on August 1, 2019. Our authorized capital stock consists of 50,000,000 shares of common stock, no par value, and 10,000,000 shares of preferred stock, no par value. Immediately prior to this offering, there are 3,596,343 shares of our common stock outstanding. Upon the completion of this offering, as a result of the issuance of 1,766,700 shares in this offering, there will be 5,363,043 shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding (assuming that the underwriters do not exercise their over-allotment option).

Common Stock

Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common shareholders, and there are no cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock shall be entitled to vote on all matters on which shareholders generally are entitled to vote. Subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose. If there is a liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Under the terms of our governing documents, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of our common stock are fully paid and non-assessable. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Our shares of common stock are listed on the Nasdaq Capital Market under the symbol “HCDI.”

Preferred Stock

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred stock. Unless required by law or any stock exchange, the authorized but unissued shares of preferred stock will be available for issuance without further action by our shareholders. Our board of directors is authorized to divide the preferred stock into series and, with respect to each series, to fix and determine the designation, terms, preferences, limitations, and relative rights thereof, including dividend rights, dividend rates, conversion rights, voting rights, redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Without shareholder approval, we could issue preferred stock that could impede or discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders may believe is in their best interests or in which they may receive a premium for their common stock over the market price of the common stock.

85

Stock Options

On November 12, 2018, we adopted the 2018 Equity Incentive Plan, pursuant to which we may grant equity awards to our employees, officers, directors, and certain service providers. There are 675,676 shares of our common stock reserved for issuance under the 2018 Equity Incentive Plan.

As of the date of this prospectus, there were 262,172 shares of our common stock issuable upon exercise of outstanding stock options pursuant to the 2018 Equity Incentive Plan, 160,820 of which were issued to our employees with an exercise price of $0.40 per share; 67,568 of which were issued to Mr. Griffin with an exercise price of $0.44 per share; and 33,784 of which were issued to Mr. Swets, with an exercise price of $2.22 per share. There are 413,504 options that have not yet been issued under the 2018 Equity Incentive Plan.

Warrants

As of the date of this prospectus, we have 22,524 shares of our common stock issuable upon the exercise of outstanding warrants, exercisable at a per share exercise price of $0.40 for a term of ten years.

In addition, upon the closing of this offering, we have agreed to issue to the Underwriter, as compensation warrants to purchase a number of shares of common stock equal to 5% of the aggregate number of shares of common stock sold in this offering, exercisable at a per share exercise price of $7.50. (See “Underwriting.”)

Certain Provisions of Washington Law and of our Articles of Incorporation and Bylaws

The following summary of certain provisions of the Washington Business Corporations Act (referred to as the WBCA) and of our Articles of Incorporation and Bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the WBCA and our Articles of Incorporation and Bylaws. (See “Where You Can Find More Information” for how to obtain copies of our Articles of Incorporation and Bylaws.)

Our Board of Directors

Our Bylaws provide that the number of our directors will be fixed from time to time exclusively by action of our board of directors. Our Articles of Incorporation and Bylaws provide that, subject to applicable law, the rights, if any, of holders of any series of preferred stock and the rights of shareholders to fill any vacancy that results from the removal of a director at a special election meeting as described under “Removal of Directors” below, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may only be filled by the majority vote of the remaining directors in office, even if less than a quorum is present.

Pursuant to our Bylaws, each member of our board of directors who is elected at our annual meeting of our shareholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office until the next annual meeting of our shareholders and until his or her successor is elected and qualified. Pursuant to our Bylaws, directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of shareholders and entitled to vote thereon, a quorum being present at such meeting.

86

Removal of Directors

Our Bylaws provide that, subject to the rights, if any, of holders of one or more classes or series of preferred stock, any director may be removed from office at any time, but only by the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes shareholders from removing incumbent directors except with the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors and from filling the vacancies created by such removal.

Meetings of Shareholders

Pursuant to our Bylaws, an annual meeting of our shareholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our shareholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. In addition, our board of directors, the chairman of our board of directors, our chief executive officer or our president may call a special meeting of our shareholders for any purpose, but business transacted at any special meeting of our shareholders shall be limited to the purposes stated in the notice of such meeting. In addition, we will be required to hold a special election meeting under the circumstances described above under “Removal of Directors.”

Articles of Incorporation Amendments

Unless a higher vote is required by its governing documents, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Washington corporation’s Articles of Incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

Pursuant to our Bylaws, in addition to any votes required by applicable law and subject to the express rights, if any, of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with our provisions relating to the removal of directors, exculpation of directors, indemnification, and the vote of our shareholders required to amend our Bylaws. In addition, pursuant to our Articles of Incorporation, we reserve the right at any time and from time to time to amend, modify or repeal any provision contained in our Articles of Incorporation, and any other provision authorized by Washington law in force at such time may be added in the manner prescribed by our Articles of Incorporation or by applicable law, and all rights, preferences and privileges conferred upon shareholders, directors or any other persons pursuant to the Articles of Incorporation are granted subject to the foregoing reservation of rights. Notwithstanding the foregoing, no amendment or modification to, or repeal of our Articles of Incorporation provisions relating to indemnification or the exculpation of directors shall adversely affect any right or protection existing under our Articles of Incorporation immediately prior to such amendment, modification, or repeal.

87

Bylaw Amendments

Our board of directors has the power to amend, modify or repeal our Bylaws or adopt any new provision authorized by the laws of the State of Washington in force at such time. Under our Bylaws, the shareholders have the power to amend, modify or repeal our Bylaws, or adopt any new provision authorized by the laws of the State of Washington in force at such time, at a duly called meeting of the shareholders, solely with, notwithstanding any other provisions of our Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of 66 2/3% of the voting power of our capital stock enabled to vote generally.

Advance Notice of Director Nominations and New Business

Our Bylaws provide that, with respect to an annual meeting of shareholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our shareholders at an annual meeting of shareholders may be made only (1) pursuant to our notice of the meeting, (2) by or at the direction of our board of directors or (3) by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at a special meeting of shareholders at which directors are to be elected only (1) by or at the direction of our board of directors or (2) provided that our board of directors has determined that a purpose of the special meeting is to elect directors, by a stockholder who was a stockholder of record both at the time such stockholder gives us the requisite notice of such nomination or business and at the time of the special meeting, who is entitled to vote at the meeting and upon such election and who has complied with the notice procedures set forth in our Bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

88

Anti-Takeover Provisions

Our Articles of Incorporation and Bylaws and Washington law contain provisions that may delay or prevent a transaction or a change in control of us that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our shareholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our Articles of Incorporation and Bylaws. Our Articles of Incorporation and/or Bylaws contain anti-takeover provisions that:

●	authorize our board of directors, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, the powers, rights, and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

●	require that actions to be taken by our shareholders may be taken only at an annual or special meeting of our shareholders;

●	specify that special meetings of our shareholders can be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president, or shareholders of 25% of the outstanding voting shares of capital stock prior to going public and shareholders of 51% of the outstanding voting shares of capital stock after going public;

●	provide that our Bylaws may be amended by our board of directors without stockholder approval;

●	provide that directors may be removed from office only by the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors;

●	provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, even though less than a quorum;

●	provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, modification, or repeal of, or the adoption of any new or additional provision, inconsistent with our Articles of Incorporation provisions relating to the removal of directors and the vote of our shareholders required to amend our Bylaws requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors;

●	provide that the shareholders may amend, modify, or repeal our Bylaws, or adopt new or additional provisions of our Bylaws, only with the affirmative vote of 66 2/3% of the voting power of our capital stock entitled to vote generally; and

●	establish advance notice procedures for shareholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a shareholders meeting.

Business Combinations under Washington Law. Washington law imposes restrictions on certain transactions between a corporation and certain significant shareholders. Chapter 23B.19 of the WBCA prohibits, with certain exceptions, a “target corporation” from engaging in certain “significant business transactions” with an “acquiring person” who acquires 10% or more of the voting securities of the target corporation for a period of five years after such acquisition, unless the transaction or acquisition of shares is approved by a majority of the members of the target corporation’s board of directors prior to the date of the acquisition or, at or subsequent to the date of the acquisition, the transaction is approved by a majority of the members of the target corporation’s board of directors and authorized at a shareholders’ meeting by the vote of at least two-thirds of the outstanding voting shares of the target corporation, excluding shares owned or controlled by the acquiring person. The prohibited transactions include, among others, a merger or consolidation with, disposition of assets to, or issuance or redemption of stock to or from, the acquiring person, termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, certain significant business transactions may occur if certain “fair price” criteria or shareholder approval requirements are met. Target corporations include all publicly traded corporations incorporated under Washington law, as well as publicly traded foreign corporations that meet certain requirements.

89

Exclusive Forum

Our Bylaws provide that a state court located within the state of Washington (or, if no state court located within the state of Washington has jurisdiction, the United States District Court for the Western District of Washington) will be the exclusive forum for: (a) any actual or purported derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of fiduciary duty by any of our directors or officers; (c) any action asserting a claim against us or our directors or officers arising pursuant to the WBCA, our Articles of Incorporation, or our Bylaws; or (d) any action asserting a claim against us or our officers or directors that is governed by the internal affairs doctrine. This provision will not apply to actions arising under the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended. By becoming a shareholder of our Company, you will be deemed to have notice of and have consented to the provisions of our Bylaws related to the choice of forum. The choice of forum provision in our Bylaws may limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.

Limitation on Liability and Indemnification of Directors and Officers

The WBCA provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if: (i) the individual acted in good faith; and (ii) the individual reasonably believed, in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In the case of a criminal proceeding, the individual must not have had any reasonable cause to believe the conduct was unlawful.

A director may not be indemnified in connection with a proceeding by or in the right of the corporation in which the director was found liable to the corporation, or a proceeding in which the director was found to have improperly received a personal benefit. Washington law provides for mandatory indemnification of directors for reasonable expenses incurred when the indemnified party is wholly successful in the defense of the proceeding. A corporation may indemnify officers to the same extent as directors.

Washington law permits a director of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the Articles of Incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. Washington law further provides that a corporation may, if authorized by its articles of incorporation or bylaws or a resolution adopted or ratified by the shareholders, provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

90

Our Bylaws provide, among other things, for the indemnification of directors, and authorize the board of directors to pay reasonable expenses incurred by, or to satisfy a judgment or fine against, a current or former director in connection with any legal liability incurred by the individual while acting for us within the scope of his or her employment, provided, however, that such payment of expenses in advance of the final disposition of the proceeding will be made only upon the receipt of an undertaking of the director to repay all amounts advanced if it should be ultimately determined that the director is not entitled to be indemnified.

In addition, our Bylaws and director agreements provide that our directors will not be personally liable for monetary damages to us for conduct as a director if they are wholly successful in the defense of the proceeding as described above.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

We have retained Mountain Share Transfer, LLC, Atlanta, Georgia, as the transfer agent and registrar for our common stock.

91

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there was no established public trading market for our common stock. Although our shares of common stock are listed on the Nasdaq Capital Market, we cannot assure you that a significant public market for our common stock will develop or be sustained following this offering. Future sales of substantial amounts of our common stock (including shares issued on the exercise of options) in the public market, or the perception that such sales could occur, could adversely affect prevailing market prices as well as our ability to raise equity capital in the future.

Upon completion of this offering, we will have 5,363,043 shares of common stock issued and outstanding (or 5,628,048 shares if the underwriters exercise in full their option to purchase additional shares to cover over-allotments, if any).

The shares of our common stock sold in this offering and the shares of common stock sold by the selling stockholder will be freely tradable without further restriction or registration under the Securities Act, except for any shares held by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining outstanding shares of our common stock will be deemed “restricted securities” or “control securities” under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, restricted securities and control securities may be sold in the public market only if (i) they have been registered or (ii) they qualify for an exemption from registration under Rule 144 or any other applicable exemption.

Rule 144

Under Rule 144, a person (or persons whose shares are aggregated) who is, or was at any time during the three months preceding a sale, deemed to be our “affiliate” would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common stock, which would be approximately 53,630 shares of common stock immediately after this offering (assuming the underwriters do not elect to exercise their option to purchase additional shares), or the average weekly trading volume of our common stock on the during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to a six-month holding period and requirements relating to manner of sale and notice requirements and the availability of current public information about us. Upon completion of this offering and subject to the lock-up agreements described above, we expect that approximately 53% of our outstanding common stock (or 51% of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares), will be subject to limitations on sales by affiliates under Rule 144 (assuming such affiliates do not purchase any shares in this offering).

Rule 144 also provides that a person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to be, or have been, at any time during the three months preceding a sale, our affiliate, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

2018 Equity Incentive Plan

On November 12, 2018, we adopted our 2018 Equity Incentive Plan, which provides for the grant of incentive stock options within the meaning of Section 422 of the Code, to our employees and any parent and subsidiary corporation’s employees, and for the grant of non-statutory stock options, restricted stock and other stock awards to our employees, directors and certain service providers and the employees and service providers of any parent and subsidiary corporation. A total of 675,676 shares of our common stock are reserved for issuance under the 2018 Equity Incentive Plan. (See “Description of Capital Stock—Stock Options.”)

Subsequent to the effectiveness of the registration statement of which this prospectus forms a part, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2018 Equity Incentive Plan.

Lock-Up Periods

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and the majority of our shareholders, have agreed, subject to limited exceptions, without the prior written consent of the representative of the underwriters, not to directly or indirectly, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any such securities, or to enter into any transaction, swap, hedge or other arrangement relating thereto, subject to customary exceptions, or publicly disclose the intention to do any of the foregoing, for a period of 180 days from the date of this prospectus. (See “Underwriting.”)

92

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership, and disposition of shares of our common stock offered pursuant to this prospectus. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), all as in effect as of the date of this prospectus. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership, or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock pursuant to this prospectus and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

●	financial institutions, banks, and thrifts;

●	insurance companies;

●	tax-exempt organizations;

●	“S” corporations, partnerships, or other pass-through entities;

●	traders in securities that elect to mark to market;

●	regulated investment companies and real estate investment trusts;

●	broker-dealers or dealers in securities or currencies;

●	United States expatriates;

●	persons subject to the alternative minimum tax;

●	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

●	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, upon the activities of the partnership, and upon certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

93

Prospective investors should consult their tax advisors regarding the particular United States federal income tax consequences to them of acquiring, owning, and disposing of shares of our common stock, as well as any tax consequences arising under any state, local or foreign tax laws and any other united states federal tax laws.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any state or in the District of Columbia;

●	an estate the income of which is subject to United States federal income taxation regardless of its source; or

●	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

Taxation of U.S. Holders

Distributions on Shares of Our Common Stock. If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current and accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

94

Sale or Other Taxable Dispositions of Shares of Our Common Stock. If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. Information reporting will generally apply to U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. Certain U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided the U.S. holder timely furnishes the required information to the IRS.

Medicare Tax. A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to an additional tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such income or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Taxation of Non-U.S. Holders

Distributions on Shares of Our Common Stock. Distributions that are treated as dividends (see “Taxation of U.S. Holders—Distributions on Shares of Our Common Stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

95

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits and that are in excess of a non-U.S. holder’s tax basis in its shares of our common stock will be treated as gain from the sale of common stock as described under “—Sales or Other Taxable Dispositions of Shares of Our Common Stock” below.

Sales or Other Taxable Dispositions of Shares of Our Common Stock. Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is satisfied:

●	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition under regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

●	in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

●	our common stock constitutes a USRPI within the meaning FIRPTA by reason of our status as a USRPHC for United States federal income tax purposes.

96

With respect to the third bullet point above, because of our holdings of United States real property interests, we believe that we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and any foreign real property interests, it is possible that we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than 5% of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other taxable disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Non-U.S. holders should consult their tax advisors concerning the consequences of selling or otherwise disposing of shares of our common stock.

Backup Withholding Tax and Information Reporting. We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distribution payments to a non-U.S. holder of shares of our common stock provided the non-U.S. holder furnishes to us or our paying agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if either we or our paying agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax Relating to Foreign Accounts. The Foreign Account Tax Compliance Act (“FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock giving rise to such dividends) made to a foreign financial institution (as specifically defined in the Code) and certain other foreign entities if such entity fails to satisfy certain new disclosure and reporting rules. FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a foreign non-financial institution, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

97

UNDERWRITING

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as the representative of the underwriters of this offering (the “Representative”). We have entered into an underwriting agreement dated August 28, 2020 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally and not jointly agreed to purchase from us, at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of Shares
ThinkEquity, a division of Fordham Financial Management, Inc.	1,512,700
Aegis Capital Corp.	254,000
Total	1,766,700

The underwriters are committed to purchase all shares offered by us other than those covered by the over-allotment option described below, if any are purchased. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters propose to offer the shares offered by us to the public at the public offering price set forth on the cover of the prospectus. After the shares are released for sale to the public, the underwriters may change the offering price and other selling terms at various times.

Over-Allotment Option

We have granted to the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to 265,005 additional shares of our common stock (15% of the shares sold in this offering) at the initial public offering price, less the underwriting discounts and commissions. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares of our common stock approximately proportionate to that underwriter’s initial purchase commitment set forth in the table above. Any shares of our common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of our common stock that are the subject of this offering. If this option is exercised in full, the total offering price to the public will be $12,190,230 and the total net proceeds, before expenses, to us will be $11,336,915.

98

Discounts and Commissions

The Representative has advised us that the underwriters propose to offer the shares of common stock to the public at the public offering price per share set forth on the cover page of this prospectus. The underwriters may offer shares to securities dealers at that price less a concession of not more than $0.27 per share, of which up to $0.00 per share may be re-allowed to other dealers.

The following table summarizes the public offering price, underwriting discounts and commissions and proceeds before expenses to us assuming both no exercise and full exercise by the underwriters of their over-allotment option:

	Per Share	Total Without Over-allotment Option	Total with Over-allotment Option
Public offering price	$6.00	$10,600,200	$12,190,230
Underwriting discounts and commissions (7%)(1)	$0.42	$742,014	$853,315
Proceeds, before expenses, to us	$5.58	$9,858,186	$11,336,915

(1)	We have agreed to pay a non-accountable expense allowance to the Representative equal to 1% of the gross proceeds received in this offering (excluding proceeds received from exercise of the underwriters’ over-allotment option) which is not included in Underwriting discounts and commissions.

We have paid an expense deposit of $25,000 to the Representative, which will be applied against the Representative’s accountable out-of-pocket expenses (in compliance with FINRA Rule 5110(f)(2)(C)) that are payable by us in connection with this offering. We have agreed to reimburse the Representative for the fees and expenses of its legal counsel in connection with the offering in an amount not to exceed $100,000, the fees and expenses related to the use of book building, prospectus tracking and compliance software for the offering in the amount of $29,500, up to $15,000 for background checks of our officers and directors, out-of-pocket fees and expenses of the Representative for marketing and roadshows for the offering not to exceed $20,000, and up to $7,500 of the costs associated with preparing bound volumes of the public offering materials and any commemorative mementos or lucite tombstones for the offering.

We estimate the expenses of this offering payable by us, not including underwriting discounts and commissions, will be approximately $950,000.

Representatives’ Warrants

We have agreed to issue to the Representative, upon the closing of this offering, warrants to purchase up to an aggregate of 88,335 shares of our common stock (5% of the shares of common stock sold in this offering, but excluding any shares sold upon exercise of the underwriters’ over-allotment option) (the “Representative’s Warrants”). The Representative’s Warrants are exercisable at a per share price equal to $7.50. The Representative’s Warrants are exercisable at any time and from time to time, in whole or in part, commencing on the one-year anniversary of the effective date of the registration statement of which this prospectus is a part (which is the effective date of this offering) and expiring on the date that is four years following the date such warrants become exercisable.

99

The Representative’s Warrants are deemed underwriter compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. The Representative (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of this offering. In addition, the Representative’s Warrants provide for registration rights upon request, in certain cases. The demand registration right provided will not be greater than five years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of this offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the Representative’s Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the Representative’s Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger, or consolidation. However, neither the Representative Warrant exercise price, nor the number of shares of common stock underlying such warrants, will be adjusted for issuances of shares of common stock by the Company at a price below the exercise price of the Representative’s Warrants.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

Pursuant to certain “lock-up” agreements, we and our executive officers, directors and the majority of our shareholders, have agreed, subject to limited exceptions, without the prior written consent of the Representative, not to directly or indirectly, offer, pledge, sell, contract to sell, grant, lend, or otherwise transfer or dispose of, directly or indirectly, our common stock or any securities convertible into or exercisable or exchangeable for our common stock (the “Lock-Up Securities”), enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Lock-Up Securities, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Lock-Up Securities, or to enter into any transaction, swap, hedge or other arrangement relating to any Lock-Up Securities, subject to customary exceptions, or publicly disclose the intention to do any of the foregoing, for a period of 180 days from the date of this prospectus.

Right of First Refusal

Subject to certain limited exceptions, until 18 months after the closing date of this offering, the Representative will have, subject to certain exceptions, an irrevocable right of first refusal to act as sole investment banker, sole book-runner, and/or sole placement agent, at the Representative’s sole discretion, for each and every future public and private equity and debt offering, including all equity linked financings, during such 18 month period, for us, or any successor to or any subsidiary of us, on terms customary for the Representative. The Representative will have the sole right to determine whether or not any other broker-dealer shall have the right to participate in any such offering and the economic terms of any such participation.

100

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Offer, Sale and Distribution of Shares

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids, and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the shares while the offering is in progress.

Over-allotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares that they purchase in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or purchasing shares in the open market.

Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the over-allotment option. If the underwriters sell more shares than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the shares originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

101

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our shares of common stock or preventing or retarding a decline in the market price of our shares of common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be affected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making

In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Capital Market or on the OTCQB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the securities and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Offer Restrictions Outside of the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that country or jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other Relationships

The underwriters and their affiliates may in the future provide various advisory, investment and commercial banking and other services for us in the ordinary course of business, for which they may receive customary fees and commissions. However, we have not yet had, and have no present arrangements with any of the underwriters for any further services.

102

Pricing of the Offering

Prior to this offering, there was no established public market for our common stock. The initial public offering price was determined by negotiations among us and the representative of the underwriters. In addition to prevailing market conditions, among the factors to be considered in determining the initial public offering price of our common stock were:

●	our historical performance;
●	estimates of our business potential and our earnings prospects;
●	an assessment of our management; and
●	the consideration of the above factors in relation to market valuation of companies in related businesses.

An active trading market for the shares of our common stock may not develop. It is also possible that the shares will not trade in the public market at or above the initial public offering price following the closing of this offering.

103

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by FitzGerald Yap Kreditor LLP, Irvine, California. Certain legal matters in connection with this offering will be passed upon for the underwriters by Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., New York, New York.

EXPERTS

Our consolidated financial statements as of and for the years ended December 31, 2019 and 2018, included in this prospectus have been so included in reliance on the report of Rosenberg Rich Baker Berman, P.A., an independent registered public accounting firm, given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC’s website at www.sec.gov.

Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act, applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information, and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.harborcustomdev.com. You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

104

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Reports of Independent Registered Public Accounting Firm	F-1

Consolidated Balance Sheets as of December 31, 2019 and 2018	F-2

Consolidated Statements of Operations for the Years Ended December 31, 2019 and 2018	F-3

Consolidated Statements of Cash Flows for the Years Ended December 31, 2019 and 2018	F-4

Consolidated Statements of Changes in Stockholders’ Equity (Deficit) for the Periods January 1, 2018 through December 31, 2019	F-5

Notes to Consolidated Financial Statements for the Years Ended December 31, 2019 and 2018	F-6

Condensed Consolidated Balance Sheets as of June 30, 2020 (Unaudited) and December 31, 2019	F-28

Condensed Consolidated Statement of Operations for Three and Six Months Ended June 30, 2020 and 2019 (Unaudited)	F-29

Condensed Consolidated Statements of Cash Flows for Six Months Ended June 30, 2020 and 2019 (Unaudited)	F-30

Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the Periods January 1, 2019 through June 30, 2019 and January 1, 2020 through June 30, 2020 (Unaudited)	F-31

Notes to the Condensed Consolidated Financial Statements for the Six Months Ended June 30, 2020 and 2019	F-32

105

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Harbor Custom Development Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Harbor Custom Development Inc. and Subsidiaries (the Company) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Previously Issued Financial Statements

As discussed in Note 2, the Company has restated its 2018 financial statements to correct an error.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Rosenberg Rich Baker Berman, P.A.

We have served as the Company’s auditor since 2019.

Somerset, New Jersey

March 4, 2020, except for updates to Note 8 – Construction Loans, Note 11 – Related Parties, Note 12 - Leases and Note 13 - Income Tax, as to which the date is April 23, 2020.

F-1

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC. F/K/A HARBOR CUSTOM HOMES LLC

CONSOLIDATED BALANCE SHEETS

December 31, 2019 and 2018

		(As Restated)
	2019	2018

ASSETS

Real Estate	$25,278,200	$18,449,900
Property, Plant and Equipment, net	5,071,900	2,528,700
Right of Use Asset	1,132,700	-
Cash	430,000	81,900
Prepaid Expense	117,600	14,700
Accounts Receivable	11,800	52,000
Restricted Cash	-	139,000
Deferred Tax Asset	171,600	-

TOTAL ASSETS	$32,213,800	$21,266,200

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES

Construction loans - Related party, net of debt discount of $402,300 and $0, respectively	$14,974,700	$1,656,200
Construction loans, net of debt discount of $148,400 and $0, respectively	9,499,300	17,172,300
Accounts payable and Accrued expenses	3,770,400	801,000
Equipment loans	3,476,800	997,400
Operating Lease Liabilities	1,115,500	-
Finance Leases	520,700	705,600
Deferred income tax	-	463,000
Deferred Revenue	73,200	-
Due to Related party	8,100	-
Income tax payable	-	54,800

TOTAL LIABILITIES	33,438,700	21,850,300

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock, No Par 10,000,000 shares authorized and 0 issued and outstanding at December 31,2018 and 2017	-	-
Common Stock, No Par 50,000,000 shares authorized and 3,513,517 issued and outstanding at December 31, 2019 and 2018	670,900	670,900
Additional Paid In Capital	119,100	112,000
Accumulated Deficit	(954,300)	(577,600)
Total Stockholders’ Equity	(164,300)	205,300
Non-Controlling Interests	(1,060,600)	(789,400)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(1,224,900)	(584,100)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$32,213,800	$21,266,200

See accompanying notes to the consolidated financial statements.

(Amounts rounded to the nearest $100)

F-2

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC. F/K/A HARBOR CUSTOM HOMES LLC

CONSOLIDATED INCOME STATEMENTS

Years Ended December 31, 2019 and 2018

		(As Restated)
	2019	2018

Sales	$30,953,500	$5,730,300

Cost of Sales	27,645,100	4,936,700

Gross Profit	3,308,400	793,600

Operating Expenses	3,466,800	2,765,900

Operating Income (loss)	(158,400)	(1,972,300)

Other Income (Expense)
Other Income	79,100	19,200
Income from the Equity Method Investment	-	1,229,700
Interest Expense	(358,300)	(117,700)
Total Other Income (Expense)	(279,200)	1,131,200

Loss Before Tax	(437,600)	(841,100)

Income Tax (Benefit) Provision	(634,600)	517,800

Net Income (loss)	$197,000	$(1,358,900)

Net Income Attributable to Non-controlling interest	$(38,600)	$31,500

Net Income (Loss) Attributable to Stockholders	$235,600	$(1,390,400)

Net Income (Loss) Per Share - Basic	$0.07	$(0.40)

Net Income (Loss) Per Share - Diluted	$0.07	$(0.40)

Weighted Average Common Shares Outstanding - Basic	3,513,517	3,513,517

Weighted Average Common Shares Outstanding - Diluted	3,513,517	3,513,517

See accompanying notes to the consolidated financial statements.

(Amounts rounded to the nearest $100)

F-3

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC. F/K/A HARBOR CUSTOM HOMES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2019 and 2018

		(As Restated)
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$197,000	$(1,358,900)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Income from Equity Method Investment	-	(1,229,700)
Depreciation expense	427,600	210,000
Stock compensation	7,100	-
Shares issued for Services	-	112,000
Amortization	153,500	-
Net change in assets and liabilities:
Accounts Receivable	40,200	163,000
Prepaid Expenses	(102,900)	25,300
Real Estate	(6,089,900)	(7,166,900)
Deferred revenue	73,200	-
Deferred income tax	(634,600)	463,000
Income tax payable	(54,800)	54,800
Right of use Liability payments	(170,700)	-
Accounts Payable and Accrued Expenses	2,969,400	449,400
NET CASH USED IN OPERATING ACTIVITIES	(3,184,900)	(8,278,000)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from Sale of Equipment	-	-
Contributions to Equity Method Investment	-	(43,400)
Purchase of Property and Equipment	(402,800)	(513,000)
Proceeds from Equity Method Investment	-	1,664,000
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(402,800)	1,107,600

CASH FLOWS FROM FINANCING ACTIVITIES
Due to Related parties	8,100	-
Construction loans, net	(7,524,600)	8,292,000
Financing fees paid	(1,289,100)	-
Construction loans related parties, net	13,720,800	(654,900)
Payments on financing leases	(185,100)	(170,400)
Contributions	-	58,100
Distributions	(488,400)	(749,300)
Repayment for equipment loans	(444,900)	(201,600)
NET CASH PROVIDED BY FINANCING ACTIVITIES	3,796,800	6,573,900

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	209,100	(596,500)

CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	220,900	817,400

CASH AND RESTRICTED CASH AT END OF YEAR	$430,000	$220,900

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$352,800	$117,700

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Right of Use Assets	$1,286,200	$-
Amortization of Debt Discount (Capitalized)	$738,400	$-
Distribution of Land	$(356,500)	$-
Financing of Asset Additions	$2,924,500	$1,078,100

See accompanying notes to the consolidated financial statements.

(Amounts rounded to the nearest $100)

F-4

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC. F/K/A HARBOR CUSTOM HOMES LLC

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

For the Periods January 1, 2018 through December 31, 2019

	Common Stock		Preferred Stock		Additional	(Accumulated Deficit)		Non-	Total
	Shares	No	Shares	No	Paid	Retained	Stockholders’	Controlling	Stockholders’
	Issued	Par	Issued	Par	in Capital	Earnings	Equity	Interest	Equity

Balance, January 1, 2018	-	$-	-	$-	$628,100	$415,000	$1,043,100	$310,900	$1,354,000

Contributed Capital					61,100	-	61,100	-	61,100
Issuance of Shares for Capital	3,153,154	670,900			(670,900)	-	-	-	-
Shares issued for Services (As Restated)	360,363	-			112,000		112,000		112,000
Distributions						(734,000)	(734,000)	-	(734,000)
Dissolution of Bay Vista					(18,300)	1,131,800	1,113,500	(1,131,800)	(18,300)
Net Income (As Restated)					-	(1,390,400)	(1,390,400)	31,500	(1,358,900)

Balance, December 31, 2018 (As Restated)	3,513,517	$670,900	-	$-	$112,000	$(577,600)	$205,300	$(789,400)	$(584,100)

Distributions						(116,800)	(116,800)	(232,600)	(349,400)
Stock Compensation Expense					5,500		5,500		5,500
Issuance of Warrants					1,600		1,600		1,600
Transfer of land to Owner						(495,500)	(495,500)		(495,500)
Net Income						235,600	235,600	(38,600)	197,000

Balance, December 31, 2019	3,513,517	$670,900	-	$-	$119,100	$(954,300)	$(164,300)	$(1,060,600)	$(1,224,900)

See accompanying notes to the consolidated financial statements.

(Amounts rounded to the nearest $100)

F-5

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company and its subsidiaries principal business activity involves acquiring raw land and developed lots for the purpose of building and selling single family and multifamily dwellings in the Puget Sound region of Washington State. The Company utilizes its heavy equipment resources to develop lots for the creation of inventory for its residential construction arm and to provide development infrastructure construction on a contract basis to other home builders. Single family construction and infrastructure construction contracts vary but are typically less than one year.

Effective October 1, 2018, the Company converted from a Washington Limited Liability Company (S-corporation) to a Washington Profit Corporation (C-corporation).

On August 1, 2019, the Company changed its name from Harbor Custom Homes, Inc. to Harbor Custom Development, Inc.

Principles of Consolidation

The consolidated financial statements include the following subsidiaries of Harbor Custom Development, Inc. as of the reporting period ending dates as follows (all entities are formed as Washington LLCs):

		Attributable Interest
Names	Dates of Formation	2019	2018
Bay Vista Blvd Apartments, LLC*	May 15, 2017	N/A	50%
Saylor View Estates, LLC	March 30, 2014	51%	51%
Harbor Excavation, LLC**	July 3,2017	N/A	90%
Harbor Materials, LLC	July 5, 2018	100%	100%
Werner RD Industrial, LLC	December 15, 2017	100%	100%
Belfair Apartments, LLC	December 3,2019	100%	N/A

* Bay Vista Blvd Apartments, LLC was closed as of December 31, 2018 with the IRS and dissolved with the State of Washington as of October 3, 2019.

** Harbor Excavation, LLC was voluntarily dissolved with the State of Washington as of June 14, 2019.

All intercompany transactions and balances have been eliminated in consolidation.

As of December 31, 2019, and December 31, 2018, the aggregate non-controlling interest was $(1,060,600) and $(789,400) as restated, respectively.

F-6

Basis of Presentation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

All numbers in these financial statements are rounded to the nearest $100.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary, from the estimates that were used.

Stock-Based Compensation

Effective as of November 19, 2018, the Company’s Board of Directors and Stockholders approved and adopted the 2018 Incentive and Non-Statutory Stock Option Plan (the “2018 Plan”). The 2018 Plan allows the Administrator (as defined in the 2018 Plan), currently the Board of Directors, to determine the issuance of incentive stock options, non-qualified stock options and restricted stock to eligible employees and outside directors and consultants of the Company. The Company has reserved 675,676 shares of common stock for issuance under the 2018 Plan.

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) which establishes financial accounting and reporting standards for stock-based employee compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument.

The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Stock-based compensation expenses are included in selling, general and administrative expenses in the consolidated statement of operations.

For the years ended December 31, 2019 and 2018 when computing fair value of share-based payments, the Company has considered the following variables:

	December 31, 2019	December 31, 2018
Risk-free interest rate	1.56- 1.84%	2.46-2.59%
Exercise Price	$0.40	$0.40 - $0.44
Expected life of grants	5.0-6.53 years	2.50 – 6.51 years
Expected volatility of underlying stock	31.75-32.89%	26.9 – 31.49%
Dividends	0%	0%

F-7

The expected option term is computed using the “simplified” method as permitted under the provisions of ASC 718-10-S99. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The share price as of the grant date was determined by an independent third party 409(a) valuation. Expected volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock does not have sufficient historical trading activity. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

Earnings (Loss) Per Share

Earnings per share (“EPS”) is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to Section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net income (loss) attributable to common stockholders per common share.

		(As Restated)
	December 31, 2019	December 31, 2018

Numerator:
Net income (loss) attributable to common stockholders	$235,600	$(1,390,400)
Effect of dilutive securities:	—	—

Diluted net income (loss)	$235,600	$(1,390,400)

Denominator:
Weighted average common shares outstanding - basic	3,513,517	3,513,517
Dilutive securities (a):
Options	-	-
Warrants	-	-

Weighted average common shares outstanding and assumed conversion – diluted	3,513,517	3,513,517

Basic net income (loss) per common share	$0.07	$(0.40)

Diluted net income (loss) per common share	$0.07	$(0.40)

(a) - Anti-dilutive securities excluded:	139,742	-

F-8

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of the company short-term financial instruments approximates fair value due to relatively short period to maturity for these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of December 31, 2019 and 2018.

Restricted Cash

As part of the purchase of a quarry parcel, the Company received a mining permit which is not currently utilized. As part of the transfer process, the Washington State Department of Natural Resources required a bond or cash equivalent of $139,000. The Company has chosen to establish a restricted deposit account with the Company’s financial institution. In 2019, the restricted cash was transferred to the Sterling Griffin President as part of the land distribution as discussed in Note 11.

Accounts Receivable

Accounts receivable are reported at the amount the Company expects to collect from outstanding balances. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. The allowance for doubtful accounts was $11,300 and $0 at December 31, 2019 and 2018.

Property and Equipment and Depreciation

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after considering their respective estimated residual values) over the estimated useful lives:

Construction Equipment	10 years
Leasehold improvements	The lesser of 10 years or the remaining life of the lease
Furniture and Fixtures	5 years
Computers	3 years
Vehicles	10 years

F-9

Real Estate Assets

Real estate assets are recorded at cost, except when real estate assets are acquired that meet the definition of a business combination in accordance with Financial Accounting Standards Board (“FASB”) ASC 805, “Business Combinations,” which acquired assets are recorded at fair value. Interest, property taxes, insurance, and other incremental costs (including salaries) directly related to a project are capitalized during construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

The Company capitalized interest from related party borrowings of $1,229,400 and $228,600 for the years ended December 31, 2019 and 2018, respectively. The Company capitalized interest from third-party borrowings of $1,563,700 and $1,375,000 for the years ended December 31, 2019 and 2018 respectively.

A property is classified as “held for sale” when all the following criteria for a plan of sale have been met:

(1) Management, having the authority to approve the action, commits to a plan to sell the property.

(2) The property is available for immediate sale in its present condition, subject only to terms that are usual and customary.

(3) An active program to locate a buyer and other actions required to complete the plan to sell, have been initiated.

(4) The sale of the property is probable and is expected to be completed within one year of the property being under a contract to be sold.

(5) The property is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and

(6) Actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

When all of these criteria have been met, the property is classified as “held for sale”.

In addition to our annual assessment of potential triggering events in accordance with ASC 360, the Company applies a fair value-based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

As of December 31, 2019 and 2018, there was no impairment recognized for any of the projects.

F-10

Revenue and Cost Recognition

Accounting Standards codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contract to provide goods or services to customers. The Company adopted this new standard on January 1, 2018 under the modified retrospective method. The adoption did not have a material effect on our financial statements.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised good or services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods or services. The provision of ASC 606 includes a five-step process by which we determine revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which we expect to be entitled in exchange for those goods or services.

ASC 606 requires us to apply the following steps: (1) identify the contract with the customers; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, we satisfy the performance obligations.

A detailed breakdown of the five-step process for the revenue recognition of Real Estate Revenue is as follows:

1. Identify the contract with a customer

The Company has signed agreements with home buyer to purchase a lot with a completed house. The contract has agreed upon prices, timelines, and specifications for what is to be provided.

2. Identify the performance obligations in the contract

Performance obligations of the company include delivering a develop lot with a completed house to the customer, which are required to meet certain specifications that are outlined in the contract. The customer inspects the house prior to accepting title to ensure all specifications are met.

3. Determine the transaction price

The transaction price is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

4. Allocation of the transaction price to performance obligations in the contract

Each lot with a completed house is a separate performance obligation, for which the specific price in the contract is allocated.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

The buyer does the inspection to make sure all conditions/requirements are met before taking title of house. The Company recognizes revenue when title is transferred. The Company does not have further performance obligation once title is transferred.

A detailed breakdown of the five-step process for the revenue recognition of Construction Materials sold to or received from contractors is as follows:

1. Identify the contract with a customer

There are no signed contracts. Each transaction is verbally agreed to with the customer.

2. Identify the performance obligations in the contract

To deliver or receive materials from customers and based on the verbal agreement reached.

F-11

3. Determine the transaction price

The Company has a set price list for receiving approved fill materials to recycle or provide customers with a combination of said materials. This is open to negotiation by the sales staff in special circumstances. Each load of materials is weighed at a state certified scale and a weight ticket is generated. If it is material received it generates revenue for the disposal of the material for the customer. If construction material is sold it generates revenue from the sale of said material to the customer. The weight ticket goes to the accounting department and is used to generate an invoice to the customer.

4. Allocation of the transaction price to performance obligations in the contract

There is only one performance obligation, which is to pick up or deliver the materials. The entire transaction price is therefore allocated to the performance obligation.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

The performance obligation is fulfilled, and revenue recognized when the materials have been received or delivered by the company.

Revenues for Real Estate and Construction Materials:

For the years ended December 31, 2019 and 2018, revenues from contracts with customers are summarized by product category as follows:

	12/31/2019	As restated 12/31/2018
Real Estate	$30,683,400	$5,290,000
Construction Materials	270,100	440,300
Total Revenue	$30,953,500	$5,730,300

Contract Asset and Contract Liabilities

Based on our real estate contracts, when a certified closing statement is received our performance obligations have been satisfied, at which point the payment is unconditional. Accordingly, our contracts do not give rise to contract assets or liabilities under ASC 606. There are no accounts receivable relating to these contracts as amounts are fully paid at closing of the property.

Based on our Construction Material sales activity net trade accounts receivables are generated and were $11,800 and $52,000 December 31,2019 and 2018, respectively.

Cost of Sales

Land acquisitions costs are allocated to each lot based on the size of the lot comparing to the total size of all lots in a project. Development cost and capitalized interest are allocated to lots sold based on the area method.

Cost relating to the handling of recycled construction materials and converting items into usable construction materials for resale are charged to cost of sales as incurred.

Advertising

Costs for designing, producing, and communicating advertising are expensed as incurred. Advertising expense for the years ended December 31, 2019 and 2018 were $67,500 and $8,500, respectively.

F-12

Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and recognized a right of use (“ROU”) asset and liability in the condensed consolidated balance sheet in the amount of $474,200 related to the operating lease for office and warehouse space. Results for the year ended December 31, 2019 are presented under ASC 842, while prior period amounts were not adjusted and continue to be reported in accordance with the legacy accounting guidance under ASC Topic 840, Leases.

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.

Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Refer to Note 12. Leases for additional disclosures required by ASC 842.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position.

As of February 15, 2014, the Company had elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company did not pay federal corporate income taxes on its taxable income. Instead, the stockholders were liable for individual federal income taxes on their respective shares.

F-13

Effective November 29, 2018, the Company converted from a Washington Limited Liability Company (S corporation) to a Washington Profit Corporation. As of that date the Company is taxed as a C corporation at the entity level.

Recent Accounting Pronouncements

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (ASU 2016-18), which requires that restricted cash and cash equivalents be included as components of total cash and cash equivalents as presented on the statement of cash flows. ASU 2016-18 was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017 and a retrospective transition method is required. This guidance did not impact financial results but resulted in a change in the presentation of restricted cash and restricted cash equivalents within the statement of cash flows. The Company adopted this guidance in 2018.

On February 25, 2016, the Financial Accounting Standards Board (FASB) released Accounting Standards Update No. 2016-02, Leases (Topic 842) (the Update). This ASU requires an entity to recognize a right-of-use asset (“ROU”) and lease liability for all leases with terms of more than 12 months. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2019, with early adoption permitted. The adoption has been reflected in ROU asset and liability on the Balance sheet.

In May 2014, the FASB issued accounting standard update (“ASU”) No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. In doing so, companies will need to use more judgment and make more estimates than under previous guidance. This may include identifying performance obligations in the contract, estimating the amount of variable consideration to include in the transaction price and allocating the transaction price to each separate performance obligation.

In July 2015, the FASB approved the proposal to defer the effective date of ASU 2014-09 standard by one year. Early adoption was permitted after December 15, 2016, and the standard became effective for public entities for annual reporting periods beginning after December 15, 2017 and interim periods therein. In 2016, the FASB issued final amendments to clarify the implementation guidance for principal versus agent considerations (ASU No. 2016-08), accounting for licenses of intellectual property and identifying performance obligations (ASU No. 2016-10), narrow-scope improvements and practical expedients (ASU No. 2016-12) and technical corrections and improvements to ASU 2014-09 (ASU No. 2016-20) in its new revenue standard. The Company reviewed customer contracts, applied the five-step model of the new standard to its contracts, and compared the results to its current accounting practices. The adoption of this standard required increased disclosures related to the disaggregation of revenue.

In March 2018, the FASB issued ASU 2018-05, “Income Taxes (Topic 740) – Amendments to SEC paragraphs Pursuant to SEC Staff Accounting Bulletin (SAB) No. 118.” ASU 2018-05 amends the Accounting Standards Codification to incorporate various SEC paragraphs pursuant to the issuance of SAB 118, which addresses the application of generally accepted accounting principles in situations when a registrant does not have necessary information available, prepared, or analyzed (including computation) in reasonable detail to complete the accounting for certain income tax effects of the Tax Cuts and Jobs Act. The ASU does not have material impact on the Company.

F-14

Effective January 1, 2019, upon the adoption of ASU No. 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting (“ASU 2018-07”), equity-classified share-based payment awards issued to nonemployees will be measured at grant date fair value similarly to those of employees (see Recently Adopted Accounting Pronouncements). Prior to the adoption of ASU 2018-07, and for the year ending December 31, 2018, compensation expense for share-based awards granted to nonemployees was recognized over the period during which services were rendered by such nonemployees until completed. At the end of each financial reporting period prior to completion of the service, the fair value of these awards was remeasured using the then-current fair value of the Company’s common shares and updated assumption inputs in the Black-Scholes option-pricing model, as applicable. After the adoption of ASU 2018-07, equity-classified share-based payment awards issued to nonemployees are no longer revalued as the equity instruments vest. ASU 2018-07 also allows entities to use the expected term to measure nonemployee options or elect to use the contractual term as the expected term, on an award-by-award basis.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of undiscounted estimates future cash flow expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. As of December 31, 2019 and 2018, there were no impairment losses recognized for long-lived assets.

2. RESTATEMENT OF PREVIOUSLY ISSUED CONSOLIDATED FINANCIAL STATEMENT

The Company has restated its audited consolidated financial statements for the year ended December 31, 2018

1)	Stock Based compensation for services in the amount of $112,000 was omitted from the 2018 statements.
2)	Financing loans on leased equipment were incorrectly classified with Equipment loans in the amount of $705,600.
3)	Harbor Materials revenue of $135,000 was incorrectly classified as other income instead of revenue.
4)	Saylor View Estates cost of sales was understated by $65,200.

F-15

The following table presents the impacted of the above items on the Consolidated Balance Sheet as previously reported, restatement adjustments and the Consolidated Balance Sheet as restated at December 31, 2018:

	As previously Reported	Adjustments	As Restated
ASSETS
Real Estate	$18,515,100	$(65,200)	$18,449,900
TOTAL ASSETS	$21,331,400	$(65,200)	$21,266,200

LIABILITIES
Equipment loans	$1,703,000	$(705,600)	$997,400
Finance Leases	$-	$705,600	$705,600
TOTAL LIABILITIES	$21,850,300		$21,850,300

STOCKHOLDERS’ EQUITY (DEFICIT)
Additional Paid In Capital	$-	$112,000	$112,000
(Accumulated Deficit) Retained Earnings	$(432,300)	$(145,300)	$(577,600)
Total Stockholders’ Equity	$238,600	$(33,300)	$205,300
Non-Controlling Interests	$(757,500)	$(31,900)	$(789,400)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	$(518,900)	$(65,200)	$(584,100)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$21,331,400	$(65,200)	$21,266,200

The following table presents the impacted items on the Consolidated Statement of Operations as previously reported, restatement adjustments and the Consolidated Statement of Operations as restated for the year ended December 31, 2018:

	As previously Reported	Adjustments	As Restated
Sales	$5,595,300	$135,000	$5,730,300

Cost of Sales	$4,871,500	$65,200	$4,936,700

Gross Profit	$723,800	$69,800	$793,600

Operating Expenses	$2,653,900	$112,000	$2,765,900

Operating Income (loss)	$(1,930,100)	$(42,200)	$(1,972,300)

Other Income	$154,200	$(135,000)	$19,200
Total Other Income (Expense)	$1,266,200	$(135,000)	$1,131,200

Income (loss) Before Tax	$(663,900)	$(177,200)	$(841,100)

Net Income (loss)	$(1,181,700)	$(177,200)	$(1,358,900)

Net Income Attributable to Non-controlling interest	$63,400	$(31,900)	$31,500

Net Income (Loss) Per Share - Diluted	$(1,245,100)	$(145,300)	$(1,390,400)

Net Income (Loss) Per Share - Basic	$(0.36)	$(0.04)	$(0.40)

Weighted Average Common Shares Outstanding - Basis	3,513,517	3,513,517	3,513,517

F-16

The following table presents the impacted items on the Consolidated Statement of Stockholders equity as previously reported, restatement adjustments and the Consolidated Statement of Stockholders’ Equity as restated for the year ended December 31, 2018:

	Common Stock		Preferred Stock		Additional	(Accumulate Deficit)		Non-	Total
	Shares	No	Shares	No	Paid	Retained	Stockholders’	Controlling	Stockholders’
	Issued	Par	Issued	Par	in Capital	Earnings	Equity	Interest	Equity

Balance, December 31, 2018 (As Previously Reported)	3,153,154	$670,900	-	$-	$-	$(432,300)	$238,600	$(757,500)	$(518,900)

Shares issued for Services Net Change	360,363	-	-	-	112,000	-	112,000	-	112,000

Net Income Net Change	-	-	-	-	-	(145,300)	(145,300)	(31,900)	(177,200)

Balance, December 31, 2018 (As Restated)	3,513,517	$670,900	-	$-	$112,000	$(577,600)	$205,300	$(789,400)	$(584,100)

F-17

The following table presents the impacted items on the Consolidated Statement of Cash Flows as previously reported, restatement adjustments and the Consolidated Statement of Cash Flows as restated for the year ended December 31, 2018:

	As Previously Reported	Net Change	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(1,181,700)	$(177,200)	$(1,358,900)
Adjustments to reconcile net income (loss) to net cash from operating activities:
Shares issued for Services	-	112,000	112,000
Net change in assets and liabilities:
Real Estate	(7,232,100)	65,200	(7,166,900)
NET CASH USED IN OPERATING ACTIVITIES	(8,278,000)	-	(8,278,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Payments on financing leases	-	(170,400)	(170,400)
Payments of Equipment loan	(372,000)	170,400	(201,600)
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,573,900	-	6,573,900

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(596,500)	-	(596,500)

CASH AND RESTRICTED CASH AT BEGINNING OF YEAR	817,400	-	817,400

CASH AND RESTRICTED CASH AT END OF YEAR	$220,900	$-	$220,900

3. CONCENTRATION OF CREDIT RISK

The Company maintains cash balances at various financial institutions. These balances are secured by the Federal Deposit Insurance Corporation. These balances may exceed the federal insurance limits. Uninsured cash balances were $177,600 and $0 as of December 31, 2019 and 2018, respectively.

4. PROPERTY AND EQUIPMENT

Land is property that is not held for resale. This property is used for storing material removed from development sites and quarrying material for use in development projects or to be sold to other developers.

F-18

Property and equipment stated at cost, less accumulated depreciation, and amortization, consisted of the following:

	12/31/2019	12/31/2018
Land and Improvements	$-	$356,500
Machinery and Equipment	5,654,100	2,377,400
Vehicles	83,600	49,200
Furniture and Fixtures	54,900	38,700
Leasehold Improvements	7,000	7,000

Total Fixed Assets	5,799,600	2,828,800

Less Accumulated Depreciation	(727,700)	(300,100)

Fixed Assets, Net	$5,071,900	$2,528,700

Depreciation expense was $427,600 and $210,000 for the years ended December 31, 2019 and 2018, respectively.

5. REAL ESTATE

Real Estate consists of the following components:

		(As Restated)
	12/31/2019	12/31/2018
Land Held for Development	$9,707,800	$2,982,300
Construction in Progress	13,331,100	14,529,200
Held for Sale	2,239,300	938,400
	$25,278,200	$18,449,900

6. EQUITY METHOD INVESTMENT

Wheaton Way Apartments, LLC

Wheaton Way Apartments, LLC acquired an 8-acre parcel on May 31, 2016 and constructed a 162-unit apartment complex. The apartment complex was sold for $29,500,000 on July 31, 2018. Wheaton Way Apartments, LLC dissolved as of December 31, 2018.

The Company had a 15% interest in the Wheaton Way Apartments, LLC but was able to exercise significant influence over the LLC. Therefore, the investment is accounted for using the equity method.

F-19

Below is summarized financial information of the investment as of December 31, 2018 and for the year ended December 31, 2018:

Balance Sheet

12/31/2018
Assets
Cash	$–
Other Current Assets	–
Fixed Assets, Net	–
Land	–
Total Assets	$–

12/31/2018
Liabilities and Partners’ Equity
Accounts Payable	$–
Other Current Liabilities	–
Notes Payable	–
Total Liabilities	–

Partners’ Equity	–
Total Liabilities and Partners’ Equity	$–

12/31/2018
Statement of Operations
Revenue	$29,500,000
Expenses	21,302,000
Net Income	$8,198,000

7. EQUIPMENT LOANS

Consists of the following:

		(As Restated)
	12/31/2019	12/31/2018
Various notes payable to banks and financial institutions with interest rates varying from 3.58% to 14.41%, collateralized by equipment with monthly payments ranging from $1,100 to $9,200 through 2023:	$3,476,800	$997,400
Book value of collateralized equipment:	$4,539,900	$2,390,000

Future equipment loan maturities are as follows:

For the years ended December 31:

2020	$773,700
2021	815,500
2022	835,800
2023	644,800
2024	407,000

$3,476,800

F-20

8. CONSTRUCTION LOANS

The Company has various construction loans with private individuals and finance companies. The loans are collateralized by specific construction projects. All the loans are of a one-year term but will be refinanced if the project is not completed within one year and are due upon the completion of the project. Interest accrues on the loans and is included with the payoff of the loan. Interest ranges from 6% to 36%. Interest paid and amortized debt discount is included as a capitalized interest expense in the cost of sales. The loan balances as of December 31, 2019 and 2018, were $14,974,700 and $1,656,200, respectively for Related party lenders. The loan balances as of December 31, 2019 and 2018, were $9,499,300 and $17,172,300, respectively for third party lenders. The book value of collateralized real estate as of December 31, 2019 and 2018 are $25,278,200 and $18,449,900, respectively.

9. DEFINED CONTRIBUTION PLAN

Effective January 1, 2016, the Company established a 401(k) retirement and profit-sharing plan for qualifying employees. Employees can voluntarily elect to contribute to the Plan. The Company contributions to the profit-sharing plan for the years ended December 31, 2019 and 2018 were $29,800 and $8,700, respectively.

10. COMMITMENTS AND CONTINGENCIES

From time to time the Company is subject to compliance audits by federal, state, and local authorities relating to a variety of regulations including wage and hour laws, taxes, and workers’ compensation. There are no significant or pending litigation or regulatory proceedings known at this time.

11. RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into a construction loan with an investment company owned by a family member of Sterling Griffin, President, on March 27, 2017. The loan was $2,052,600 with an interest rate of 9% and a maturity date of March 27, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 as of December 31, 2019 and 2018, the interest expense was $0 and $51,500 for the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

The Company entered into a construction loan with an investment company owned by a family member of Sterling Griffin, President, on January 10, 2017. The loan was $240,700 with an interest rate of 9% and a maturity date of January 10, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 as of December 31, 2019 and 2018. The interest expense was $0 and $20,000 for the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

The Company entered into a construction loan with an investment company owned by a family member of Sterling Griffin, President, on April 18, 2017. The loan was $113,400 with an interest rate of 9% and a maturity date of April 18, 2018. The loan was collateralized by deed of trust on land. The amount outstanding was $0 as of December 31, 2019 and 2018. The interest expense was $0 and $5,500 for the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

F-21

The Company entered into a construction loan with the owner of the non-controlled interest in Saylor View Estates LLC on January 17, 2017. The loan was $145,000 with an interest rate of 12% and a maturity date of January 17, 2018. The loan was collateralized by a deed of trust on land. The amount outstanding on the loan was $0 and $0 as of December 31, 2019 and 2018. The interest expense was $0 and $1,400 for the years ended December 31, 2019 and 2018 and was capitalized as part of Real Estate.

The Company entered into construction loans with Sound Equity, LLC of which Robb Kenyon, Director and minority shareholder, is a Partner. The loans originated between November 2018 and November 2019 all of which have a one-year maturity with interest rates ranging between 9% - 11.99%. As of December 31, 2019 and 2018 the company incurred loan origination fees of is $771,700 and $0 respectively. These fees are recorded as debt discount and amortized over the life of the loan. The amortization is capitalized as to real estate. At December 31, 2019 and 2018 there was $402,300 and $0 of remaining debt discount, respectively. At December 31, 2019 and 2018 the outstanding loan balances were $14,935,100, and $1,656,200, respectively. The Company incurred interest expense of $1,191,800 and $228,600 for the years ended December 31, 2019 and 2018, respectively, which is capitalized to Real Estate.

The Company entered into a construction loan with Olympic Views, LLC of which Sterling Griffin, President, owns a 50% interest and 50% owned by Reed Kelly on April 19, 2019. The loan is $442,000 with an interest rate of 12% and a maturity date of April 19, 2020. The loan is collateralized by a deed of trust on land. The amount outstanding on the loan was $442,000 as of December 31, 2019. The interest expense was $37,600 for the year ended December 31, 2019 and was capitalized as part of Real Estate.

Due to Related Party

The Company owes SGRE, LLC which is 100% by Sterling Griffin, President, $8,100 at December 31, 2019. There is no interest and is due on demand.

Sale to Owners

During 2018, the Company sold land with a book value of $1,277,000 to an investment company owned 50% Sterling Griffin President of the company and 50% by Reed Kelly a shareholder of the Company. The Company received $1,250,000 in exchange for the property. This was accounted as a transaction between entities under common control, and as such, no revenue or expense was recorded in the statement of operations and the difference between the sale price and the book value of $27,000 was recorded as a distribution to the shareholder in the statement of stockholders equity.

Land Distribution to Sterling Griffin

In 2019, the Company transferred land and the related mining bond with a book value of $495,500 to an investment company owned by Sterling Griffin, President. The Company received $0 in exchange for the property. This was accounted for as a transaction between entities under common control, and as such, the book value of $495,500 was recorded as a distribution to the owners in the statement of stockholders’ equity.

12. LEASES

The Company determines if an arrangement contains a lease at inception. ROU assets represent the right to use an underlying asset for the lease term and lease liabilities represent the obligation to make lease payments arising from the lease. ROU assets and liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company’s leases consist of leaseholds on office space and machinery and equipment. The Company utilized a portfolio approach in determining the discount rate. The portfolio approach takes into consideration the range of the term, the range of the lease payments, the category of the underlying asset and the Company’s estimated incremental borrowing rate, which is derived from information available at the lease commencement date, in determining the present value of lease payments. The Company also considered its recent debt issuances as well as publicly available data for instruments with similar characteristics when calculating the incremental borrowing rates.

F-22

The lease term includes options to extend the lease when it is reasonably certain that the Company will exercise that option. These operating leases contain renewal options for periods ranging from three to five years that expire at various dates with no residual value guarantees. Future obligations relating to the exercise of renewal options is included in the measurement if, based on the judgment of management, the renewal option is reasonably certain to be exercised. Factors in determining whether an option is reasonably certain of exercise include, but are not limited to, the value of leasehold improvements, the value of the renewal rate compared to market rates, and the presence of factors that would cause a significant economic penalty to the Company if the option is not exercised. Management reasonably plans to exercise all options, and as such, all renewal options are included in the measurement of the right-of-use assets and operating lease liabilities.

Leases with a term of 12 months or less are not recorded on the balance sheet, per the election of the practical expedient noted above. The Company recognizes lease expense for these leases on a straight-line basis over the lease term.

The Company recognizes variable lease payments in the period in which the obligation for those payments is incurred. Variable lease payments that depend on an index or a rate are initially measured using the index or rate at the commencement date, otherwise variable lease payments are recognized in the period incurred.

The components of lease expense were as follows:

Year Ended December 31, 2019
Finance leases:
Depreciation of assets	$98,300
Interest on lease liabilities	52,600
Operating Lease Expense	200,800
Total net lease cost	$351,700

Supplemental balance sheet information related to leases was as follows:

December 31, 2019
Operating leases:
Operating lease ROU assets	$1,132,700

Total ROU Liabilities	$1,115,500

Finance leases:
Property and equipment, at cost	$983,400
Accumulated depreciation	250,500
Property and equipment, net	$732,900

Total Finance lease liabilities	$520,700

F-23

Supplemental cash flow and other information related to leases was as follows:

Year Ended December 31, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$(170,700)
Financing cash flows from finance leases	(185,100)

Assets obtained in exchange for lease liabilities:
Operating leases	$1,286,200
Finance leases	0

Weighted average remaining lease term (in years):
Operating leases	3.8
Finance leases	2.0

Weighted average discount rate:
Operating leases	7.00%
Finance leases	7.98%

The minimum lease payments under the terms of the leases are as follows:

For the years ended December 31, 2019:

	Operating Leases	Finance Leases	Total

2020	$345,900	$215,600	$561,500
2021	320,800	192,600	513,400
2022	304,900	116,400	421,300
2023	199,100	10,900	210,000
2024	120,700	-	120,700
Total Lease payments	$1,291,400	$535,500	$1,826,900
Less Amount discount/Interest	(175,900)	(14,800)	(190,700)
	$1,115,500	$520,700	$1,636,200

Rent expense under an operating lease for the year ended December 31, 2018 was $48,500.

13. INCOME TAX

On December 22, 2018, the “Tax Cuts and Jobs Act” (TCJA) was signed into law which significantly reformed the Internal Revenue Code of 1986, as amended. The TCJA reduces the corporate tax rate to 21 percent beginning January 1, 2018. Note the TCJA changed Net operating loss deductions to indefinite carryforward but limits the use to 80% of future years net income.

Until November 28, 2018 the Company was for tax purpose a sub chapter S corporation and all taxes were paid at the owner level. Upon the conversion to becoming a C corporation the Company recognized a deferred tax liability of $463,000, which is included in the consolidated balance sheet as of December 31,2018.

F-24

The components of net deferred tax assets and liabilities at December 31, 2019 and 2018 are set forth below:

	December 31,2019	December 31,2018
Deferred tax assets:
Net Operating Loss Carryforward	$2,316,300	$-
Temporary Difference	777,800
Total assets	3,094,100	-

Deferred tax liabilities:
Depreciation	2,922,500	463,000
Total liabilities	2,922,500	463,000
Net deferred tax Assets (liabilities)	171,600	(463,000)

In accordance with GAAP, management assesses whether a valuation allowance should be established based on our determination of whether it is more-likely-than-not that some portion or all of the deferred tax assets would not be realized. At December 31, 2019, management determined that it was more-likely-than-not that the Company’s deferred tax assets would be realized. Accordingly, at December 31, 2019 no valuation allowances recorded against the Company’s federal or state deferred tax asset.

The components of income tax expense and the effective tax rates for the years ended December 31, 2019 and 2018 are as follows:

	Years Ended December 31,
	2019	2018

Current:
Federal	$-	$54,800
Total Current	-	54,800
Deferred:
Federal	(634,600)	463,000
Total Deferred	(634,600)	463,000
Valuation Allowance	-	-
Total Income Tax (Benefit) Expense	$(634,600)	$517,800

The expected tax expense (benefit) based on the statutory rate is reconciled with actual tax benefit as follows:

	2019	2018
US Federal statutory rate	21%	21%
Adjustment for Deferred Tax	(166)%	54%

State Income tax rate	0%	0%
Adjustment for Period as an S-Corp	0%	(13)%
Income tax (benefit) provision	(145)%	62%

F-25

The components of income tax expense and the effective tax rates for the years ended December 31, 2019 and 2018 are as follows:

14. STOCKHOLDERS’ DEFICIT

Common Stock

(A) Options

The following is a summary of the Company’s option activity:

	Options	Weighted Average Exercise Price
Outstanding – December 31, 2017	-	$-
Exercisable – December 31, 2017	-	$-
Granted	157,664	$0.42
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – December 31, 2018	157,664	$0.42
Exercisable – December 31, 2018	-	$-
Granted	106,762	$0.40
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – December 31, 2019	264,426	$0.42
Exercisable – December 31, 2019	117,218	$0.42

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.40- $0.44	264,426	7.99	$0.42	117,218	$0.42

During the year ended December 31, 2018, the Company issued to 157,664 options to the members of the Board of Directors and an employee. The options have an exercise price of range $0.40-$0.44 share, a term of 5-10 years, and vesting periods ranging from 1-3 years. The options have an aggregated fair value of approximately $9,200 that was calculated using the Black-Scholes option-pricing model based on the assumptions discussed above in Note 1 under Stock-Based Compensation.

During the year ended December 31, 2019, the Company issued 106,762 options to the members of the Board of Directors and an employee. The options have an exercise price of $0.40 share, a term of 10 years, and 3-year vesting. The options have an aggregated fair value of approximately $9,000 that was calculated using the Black-Scholes option-pricing model based on the assumptions discussed above in Note 1 under Stock-Based Compensation. For the year ended December 31, 2019 the Company recognized share-based compensation related to options of an aggregate of $5,500. At December 31, 2019, unrecognized share-based compensation was $12,600.

The intrinsic value for outstanding and exercisable options at December 31, 2019 and 2018 was $0, and $0 respectively.

F-26

(B) Warrants

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2018	-	$-
Exercisable – December 31, 2018	-	$-
Granted	22,524	$0.40
Exercised	-	$-
Forfeited/Cancelled	-	$-
Outstanding – December 31, 2019	22,524	$0.40
Exercisable – December 31, 2019	22,524	$0.40

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.40	22,524	9.82	$0.40	22,524	$0.40

At December 31, 2019 the total intrinsic value of warrants outstanding and exercisable was $0. During the year ended December 31, 2019, the Company issued 22,524 warrants to consultants. The warrants have an exercise price of $0.40 share, a term of 10 years, and immediate vesting. The warrants have an aggregated fair value of approximately $1,600 that was calculated using the Black-Scholes option-pricing model based on the assumptions discussed above in Note 1 under Stock-Based Compensation.

15. SUBSEQUENT EVENTS

The Company evaluated the events and transactions subsequent to December 31, 2019, the balance sheet date, in accordance with FASB ASC 855-10-50, through March 4, 2020, which was the date the consolidated financial statements were available to be issued.

Belfair Apartments, LLC entered into a loan for $1,500,000 on January 15, 2020 12% interest, which was for the purchase of real estate for an apartment development. The land was valued at $4,200,000 by the lender.

The Company entered into a construction loan for phase 5 and 6 of the Sound view estates project on January 29, 2020. The loan amount is for up to $7,250,000 at 12%.

Belfair Apartments, LLC entered into a loan for $500,000 on February 6, 2020 11% interest, which is a second mortgage of real estate for an apartment development. The land was valued at $4,200,000 by the lender.

F-27

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	6/30/2020	12/31/2019
	(unaudited)
ASSETS

Real Estate	$27,903,000	$25,278,200
Property, Plant and Equipment, net	4,947,000	5,071,900
Right of Use Assets	1,004,100	1,132,700
Cash	332,800	430,000
Prepaid Expense	557,800	117,600
Accounts Receivable, net	218,700	11,800
Deferred Tax Asset	161,500	171,600

TOTAL ASSETS	$35,124,900	$32,213,800

LIABILITIES AND STOCKHOLDERS’ DEFICIT

LIABILITIES

Construction Loans, net of Debt Discount of $80,300 and $148,400, respectively	$17,559,700	$9,499,300
Construction Loans - Related parties, net of Debt Discount of $108,100 and $402,300, respectively	9,980,100	14,974,700
Equipment Loans	3,449,100	3,476,800
Accounts Payable and Accrued Expenses	3,451,100	3,770,400
ROU Liabilities	970,100	1,115,500
Finance Leases	341,200	520,700
Deferred Revenue	1,375,100	73,200
Note Payable PPP	582,800	-
Due to Related Party	47,500	8,100

TOTAL LIABILITIES	37,756,700	33,438,700

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Preferred Stock, No Par 10,000,000 shares authorized and 0 issued and outstanding at June 30, 2020 and December 31,2019	-	-
Common Stock, No Par 50,000,000 shares authorized and 3,513,517 issued and outstanding at June 30, 2020 and December 31, 2019	670,900	670,900
Additional Paid In Capital	120,200	119,100
Accumulated Deficit	(2,137,400)	(954,300)
Total Stockholders’ Deficit	(1,346,300)	(164,300)
Non-Controlling Interest	(1,285,500)	(1,060,600)
TOTAL STOCKHOLDERS’ DEFICIT	(2,631,800)	(1,224,900)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$35,124,900	$32,213,800

See accompanying notes to the condensed consolidated financial statements.

(Amounts rounded to the nearest $100)

F-28

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019

Sales	$8,329,800	$6,687,600	$18,270,800	$10,954,100

Cost of Sales	7,436,000	6,096,300	17,264,200	10,179,900

Gross Profit	893,800	591,300	1,006,600	774,200

Operating Expenses	1,282,300	969,800	2,311,700	1,824,900

Operating Loss	(388,500)	(378,500)	(1,305,100)	(1,050,700)

Other Income (Expense)
Loss on Sale of equipment	-	-	(15,500)	-
Other Income	13,000	72,400	13,000	72,400
Interest Expense	(18,700)	(36,000)	(90,300)	(85,100)
Total Other Income (Expense)	(5,700)	36,400	(92,800)	(12,700)

Loss Before Income Tax	(394,200)	(342,100)	(1,397,900)	(1,063,400)

Income Tax Benefit (Expense)	(39,900)	22,400	(10,100)	-

Net Loss	$(434,100)	$(319,700)	$(1,408,000)	$(1,063,400)

Net Income (Loss) Income attributable to Non-controlling interest	$(3,000)	$(800)	$(224,900)	$51,200

Net Loss attributable to Stockholders	$(431,100)	$(318,900)	$(1,183,100)	$(1,114,600)

Net Loss Per Share - Basic and Diluted	$(0.12)	$(0.09)	$(0.34)	$(0.32)

Weighted Average Common Shares Outstanding - Basic and Diluted	3,513,517	3,513,517	3,513,517	3,513,517

See accompanying notes to the condensed consolidated financial statements.

(Amounts rounded to the nearest $100)

F-29

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

Six Months Ended June 30, (Unaudited)

	6/30/20	6/30/19
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,408,000)	$(1,063,400)
Adjustments to reconcile net loss to net cash from operating activities:
Depreciation	285,900	160,500
Amortization of right of use assets	128,600	26,700
Loss on sale of equipment	15,500	-
Stock compensation	1,100	3,500
Net change in assets and liabilities:
Accounts receivable	(206,900)	(10,800)
Prepaid expenses	(440,200)	(23,300)
Real estate	(2,124,400)	(2,632,500)
Deferred revenue	1,301,900	64,600
Deferred income tax	10,100	-
Payments on right of use liability	(145,400)	(18,000)
Accounts payable and accrued expenses	(319,300)	1,494,200
NET CASH USED IN OPERATING ACTIVITIES	(2,901,100)	(1,998,500)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(321,800)	(21,600)
Proceeds on the sale of equipment	145,400	-
NET CASH USED IN INVESTING ACTIVITIES	(176,400)	(21,600)

CASH FLOWS FROM FINANCING ACTIVITIES
Construction loans, net	7,904,400	(3,522,100)
Financing fees construction loans	(138,200)	(325,200)
Construction loans related parties, net	(5,200,800)	7,086,300
Financing fees related party construction loans	-	(488,500)
Payments on financing leases	(179,500)	(106,100)
Note Payable PPP	582,800	-
Due to related party	39,300	-
Distributions	-	(334,600)
Repayment for equipment loans	(27,700)	(190,100)
NET CASH PROVIDED BY FINANCING ACTIVITIES	2,980,300	2,119,700

NET INCREASE (DECREASE) IN CASH AND RESTRICTED CASH	(97,200)	99,600

CASH AND RESTRICTED CASH AT BEGINNING OF PERIOD	430,000	220,900

CASH AND RESTRICTED CASH AT END OF PERIOD	$332,800	$320,500

SUPPLEMENTAL CASH FLOW INFORMATION
Cash Paid During the Period for:
Interest paid	$90,300	$85,100

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES
Financing of assets additions	$258,100	$400,100
Amortization of debt discount (capitalized)	$500,400	$216,000
Distribution of land	$-	$(356,500)
Right of use asset	$-	$448,100

See accompanying notes to the condensed consolidated financial statements.

(Amounts rounded to the nearest $100)

F-30

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

For the Periods January 1, 2019 through June 30, 2019 and January 1, 2020 through June 30, 2020 (Unaudited)

	Common Stock		Preferred Stock		Additional		Stockholders’	Non-
	Shares	No	Shares	No	Paid	Accumulated	Equity	Controlling	Total
	Issued	Par	Issued	Par	in Capital	Deficit	(Deficit)	Interest	Deficit

Balance, January 1, 2019	3,513,517	$670,900	-	$-	$112,000	$(577,600)	$205,300	$(789,400)	$(584,100)

Distributions					-	(535,500)	$(535,500)	(100,000)	(635,500)
Stock Compensation Expense					3,000		$3,000		3,000
Net Income (Loss)					-	(795,700)	$(795,700)	52,000	(743,700)

Balance, March 31, 2019	3,513,517	$670,900	-	$-	$115,000	$(1,908,800)	$(1,122,900)	$(837,400)	$(1,960,300)

Distributions						$(55,600)	$(55,600)	-	(55,600)
Stock Compensation Expense					$500		$500	-	500
Net Income (Loss)						(318,900)	$(318,900)	(800)	(319,700)

Balance, June 30, 2019	3,513,517	$670,900	-	$-	$115,500	$(2,283,300)	$(1,496,900)	$(838,200)	$(2,335,100)

	Common Stock		Preferred Stock		Additional		Stockholders’	Non-
	Shares	No	Shares	No	Paid	Accumulated	Equity	Controlling	Total
	Issued	Par	Issued	Par	in Capital	Deficit	(Deficit)	Interest	Deficit
Balance, January 1, 2020	3,513,517	670,900	-	-	119,100	(954,300)	(164,300)	(1,060,600)	$(1,224,900)

Net Loss						(752,000)	(752,000)	(221,900)	(973,900)
Balance, March 31, 2020	3,513,517	$670,900	-	$-	$119,100	$(1,706,300)	$(916,300)	$(1,282,500)	$(2,198,800)

Stock Compensation Expense					1,100		1,100		$1,100
Net Loss						(431,100)	(431,100)	(3,000)	$(434,100)

Balance, June 30, 2020	3,513,517	$670,900	-	$-	$120,200	$(2,137,400)	$(1,346,300)	$(1,285,500)	$(2,631,800)

See accompanying notes to the condensed consolidated financial statements.

(Amounts rounded to the nearest $100)

F-31

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company and its subsidiaries principal business activity involves acquiring raw land and developed lots for the purpose of building and selling single family and multifamily dwellings in the Puget Sound region of Washington State. The Company utilizes its heavy equipment resources to develop lots for the creation of inventory for its residential construction arm and to provide development infrastructure construction on a contract basis to other home builders. Single family construction and infrastructure construction contracts vary but are typically less than one year.

On August 1, 2019, the Company changed its name from Harbor Custom Homes, Inc. to Harbor Custom Development, Inc.

Principles of Consolidation

The consolidated financial statements include the following subsidiaries of Harbor Custom Development, Inc. as of the reporting period ending dates as follows (all entities are formed as Washington LLCs):

Names	Dates of Formation	Attributable Interest
		6/30/20	12/31/19	6/30/19
Saylor View Estates, LLC	March 30, 2014	51%	51%	51%
Harbor Excavation, LLC*	July 3,2017	N/A	N/A	90%
Harbor Materials, LLC	July 5, 2018	100%	100%	100%
Belfair Apartments, LLC	December 3,2019	100%	100%	100%

* Harbor Excavation, LLC was voluntarily dissolved with the State of Washington as of June 14, 2019.

All intercompany transactions and balances have been eliminated in consolidation.

As of June 30, 2020, and December 31, 2019, the aggregate non-controlling interest was $(1,285,500) and $(1,060,600)

Basis of Presentation

The unaudited financial information furnished herein reflects all adjustments, consisting solely of normal recurring items, which in the opinion of management are necessary to fairly state the financial position of the Company and the results of its operations for the periods presented. This report should be read in conjunction with the Company’s consolidated financial statements and notes thereto included in the Company’s Form S-1 for the year ended December 31, 2019 filed on April 25, 2020. The Company assumes that the users of the interim financial information herein have read or have access to the audited financial statements for the preceding fiscal year and the adequacy of additional disclosure needed for a fair presentation may be determined in that context. The condensed consolidated balance sheet at December 31, 2019 was derived from the audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The results of operations for the interim periods presented are not necessarily indicative of results for the year ending December 31, 2020.

F-32

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Our board of directors and shareholders approved a 1-for-2.22 reverse split of our common stock, which was effected on April 15, 2020. The reverse split combined each 2.22 shares of our outstanding common stock into one share of common stock. No fractional shares were issued in connection with the reverse split, and any fractional shares resulting from the reverse split were rounded up to the nearest whole share. All references to common stock, options to purchase common stock, restricted stock, share data, per share data, and related information, as applicable have been adjusted in the financial statements to reflect the split of our common stock as if it had occurred at the beginning of the earliest period presented.

All numbers in these financial statements are rounded to the nearest $100.

Use of Estimates

Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary, from the estimates that were used.

Stock-Based Compensation

Effective as of November 19, 2018, the Company’s Board of Directors and Stockholders approved and adopted the 2018 Incentive and Non-Statutory Stock Option Plan (the “2018 Plan”). The 2018 Plan allows the Administrator (as defined in the 2018 Plan), currently the Board of Directors, to determine the issuance of incentive stock options, non-qualified stock options and restricted stock to eligible employees and outside directors and consultants of the Company. The Company has reserved 675,676 shares of common stock for issuance under the 2018 Plan.

The Company accounts for stock-based compensation in accordance with ASC Topic 718, “Compensation – Stock Compensation” (“ASC 718”) which establishes financial accounting and reporting standards for stock-based employee compensation. It defines a fair value-based method of accounting for an employee stock option or similar equity instrument.

The Company recognizes all forms of share-based payments, including stock option grants, warrants and restricted stock grants, at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest.

Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service.

Stock-based compensation expenses are included in selling, general and administrative expenses in the consolidated statement of operations.

For the six months ended June 30, 2020 and 2019 when computing fair value of share-based payments, the Company has considered the following variables:

	June 30, 2020	June 30, 2019
Risk-free interest rate	1.46%	N/A
Exercise Price	$2.22	N/A
Expected life of grants	5.64 years	N/A
Expected volatility of underlying stock	32.39%	N/A
Dividends	0%	N/A

F-33

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The expected option term is computed using the “simplified” method as permitted under the provisions of ASC 718-10-S99. The Company uses the simplified method to calculate expected term of share options and similar instruments as the Company does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The share price as of the grant date was determined by an independent third party 409(a) valuation. Expected volatility is based on the historical stock price volatility of comparable companies’ common stock, as our stock does not have sufficient historical trading activity. Risk free interest rates were obtained from U.S. Treasury rates for the applicable periods.

Earnings (Loss) Per Share

Earnings (loss) per share (“EPS”) is the amount of earnings attributable to each share of common stock. For convenience, the term is used to refer to either earnings or loss per share. EPS is computed pursuant to Section 260-10-45 of the FASB Accounting Standards Codification. Pursuant to ASC Paragraphs 260-10-45-10 through 260-10-45-16, basic EPS shall be computed by dividing income available to common stockholders (the numerator) by the weighted-average number of common shares outstanding (the denominator) during the period. Income available to common stockholders shall be computed by deducting both the dividends declared in the period on preferred stock (whether or not paid) and the dividends accumulated for the period on cumulative preferred stock (whether or not earned) from income from continuing operations (if that amount appears in the income statement) and also from net income. The computation of diluted EPS is similar to the computation of basic EPS except that the denominator is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares had been issued during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net income (loss) attributable to common stockholders per common share.

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Numerator:
Net loss attributable to common stockholders	$(431,100)	$(318,900)	(1,183,100)	$(1,114,600)
Effect of dilutive securities:	-	-	-	-

Diluted net loss	$(431,100)	$(318,900)	(1,183,100)	$(1,114,600)

Denominator:
Weighted average common shares outstanding - basic	3,513,517	3,513,517	3,513,517	3,513,517
Dilutive securities (a):
Options	-	-	-	-
Warrants	-	-	-	-

Weighted average common shares outstanding and assumed	3,513,517	3,513,517	3,513,517	3,513,517
conversion – diluted

Basic net loss per common share	$(0.12)	$(0.09)	(0.34)	$(0.32)

Diluted net loss per common share	$(0.12)	$(0.09)	(0.34)	$(0.32)

(a) - Anti-dilutive securities excluded:	152,032	75,076	152,032	75,076

F-34

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

For purpose of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation. The carrying amount of the company short-term financial instruments approximates fair value due to relatively short period to maturity for these instruments.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents as of June 30, 2020 and December 31, 2019.

Accounts Receivable

Accounts receivable are reported at the amount the Company expects to collect from outstanding balances. The Company provides an allowance for doubtful accounts based upon a review of the outstanding accounts receivable, historical collection information and existing economic conditions. The Company determines if receivables are past due based on days outstanding, and amounts are written off when determined to be uncollectible by management. The allowance for doubtful accounts were $0 and $11,300 as of June 30, 2020 and December 31, 2019.

Property and Equipment and Depreciation

Property and equipment are recorded at cost. Expenditures for major additions and betterments are capitalized. Maintenance and repairs are charged to operations as incurred. Depreciation is computed by the straight-line method (after considering their respective estimated residual values) over the estimated useful lives:

Construction Equipment	10 years
Leasehold improvements	The lesser of 10 years or the remaining life of the lease
Furniture and Fixtures	5 years
Computers	3 years
Vehicles	10 years

Real Estate Assets

Real estate assets are recorded at cost, except when real estate assets are acquired that meet the definition of a business combination in accordance with Financial Accounting Standards Board (“FASB”) ASC 805, “Business Combinations,” which acquired assets are recorded at fair value. Interest, property taxes, insurance and other incremental costs (including salaries) directly related to a project are capitalized during construction period of major facilities and land improvements. The capitalization period begins when activities to develop the parcel commence and ends when the asset constructed is completed. The capitalized costs are recorded as part of the asset to which they relate and are reduced when lots are sold.

F-35

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The Company capitalized interest from related party borrowings of $323,300 and $169,200 for the three months ended June 30, 2020 and 2019, respectively. The Company capitalized interest from related party borrowings of $636,400 and $260,200 for the six months ended June 30, 2020 and 2019, respectively. The Company capitalized interest from third-party borrowings of $657,900 and $351,500 for the three months ended June 30, 2020 and 2019, respectively. The Company capitalized interest from third-party borrowings of $1,051,000 and $838,700 for the six months ended June 30, 2020 and 2019, respectively.

A property is classified as “held for sale” when all the following criteria for a plan of sale have been met:

(1) Management, having the authority to approve the action, commits to a plan to sell the property.

(2) The property is available for immediate sale in its present condition, subject only to terms that are usual and customary.

(3) An active program to locate a buyer and other actions required to complete the plan to sell, have been initiated.

(4) The sale of the property is probable and is expected to be completed within one year of the property being under a contract to be sold.

(5) The property is being actively marketed for sale at a price that is reasonable in relation to its current fair value, and

(6) Actions necessary to complete the plan of sale indicate that it is unlikely that significant changes to the plan will be made or that the plan will be withdrawn.

When all of these criteria have been met, the property is classified as “held for sale”.

In addition to our annual assessment of potential triggering events in accordance with ASC 360, the Company applies a fair value-based impairment test to the net book value assets on an annual basis and on an interim basis if certain events or circumstances indicate that an impairment loss may have occurred.

As of June 30, 2020, and December 31, 2019, there was no impairment recognized for any of the projects.

Revenue and Cost Recognition

Accounting Standards codification (“ASC”) 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contract to provide goods or services to customers.

In accordance with ASC 606, revenue is recognized when a customer obtains control of promised good or services. The amount of revenue recognized reflects the consideration to which we expect to be entitled to receive in exchange for these goods or services. The provision of ASC 606 includes a five-step process by which we determine revenue recognition, depicting the transfer of goods or services to customers in amounts reflecting the payment to which we expect to be entitled in exchange for those goods or services.

ASC 606 requires us to apply the following steps: (1) identify the contract with the customers; (2) identify the performance obligations in the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when, or as, we satisfy the performance obligations.

F-36

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A detailed breakdown of the five-step process for the revenue recognition of Real Estate Revenue is as follows:

1. Identify the contract with a customer

We have signed agreements with a home buyer to purchase a lot with a completed house.

2. Identify the performance obligations in the contract

Performance obligations of the company include delivering a developed lot with a completed house to the customer, which are required to meet certain specifications that are outlined in the contract.

3. Determine the transaction price

The transaction price is fixed and specified in the contract. Any subsequent change orders or price changes are required to be approved by both parties.

4. Allocation of the transaction price to performance obligations in the contract

Each lot with a completed house is a separate performance obligation, for which the specific price in the contract is allocated.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

The Company recognizes revenue when title is transferred. The Company does not have further performance obligation once title is transferred.

A detailed breakdown of the five-step process for the revenue recognition of Construction Materials sold to or received from contractors is as follows:

1. Identify the contract with a customer

There are no signed contracts. Each transaction is verbally agreed to with the customer.

2. Identify the performance obligations in the contract

To deliver or receive materials from customers and based on the verbal agreement reached.

3. Determine the transaction price

The Company has a set price list for receiving approved fill materials to recycle or provide customers with a combination of said materials.

4. Allocation of the transaction price to performance obligations in the contract

There is only one performance obligation, which is to pick up or deliver the materials. The entire transaction price is therefore allocated to the performance obligation.

5. Recognize revenue when (or as) the entity satisfies a performance obligation

The performance obligation is fulfilled, and revenue recognized when the materials have been received or delivered by the company.

Revenues for Real Estate and Construction Materials:

Revenues from contracts with customers are summarized by product category as follows:

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Real Estate	$8,016,400	$6,625,300	$17,921,000	$10,869,200
Construction Materials	313,400	62,300	349,800	84,900
Total Revenue	$8,329,800	$6,687,600	$18,270,800	$10,954,100

F-37

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Cost of Sales

Land acquisitions costs are allocated to each lot based on the size of the lot comparing to the total size of all lots in a project. Development cost and capitalized interest are allocated to lots sold based on the area method.

Cost relating to the handling of recycled construction materials and converting items into usable construction materials for resale are charged to cost of sales as incurred.

Advertising

Costs for designing, producing, and communicating advertising are expensed as incurred. Advertising expense for the three months ended June 30, 2020 and 2019 were $1,000 and $930, respectively. Advertising expense for the six months ended June 30, 2020 and 2019 were $8,500 and $1,600, respectively.

Leases

In February 2016, the FASB issued ASU 2016-02 “Leases” (Topic 842) which amended guidance for lease arrangements to increase transparency and comparability by providing additional information to users of financial statements regarding an entity’s leasing activities. Subsequent to the issuance of Topic 842, the FASB clarified the guidance through several ASUs; hereinafter the collection of lease guidance is referred to as ASC 842. The revised guidance seeks to achieve this objective by requiring reporting entities to recognize lease assets and lease liabilities on the balance sheet for substantially all lease arrangements.

On January 1, 2019, the Company adopted ASC 842 using the modified retrospective approach and recognized a right of use (“ROU”) asset and liability in the condensed consolidated balance sheet in the amount of $474,200 related to the operating lease for office and warehouse space.

As part of the adoption the Company elected the practical expedients permitted under the transition guidance within the new standard, which among other things, allowed the Company to:

1.	Not separate non-lease components from lease components and instead to account for each separate lease component and the non-lease components associated with that lease component as a single lease component.

2.	Not to apply the recognition requirements in ASC 842 to short-term leases.

3.	Not record a right of use asset or right of use liability for leases with an asset or liability balance that would be considered immaterial.

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. There are no uncertain tax positions as of June 30, 2020 and December 31, 2019.

F-38

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Recent Accounting Pronouncements

On February 25, 2016, the Financial Accounting Standards Board (FASB) released Accounting Standards Update No. 2016-02, Leases (Topic 842) (the Update). This ASU requires an entity to recognize a right-of-use asset (“ROU”) and lease liability for all leases with terms of more than 12 months. The amendments also require certain quantitative and qualitative disclosures about leasing arrangements. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the income statement. The new standard is effective for the Company on January 1, 2019, with early adoption permitted. The adoption has been reflected in ROU asset and liability on the Balance sheet.

On December 18, 2019, the Financial Accounting Standards Board (FASB) released Accounting Standards Update No. 2019-12, Income taxes (Topic 740) (the Update). The Board issued this update as part of its initiative to reduce complexity in accounting standards. The Standard is effective for fiscal years beginning after December 15, 2020. The Company is currently evaluating the effect of this standard.

Impairment of Long-Lived Assets

The Company reviews long-lived assets for impairment whenever events or circumstances indicate that the carrying value of such assets may not be fully recoverable. Impairment is present when the sum of undiscounted estimates future cash flow expected to result from use of the assets is less than carrying value. If impairment is present, the carrying value of the impaired asset is reduced to its fair value. Fair value is determined based on discounted cash flow or appraised values, depending on the nature of the assets. As of June 30, 2020, and December 31, 2019, there were no impairment losses recognized for long-lived assets.

2. CONCENTRATION, RISKS, AND UNCERTAINTIES

Cash Concentrations

The Company maintains cash balances at various financial institutions. These balances are secured by the Federal Deposit Insurance Corporation. These balances may exceed the federal insurance limits. Uninsured cash balances were $80,400 and $177,600 as of June 30, 2020 and December 31, 2019, respectively.

COVID-19

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (“COVID-19”) as a pandemic which continues to spread throughout the United States and the World. The Company is monitoring the outbreak of COVID-19 and the related business and travel restrictions and changes to behavior intended to reduce its spread, in addition to the impact on its employees. Due to the rapid development and fluidity of this situation, the magnitude and duration of the pandemic and its impact on the Company’s operations and liquidity is uncertain as of the date of this report.

The COVID-19 Pandemic has had the following effect on our business:

1.	Construction not related to safety, spoliation, or critical infrastructure was halted by Washington State Governor Inslee on March 23. Some of the operations could continue based on the aforementioned exceptions to the shutdown order, but the Company did experience a significant operational slowdown.
2.	Soundview (a large Harbor Custom Development, Inc. site) was able to continue some development because the byproduct of the development was processed and sold as rock to critical infrastructure products such as an Amazon distribution center and a local hospital.
3.	On April 24 the Governor approved the restart of most residential housing projects, deeming them essential, so long as they adhered to certain safety measures. Under this order, most existing permitted residential homes or projects are considered essential. The order allowed the Company to resume near full construction activities on all permitted lots.
4.	On May 1, the Governor laid out a 4-phase plan for opening up Washington’s economy. All Harbor Custom Development, Inc. development sites are now in Phase 2 of the plan where construction can continue, and new construction is allowed, as long as the company creates a safety plan adhering to certain safety practices, which Harbor Custom Development has done.

While there could ultimately be a material impact on operations and liquidity of the Company, at the time of issuance of this report, the ultimate impact could not be determined.

F-39

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

3. PROPERTY AND EQUIPMENT

Property and equipment stated at cost, less accumulated depreciation and amortization, consisted of the following:

	June 30, 2020	December 31, 2019
Machinery and Equipment	5,687,600	5,654,100
Vehicles	73,500	83,600
Furniture and Fixtures	128,900	54,900
Leasehold Improvements	7,000	7,000

Total Fixed Assets	5,897,000	5,799,600

Less Accumulated Depreciation	(950,000)	(727,700)

Fixed Assets, Net	$4,947,000	$5,071,900

Depreciation expense was $144,000 and $53,900 for the three months ended June 30, 2020 and 2019, respectively. Depreciation expense was $285,900 and $160,500 for the six months ended June 30, 2020 and 2019, respectively.

4. REAL ESTATE

Real Estate consisted of the following components:

	June 30, 2020	December 31, 2019
Land Held for Development	$7,597,900	$9,707,800
Construction in Progress	20,305,100	13,331,100
Held for Sale	-	2,239,300
	$27,903,000	$25,278,200

5. EQUIPMENT LOANS

Consists of the following:

	June 30, 2020	December 31, 2019

Various notes payable to banks and financial institutions with interest rates varying from 3.58% to 14.41%, collateralized by equipment with monthly payments ranging from $356 to $8,000 through 2025:	$3,449,100	$3,476,800
Book value of collateralized equipment:	$4,307,300	$4,539,900

F-40

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Future equipment loan maturities are as follows:

For the years ended June 30:

2021	$866,400
2022	930,700
2023	850,400
2024	586,000
2025	215,600

$3,449,100

6. CONSTRUCTION LOANS

The Company has various construction loans with private individuals and finance companies. The loans are collateralized by specific construction projects. All the loans are of a one-year term but will be refinanced if the project is not completed within one year and are due upon the completion of the project. Interest accrues on the loans and is included with the payoff of the loan. Interest ranges from 8% to 40%. Interest paid and amortized debt discount is included as a capitalized interest expense in the cost of sales. The loan balances as of June 30, 2020 and December 31, 2019, were $9,980,100 and $14,974,700, respectively from related party lenders. The loan balances as of June 30, 2020 and December 31, 2019, were $17,559,700 and $9,499,300, respectively from third party lenders. The book value of collateralized real estate as of June 30, 2020 and December 31, 2019 were $27,903,000 and $25,278,200, respectively.

7. NOTE PAYABLE

On April 11, 2020, the Company entered into a term note with Timberland Bank, with a principal amount of $582,800 pursuant to the Paycheck Protection Program (“PPP Term Note”) under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”). The PPP Loan is evidenced by a promissory note. The PPP Term Note bears interest at a fixed annual rate of 1.00%, with the first six months of interest deferred. Beginning in November 2020, the Company will make 18 equal monthly payments of principal and interest with the final payment due in April 2022. The PPP Term Note may be accelerated upon the occurrence of an event of default.

The PPP Term Note is unsecured and guaranteed by the United States Small Business Administration. The Company may apply for forgiveness of the PPP Term Note, with the amount which may be forgiven equal to the sum of payroll costs, covered rent and mortgage obligations, and covered utility payments incurred by the Company during the applicable period beginning upon receipt of PPP Term Note funds, calculated in accordance with the terms of the CARES Act. At this time, management is not in a position to quantify the portion of the PPP Term Note that will be forgiven.

As of June 30, 2020, the balance of this loan was $582,800.

F-41

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Future note payable loan maturities are as follows:

For the years ended June 30:

2021	$256,400
2022	326,400

$582,800

8. DEFINED CONTRIBUTION PLAN

Effective January 1, 2016, the Company established a 401(k) retirement and profit-sharing plan for qualifying employees. Employees can voluntarily elect to contribute to the Plan. The Company contributions to the profit-sharing plan for the six months ended June 30, 2020 and 2019 were $0 and $0, respectively.

9. COMMITMENTS AND CONTINGENCIES

From time to time the Company is subject to compliance audits by federal, state and local authorities relating to a variety of regulations including wage and hour laws, taxes, and workers’ compensation. There are no significant or pending litigation or regulatory proceedings known at this time.

The Company on June 10, 2020, entered into a purchase sale agreement with Hardee Waterbridge, LLC to purchase 226 finished lot in Myrtle Beach SC. This agreement included the payment of $500,000 of earnest money paid on June 30, 2020 which is included in prepaid expense on the balance sheet. The lots are being purchased over a 3-year period with 76 lots in 2020, 75 lot in 2021 and 75 lots in 2022. The company has the option to have the earnest money refunded and not complete the purchase. The company has chosen to exercise this option.

In April of 2020, the Board of Directors approved the purchase of 98 lots zoned for residential real estate development from Olympic Views, LLC. at a purchase price of $35,000 per lot.

On March 24, 2020, the Company entered into an agreement with a national public builder to sell 104 finished lots for $12,538,000 on October 8, 2020. In conjunction with agreement on June 15, 2020 the company received $1,300,000 of nonrefundable earnest money which is included in deferred revenue on the balance sheet.

10. RELATED PARTY TRANSACTIONS

Notes Payable

The Company entered into construction loans with Sound Equity, LLC of which a director and minority shareholder, is a partner. The loans originated between November 2018 and February 2020 all of which have a one-year maturity with interest rates ranging between 8% - 11%. As of June 30, 2020, and December 31, 2019 the company incurred loan origination fees of $0 and $771,700 respectively. These fees are recorded as debt discount and amortized over the life of the loan. The amortization is capitalized to real estate. As of June 30, 2020, and December 31, 2019 there were $108,100 and $402,300 of remaining debt discounts, respectively. As of June 30, 2020, and December 31, 2019 the outstanding loan balances were $9,646,200, and $14,935,100, respectively. The Company incurred interest expense of $603,200 and $249,700 for the six months ended June 30, 2020 and 2019, respectively, which is capitalized to Real Estate.

The Company entered into a construction loan with Olympic Views, LLC of which the Company’s President, owns a 50% interest on April 19, 2019. The loan is $442,000 with an interest rate of 12% and a maturity date of April 19, 2020. The loan is collateralized by a deed of trust on land. The amounts outstanding were $442,000 as of June 30, 2020 and December 31, 2019. The interest expense was $33,200 and $13,300 for the six months ended June 30, 2020 and 2019, respectively, and was capitalized as part of Real Estate. The Company entered into an agreement with Olympic Views, LLC to convert this debt to Stock at the IPO price in July of 2020.

F-42

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Due to Related Party

The Company has a quarry which it uses to process waste materials from the completion of raw land into sellable/buildable lots. The quarry is located on land owned by SGRE, LLC which is 100% owned by the Company’s president. The materials produced by the quarry and sold by the company to others are subject to a 25% commission payable to SGRE, LLC. At June 30, 2020 and December 31, 2019, the commission payable was $46,400 and $0, respectively. The commission expense for six months ended June 30, 2020 and 2019, respectively was $78,300 and $0. Additionally, to the above amounts the Company owed SGRE, LLC $1,100 and $8,100 at June 30, 2020 and December 31, 2019, respectively. These balances were due to SGRE customers incorrectly writing checks to Harbor Materials which were deposited by Harbor Materials. When the errors were discovered they were corrected, and the funds were remitted to SGRE from Harbor Materials. The balances carry no interest and are due on demand.

Land Distribution to Company’s President

In 2019, the Company transferred land and the related mining bond with a book value of $495,500 to an investment company owned by the Company’s president. The Company received $0 in exchange for the property. This was accounted for as a transaction between entities under common control, and as such, the book value of $495,500 was recorded as a distribution to the owner in the statement of stockholders’ Equity (deficit).

11. STOCKHOLDERS’ DEFICIT

Common Stock

(A) Options

The following is a summary of the Company’s option activity:

	Options	Weighted Average Exercise Price
Outstanding – December 31, 2019	264,426	$0.42
Exercisable – December 31, 2019	117,218	$0.42
Granted	33,784	$2.22
Exercised	-	$-
Forfeited/Cancelled	(36,038)	$0.40
Outstanding – June 30, 2020	262,172	$0.65
Exercisable – June 30, 2020	129,508	$0.42

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.40- $2.22	262,172	7.63	$0.65	129,508	$0.42

For the six months ended June 30, 2019, the Company issued no options.

For the six months ended June 30, 2020, the Company issued 33,784 options to a member of the Board of Directors. The options have an exercise price of $2.22 per share, a term of 10 years, and vest on February 7, 2021. The options have an aggregated fair value of approximately $100 that was calculated using the Black-Scholes option-pricing model based on the assumptions discussed above in Note 1 under Stock-Based Compensation.

The Company recognized share-based compensation net of forfeitures related to options of an aggregate of $1,100 and $500 for the three months ended June 30, 2020 and 2019, respectively. The Company recognized share-based compensation net of forfeitures related to options of an aggregate of $1,100 and $3,500 for the six months ended June 30, 2020 and 2019, respectively. As of June 30, 2020, unrecognized share-based compensation was $8,400.

F-43

HARBOR CUSTOM DEVELOPMENT, INC. AND SUBSIDIARIES

D/B/A HARBOR CUSTOM HOMES, INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The intrinsic value for outstanding and exercisable options as of June 30, 2020 and December 31, 2019 were $0, and $0 respectively.

(B) Warrants

The following is a summary of the Company’s warrant activity:

	Warrants	Weighted Average Exercise Price
Outstanding – December 31, 2019	22,524	$0.40
Exercisable – December 31, 2019	22,524	$0.40
Granted	-	-
Exercised	-	-
Forfeited/Cancelled	-	-
Outstanding – June 30, 2020	22,524	$0.40
Exercisable – June 30, 2020	22,524	$0.40

	Options Outstanding			Options Exercisable
Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Weighted Average Exercise Price	Number Exercisable	Weighted Average Exercise Price

$0.40	22,524	9.32	$0.40	22,524	$0.40

For the six months ended June 30, 2020, the Company issued no warrants. As of June 30, 2020, the total intrinsic value of warrants outstanding and exercisable was $0.

12. SUBSEQUENT EVENTS

The Company evaluated the events and transactions subsequent to June 30, 2020, the balance sheet date, in accordance with FASB ASC 855-10-50, through August 11, 2020 which was the date the consolidated financial statements were available to be issued.

F-44

1,766,700 Shares of Common Stock

Harbor Custom Development, Inc.

PROSPECTUS

Sole Book-Running Manager

ThinkEquity

a division of Fordham Financial Management, Inc.

Co-Manager

Aegis Capital Corp.

August 28, 2020

Through and including September 22, 2020 (the 25th day after the date of this offering), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.